UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.            )

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DAVITA INC.
(Name of Registrant as Specified In Its Charter)

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Notice of 2021 Annual Meeting and Proxy Statement

April 23, 2021

Dear Fellow Stockholders:

On behalf of DaVita Inc. ("DaVita" or the "Company") and its Board of Directors (the "Board"), we are pleased to invite you to attend the DaVita Inc. 2021 Annual Meeting of Stockholders (the "Annual Meeting"), which will be held on Thursday, June 10, 2021, at 10:00 a.m. Mountain Time. The attached Notice of Annual Meeting and Proxy Statement will serve as your guide to the business to be conducted at the Annual Meeting and provide details on the virtual meeting.

For DaVita, this past year fixed a spotlight on our teammates’ commitment to care for patients with kidney disease. The ongoing COVID-19 pandemic created challenges that we could never have imagined at the beginning of 2020. These challenges – clinical, operational and financial – led to opportunities for us to harness the strength of our teams and our platforms to support our patients and our community in this time of global crisis. When I reflect on the year, I am inspired by the resilience, creativity and innovation showed by our organization to adapt to the unprecedented and rapidly changing landscape and by the depth of the empathy and commitment of our teams to each other and to the health and safety of our patients.

Over the past year, we took significant steps to enhance our infection control and safety practices and create new processes, such as the early cohorting of patients with suspected or confirmed cases of COVID-19, to ensure that we could continue to provide high-quality care for the more than 240,000 patients who depend on receiving life-sustaining dialysis treatment from us multiple times each week.

Earlier this year, the dialysis community came together with the CDC and federal government to launch a national program to allocate COVID-19 vaccines directly to dialysis providers for the vaccination of end-stage renal disease patients and their front-line caregivers, an important policy by the administration to protect some of the nation’s most vulnerable patients. We continue to work hard to implement this program to help ensure that all of our patients who want to be vaccinated can receive a vaccine as soon as possible. Across the U.S., COVID-19 vaccination rates for Blacks and Hispanics remain well below that of Whites and Asians. We have been able to deploy our care teams, including social workers and dietitians, to engage in one-on-one conversations to address common causes of vaccine hesitancy, with support from our Medical Directors. We believe these efforts, combined with offering patients direct access to the vaccine from a trusted care team and in a convenient site of care, have addressed the challenges with third-party sites, reduced hesitancy rates and improved health equity.

At DaVita we have a long history of investing in the development and well-being of our teammates. Through the pandemic, we increased this investment in caring for our own teammates, including providing tens of millions of dollars in relief payments to eligible teammates, adjusting pay and paid time off practices to better support our teammates and enhancing benefits, including backup child care and free counseling and mental health resources.

While caring for our patients and teammates, we have continued to focus on stewarding resources responsibly to deliver financial results for our stockholders.

Last year at this time, I shared with you how inspiring our 67,000 teammates around the world are, especially our caregiving teammates and physician partners. A year later, I feel even more strongly that our caregivers on the front line of this pandemic are heroes in every sense of the word. I thank them for their selfless service. Their courage, compassion and dedication honor the memory of those we have lost to the pandemic.

Very truly yours,

Javier J. Rodriguez
Director and Chief Executive Officer

April 23, 2021

Dear Fellow Stockholders:

I am proud to serve you as Chair of your Board of Directors and to share our accomplishments of the past year. I must start by acknowledging how proud your Board is of our teammates’ response to the unprecedented and extraordinary challenges presented by the global COVID-19 pandemic. Our caregivers have demonstrated the highest levels of resiliency, perseverance and innovation as they have continued to provide life-sustaining services to our patients.

At DaVita, we are committed to continuing to deliver on strong governance and responsible corporate citizenship, and being responsive to all stakeholders. In particular, I would like to highlight the following ways the Board and management have been working on your behalf.

Thoughtful Approach to Board Composition with a Demonstrated Commitment to Refreshment and Diversity.

Your Board is committed to maintaining a balanced and effective Board with a broad mix of tenure, skills, experience and diversity of backgrounds and viewpoints. In 2020 we appointed two new independent directors to the Board, Shawn Guertin and Paula Price, who add to the richness of experience of your Board. Mr. Guertin is the former Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer of Aetna, Inc., and Ms. Price is the former Executive Vice President and Chief Financial Officer of Macy’s, Inc. In addition, your Board has an average tenure of 8.2 years, and we are proud of the fact that it is comprised of 44% women and 33% people of color.

Ongoing Dialogue with Stockholders through Robust Engagement that Includes Independent Directors.

We believe that engaging with stockholders is fundamental to our commitment to good governance, and since our 2020 Annual Meeting of Stockholders, some combination of management and the Chair of our Compensation Committee met with stockholders representing approximately 64% of DaVita's outstanding shares. Over the past several years, feedback received from these discussions has helped inform changes to our executive compensation program and further improve our disclosures. Some of this year’s enhancements resulting from these discussions include changes to our compensation practices that require above median TSR performance for executives to receive target level PSU vesting and enhancing the linkage between DaVita’s ESG performance and executive pay. In addition, after consideration of feedback from stockholders, we have further enhanced our political and lobbying spending disclosures and have committed to additional semi-annual reporting regarding the company’s political and lobbying spend to begin in July of this year.

Commitment to Corporate Social Responsibility.

The Board’s Nominating and Governance Committee oversees DaVita’s policies and programs related to corporate, environmental and social responsibility. Being a responsible corporate citizen has long been an important principle at DaVita. Since 2008, we have published an annual social responsibility report we call Community Care, highlighting our organization’s and teammates’ contributions and support of the communities in which we live and operate. A shining example of supporting our communities was the decision by our Board and management to return approximately $250 million of CARES Act funding so that government support and funding could be used by those organizations in greater need than us.

In 2019 and 2020, our company surveyed key stakeholders to learn more about what ESG issues matter most to them and also reviewed the Sustainability Accounting Standards Board ("SASB") recommended metrics for health care service providers. Based, in part, on these data sources, our company has identified our top ESG priorities and five key focus areas, and we will be publishing a set of aspirational goals for 2025 across each of the pillars of our ESG program. Furthermore, we recognize that the latest climate science sends a warning that we must dramatically curb temperature rise to avoid the impacts of climate change, and as a company, we want to do our part. Accordingly, we have presented our environmental goals for 2025 and beyond to the Science Based Targets initiative for their review and confirmation that our goals are in alignment with climate science.

In spring 2021, for the first time we will publish our ESG report based on the recommendations from SASB and its material topics for health care service providers. We also published our first report on Diversity and Belonging, disclosing our company’s diversity metrics and a roadmap for delivering our vision of cultivating a diverse organization where everyone belongs.

We are tremendously proud of our ongoing efforts in sustainability and social responsibility. To learn more, I encourage you to read our 2020 Community Care social responsibility report at www.davita.com/communitycare.

In closing, I would like to say a special thank you to our stockholders. We recognize and greatly appreciate the trust and confidence you have placed in us. We will continue to represent your interests through our strong independent oversight of management.

On behalf of your Board of Directors,

Pamela M. Arway
Chair of the Board

Thursday, June 10, 2021
10:00 a.m. Mountain Time
Live Audio Webcast at www.virtualshareholdermeeting.com/DVA2021

The 2021 Annual Meeting of the Stockholders (the "Annual Meeting") of DaVita Inc., a Delaware corporation, will be a virtual-only meeting to be held as a live audio webcast over the Internet at www.virtualshareholdermeeting.com/DVA2021 on Thursday, June 10, 2021 at 10:00 a.m. Mountain Time, for the following purposes, which are further described in the accompanying Proxy Statement:

–	To vote upon the election of the nine director nominees, identified in the accompanying Proxy Statement, to the Board of Directors, each to serve until the Company's 2022 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
–	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021;
–	To approve, on an advisory basis, the compensation of our named executive officers;
–	To consider and vote upon a stockholder proposal regarding political contributions disclosure, if properly presented at the Annual Meeting; and
–	To transact such other business as may properly be brought before the Annual Meeting and any adjournment or postponement thereof by the presiding person of the Annual Meeting.

We will mail, on or about April 23, 2021, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 13, 2021. On the date of mailing of the Notice of Internet Availability of Proxy Materials, the proxy materials will be available free of charge at www.proxyvote.com.

The Notice of Internet Availability of Proxy Materials will identify a toll-free telephone number, an e-mail address and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our 2020 Annual Report to Stockholders, and a form of proxy relating to the Annual Meeting; and information on how to access the form of proxy over the Internet and how to vote. If you virtually attend the Annual Meeting and previously voted via the telephone or Internet voting systems, or mailed your completed proxy card, you may vote during the Annual Meeting if you wish to change your vote in any way.

Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m. Eastern Time on Wednesday, June 9, 2021. Be aware that earlier voting deadlines apply for shares held through the DaVita Retirement Savings Plan. Additional information on voting deadlines and voting instructions are set out in the Proxy Statement under the heading "How to Vote."

We will make a list of stockholders entitled to vote at the Annual Meeting available electronically on the virtual meeting website during the Annual Meeting. In addition, during the ten days prior to the Annual Meeting, you may contact Investor Relations at 1-888-484-7505 to request the list of stockholders entitled to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
June 10, 2021:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual
Report are available at www.proxyvote.com.

By order of the Board of Directors,

Samantha A. Caldwell
Corporate Secretary
April 23, 2021

Proxy Statement Summary

This Proxy Statement summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement before voting. Capitalized terms not otherwise defined in this section are defined later in this Proxy Statement.

Meeting Agenda and Voting Matters

Stockholders will be asked to vote on the following matters at the Annual Meeting:

Items of Business	Board Recommendation	Where to Find More Information
Election of Nine Director Nominees Identified in this Proxy Statement	“FOR” all nominees	Pages 11-16
Ratification of KPMG LLP as our Independent Registered Public	“FOR”	Page 38
Accounting Firm for 2021
Advisory Vote to Approve Executive Compensation	“FOR”	Pages 39-40
Stockholder Proposal Regarding Political Contributions Disclosure	“AGAINST”	Pages 41-44

2020 Financial Performance Summary

We outperformed the high end of the guidance metrics set forth below that were provided to investors in our fourth quarter 2019 earnings release other than with respect to revenue, and we performed at the midpoint of our revenue guidance range.1, 2

2020 Actual Performance vs. External Guidance[3]

2020 Guidance Range
2020 Actual Performance
Adjusted Diluted Earnings Per Share*
(GAAP equivalent $6.39)
$5.75
$6.25
$7.26
Revenue
$11.5B
$11.6B
$11.7B
Adjusted Operating Income Margin
(GAAP equivalent 14.7%)
13.0%
14.0%
15.1%
Implied Adjusted Operating Income
(GAAP equivalent $1.70B)
$1.50B
$1.64B
$1.75B
Free Cash Flow**
(Operating Cash Flow** $2.0B)
$0.6B
$0.8B
$1.2B

* from continuing operations attributable to DaVita

** from continuing operations

We outperformed expectations provided at beginning of year on most metrics despite unknown COVID-19 headwinds when guidance was issued.

____________________

(1) The graphic contains non-GAAP financial measures. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

(2) In 2020, we also met expectations with respect to effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc. and maintained our disciplined approach to capital efficient growth by coming in below the guided range for capital expenditures from continuing operations.

(3) "External Guidance" as presented in the graphic refers to selected 2020 guidance measures provided to investors on February 10, 2020 with our earnings results for the year ended December 31, 2019.

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COVID-19 Response

DaVita has been on the front line of the COVID-19 pandemic, as a caregiving organization that needs to keep its doors open to provide life-sustaining care to its patients. During this time of great challenge, our top priorities continue to be the health, safety and well-being of our patients, teammates and physician partners. To that end, we have dedicated and continue to dedicate substantial resources in response to COVID-19:

COVID-19 Relief for Teammates

Relief payments, primarily to frontline teammates	Free counseling & mental health resources	Access to Paid Time Off (PTO) advances and lifted PTO accrual caps for eligible teammates	Back-up child care

COVID-19 Relief for Patients and Communities

Continued to provide life-sustaining therapy to ~200,000 domestic dialysis patients in the face of the crisis	Enhanced our already-robust infection control processes	Secured appropriate PPE to maintain protocols that meet or exceed CDC guidelines	Provided outpatient dialysis to ~75% of our patients with suspected or confirmed COVID-19 to help reduce burdens on hospitals

Our Board and Governance

The following sets forth a summary of information about our Board of Directors ("Board") and corporate governance program. See "— Board of Directors Information" for additional information about our Board and "—Corporate Governance" for additional information about our corporate governance program.

Independent, Female Board Chair	Three of Four Committee Chairs are Diverse
Pamela Arway	Phyllis Yale	Barbara Desoer	Paul Diaz	Shawn Guertin
Independent	Chair, Nominating &	Chair, Compensation	Chair, Compliance &	Chair, Audit
Board Chair	Governance Committee	Committee	Quality Committee	Committee

2	Notice of 2021 Annual Meeting and Proxy Statement

Board of Directors Snapshot
33%	>95%*	34	7 out of 9**
of director nominees added in last 3 years	overall attendance at Board and Committee meetings in 2020	total meetings in 2020	director nominees are independent

*Director nominees
**Under NYSE Independence Standards

*Diversity and Tenure calculations are as of April 23, 2021.

2020 Stockholder Outreach

Engaging with investors to solicit feedback on matters of interest to them is fundamental to our commitment to good governance. In 2020, we continued our robust year-round stockholder engagement efforts and met with investors representing approximately 64% of our outstanding shares.

Outreach	Engagement	Committee Chair Participation

Key Items Discussed with Stockholders in 2020 and 2021

Corporate Governance	Executive Compensation	Corporate Responsibility
Board Leadership and Succession Planning	Pay-for-Performance	Political Spending Disclosure
Board Tenure and Refreshment	CEO Compensation	Workforce Development and Diversity
Board Diversity	Long-Term Incentive Compensation	Sustainability

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Highlights of Our Executive Compensation Program

Stockholder Feedback Helped Shape 2021 Executive Compensation Program

Stockholder Feedback	DaVita Actions in Response
Quantum and incentive value of the CEO Premium-Priced SSAR Award
●Enhanced Proxy Statement disclosure to clarify that the award is meant to replace five years of grants
●Confirmed that the Board does not intend to make any additional equity grants to the CEO for five years
●Enhanced Proxy Statement disclosure to highlight that the base price is a 20% premium to the 2019 Dutch Auction tender offer clearing price and a 14% premium to the closing price on the day prior to approval of the award by the independent members of the Board
●Pages 53-56

Targets for incentive payouts
●For the 2021 STI Program, the adjusted operating income target for target level payout is $54 million higher than 2020 adjusted operating income, $127 million higher when adjusted for certain items for year-over-year comparability and $50 million higher than the midpoint of our full year 2021 adjusted operating income guidance(1)
●For the 2021 relative TSR dependent PSUs, performance at the 55th percentile (not 50th percentile) is required for target level vesting
●Pages 69-72

(1)

“Adjusted operating income” is a non-GAAP financial measure that represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests and legal accruals. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

CEO 2020 Total Direct Compensation

Our CEO's 2020 Total Direct Compensation, which is defined as salary received during the year, annual cash performance bonus (or short-term incentive) earned for a year (and paid early the following year) and annualized grant date fair market value of long-term incentives (equity) awarded that year, is set forth below. The Annual Long-Term Incentive Award ("Annual LTI Award") shown reflects an annualized value calculated as 20% of the actual grant date fair value of the CEO Premium-Priced SSAR Award because that award is intended to replace five years of long-term incentive awards. For additional details on our CEO's compensation, see "— Compensation Discussion & Analysis — Executive Summary — CEO Premium-Priced SSAR Award."

Base Salary	Annual Cash Award	Annual LTI	Total Direct Compensation
$1,246,154	$3,282,480	$13,699,392	$18,228,026

4	Notice of 2021 Annual Meeting and Proxy Statement

Environmental, Social, Governance ("ESG")

Having ESG as a priority is not new to DaVita. Our Trilogy of Care – Caring for Our Patients, Caring for Each Other, and Caring for Our World – has been at the heart of what we do for more than 15 years.

The Nominating and Governance Committee of DaVita’s Board oversees DaVita’s activities, policies and programs related to ESG. The management ESG Steering Committee provides guidance on strategy and disclosures for our ESG initiatives.

DaVita's ESG Areas of Focus

For more information on our 2025 ESG goals, organized around the following key topics, visit our Community Care website at www.davita.com/communitycare. Website references throughout this Proxy Statement are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this Proxy Statement.

ESG Areas of Focus

Patient Care	Teammate Engagement	Environmental Stewardship	Healthy Communities	Leading with Integrity and Accountability
●Quality of Care ●Patient Experience ●Patient Education ●Health Equity	●Diversity & Belonging ●Teammate Development ●The DaVita Way	●Carbon Emissions Reduction ●Water & Waste Reduction	●Charitable Giving ●Volunteerism	●Compliance, Ethics & Governance ●Data Privacy ●Supply Chain

Patient Care	Diversity and Belonging	Commitment to 100% Renewable Energy
96% of facilities scored 3, 4 or 5 stars in CMS’s Five Star Quality Rating System, more than any other dialysis provider.	As an organization that is 78% women and 54% teammates of color, we are working to ensure strong representation of women and people of color at all levels in our organization.	By 2022, DaVita’s agreements to purchase energy from wind and solar farm developments in Texas are expected to create as much clean energy annually as the amount of electricity we use to operate our U.S. centers.

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Proxy Statement

General Information

We are delivering this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (the “Board”) of DaVita Inc. ("DaVita" or the "Company"), for use at our 2021 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Thursday, June 10, 2021 at 10:00 a.m. Mountain Time. The Annual Meeting will be a live audio webcast available at www.virtualshareholdermeeting.com/DVA2021, where you will be able to attend, vote your shares electronically and submit questions. We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate in our virtual meeting as they would at an in-person meeting.

The proxies solicited for the Annual Meeting will remain valid for use at any meetings held upon adjournment or postponement thereof by the presiding person of the Annual Meeting. The record date for the Annual Meeting is the close of business on April 13, 2021 (the "Record Date"). All holders of record of the Company's common stock ("Common Stock") on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any meetings held upon adjournment or postponement of that meeting by the presiding person of the Annual Meeting.

To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials ("e-proxy notice"), proxy card or voting instruction form. The audio webcast will begin promptly at 10:00 a.m. Mountain Time. Online check-in will begin at 9:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the Annual Meeting log in page at www.virtualshareholdermeeting.com/DVA2021.

If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform beginning at 9:45 a.m. Mountain Time on the meeting day, type your question into the “Ask a Question” field, and click “Submit.” We intend to answer questions submitted by stockholders during the Annual Meeting that comply with the Annual Meeting rules of conduct, which will be posted on the virtual meeting platform.

We are using the "e-proxy" rules adopted by the U.S. Securities and Exchange Commission (the “SEC”) to furnish proxy materials to our stockholders over the Internet. Under the e-proxy rules, the e-proxy notice will be mailed on or about April 23, 2021 to our stockholders of record and beneficial owners of our Common Stock as of the Record Date, in lieu of a printed copy of our proxy materials. We believe using this e-proxy notice model allows us to reduce costs and helps reduce our carbon footprint.

If you receive an e-proxy notice by mail, you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in paper copy. The e-proxy notice provides instructions on how you may access and review our proxy materials, including this Proxy Statement, the accompanying Notice of 2021 Annual Meeting of Stockholders and the Company's 2020 Annual Report to Stockholders, as well as instructions on how you may submit your vote. If you received an e-proxy notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the e-proxy notice.

Whether or not you plan to virtually attend the Annual Meeting, we encourage you to vote prior to the Annual Meeting by telephone, Internet, or by requesting a proxy card to complete, sign, date and return by mail. Voting in advance will help ensure that your shares will be voted at the Annual Meeting.

6	Notice of 2021 Annual Meeting and Proxy Statement

Proxy Statement

Unless you instruct otherwise in your proxy, any proxy that is given and not revoked will be voted at the Annual Meeting:

–	FOR the election of the nine director nominees identified in this Proxy Statement each to serve until the 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting") or until their respective successors are duly elected and qualified;
–	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021;
–	FOR the approval, on an advisory basis, of the compensation of our named executive officers ("NEOs");
–	AGAINST the stockholder proposal regarding political contributions disclosure, if properly presented at the Annual Meeting; and
–	As determined by the proxy holders named in the proxy card in their discretion, with regard to all other matters as may properly be brought before the Annual Meeting and any adjournment or postponement thereof by the presiding person of the Annual Meeting.

Voting Information

Our only voting securities are the outstanding shares of our Common Stock. As of the Record Date, we had approximately 106,612,581 shares of Common Stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at the Annual Meeting. Stockholders are not entitled to cumulate votes. Under the rules of the New York Stock Exchange (“NYSE”), your broker, bank or other nominee may not vote your uninstructed shares in the election of directors and certain other matters on a discretionary basis. Accordingly, brokers holding shares of record for their customers generally are not entitled to vote on these matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. Thus, if you hold your shares in “street name,” meaning that your shares are registered in the name of your broker, bank or other nominee, and you do not instruct your broker, bank or other nominee how to vote, no votes will be cast on your behalf on any proposal other than the proposal for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present at the Annual Meeting or represented by their proxies and entitled to vote at the Annual Meeting hold at least a majority of our shares of Common Stock outstanding as of the Record Date, a quorum will exist for the transaction of business at the Annual Meeting. Stockholders virtually attending the Annual Meeting or represented by proxy at the Annual Meeting who abstain from voting and broker non-votes are counted as present for quorum purposes. We will make a list of stockholders as of the Record Date available electronically during the Annual Meeting on the virtual meeting website, and during the ten days prior to the Annual Meeting you may contact Investor Relations at 1-888-484-7505 to request the list of stockholders as of the Record Date.

How to Vote

Stockholders

Shares of our Common Stock may be held directly in your own name or may be held beneficially through a broker, bank or other nominee in "street name." We have summarized below the distinctions between shares held of record and those owned beneficially.

Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares and we are providing proxy materials directly to you. As the stockholder of record, you have the right to vote online during the Annual Meeting or to grant your voting proxy to the persons designated by us or a person you select.

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in "street name," and you have been provided proxy materials

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from your broker, bank or other nominee who is considered the stockholder of record with respect to the shares. As the beneficial owner, you have the right to direct the broker, bank or nominee on how to vote your shares and are also invited to virtually attend the Annual Meeting. Your broker, bank or nominee is obligated to provide you with a voting instruction form for you to use. This voting instruction form will also include a 16-digit control number that will allow you to access the Annual Meeting audio webcast and vote your shares during the Annual Meeting. For additional information regarding attending and voting at the Annual Meeting, see the information under the heading “—General Information.”

Voting

Whether you hold our shares as a stockholder of record or as a beneficial owner, you may vote before the Annual Meeting. Most stockholders will have a choice of voting through the Internet or by telephone or, if you received a printed copy of the proxy materials, by completing a proxy card or voting instruction form and returning it in a postage-prepaid envelope. Please refer to the instructions below and in the e-proxy notice. If you are a Company employee, or "teammate," who holds shares of Common Stock through the DaVita Retirement Savings Plan (the "401(k) Plan"), certain earlier voting deadlines apply.

Teammate 401(k) Stockholders — If you participate in the 401(k) Plan and you are invested in our Common Stock fund in your account, you may give voting instructions to the 401(k) Plan trustee, Voya Institutional Trust (the "plan trustee"), as to the number of shares of Common Stock equivalent to the interest in our Common Stock fund credited to your account as of the most recent valuation date coincident with or preceding the Record Date. The plan trustee will vote your shares in accordance with your instructions received by June 7, 2021 at 11:59 p.m. Eastern Time. You may also revoke previously given voting instructions by June 7, 2021 at 11:59 p.m. Eastern Time, by filing with the plan trustee either written notice of revocation or a properly completed and signed voting instruction form bearing a later date. If you do not send instructions for a proposal, the plan trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

Changing Your Vote — If you are a stockholder of record or beneficial owner, you may change your vote at any time prior to the applicable voting deadline with your 16-digit control number. If you virtually attend the Annual Meeting you will also be given the opportunity to vote or change your vote during the Annual Meeting through the virtual meeting platform at: www.virtualshareholdermeeting.com/DVA2021.

Through the Internet

Prior to the Annual Meeting, you may vote through the Internet by going to www.proxyvote.com and following the instructions. You will need to have the e-proxy notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction form, available when voting through the Internet. If you want to vote through the Internet, you must do so prior to 11:59 p.m., Eastern Time, on Wednesday, June 9, 2021. If you vote through the Internet, you do not need to return a proxy card.

During the Annual Meeting, you may vote through the Internet by following the instructions at www.virtualshareholdermeeting.com/DVA2021. You will need to have your e-proxy notice, proxy card or voting instruction form available when you access the virtual Annual Meeting web page.

By Telephone

You may vote by touch tone telephone by calling 1-800-579-1639. You will need to have your e-proxy notice, or if you received a printed copy of the proxy materials, your proxy card or voting instruction form, available when voting by telephone. If you want to vote by telephone, you must do so prior to 11:59 p.m., Eastern Time, on Wednesday, June 9, 2021. If you vote by telephone, you do not need to return a proxy card.

By Mail

If you are a beneficial owner, you may vote by mail by signing and dating your voting instruction form provided by your broker, bank or nominee and mailing it in a postage-prepaid envelope. If you are a stockholder of record and you received a printed copy of our proxy materials, you may vote by signing and dating your proxy card and mailing it in a postage-prepaid envelope. If you are a stockholder of record and received the e-proxy notice, in order to obtain a proxy card, please follow the instructions on the e-proxy notice. If you want to vote by mail, the proxy card or voting instruction form must be received prior to 11:59 p.m. Eastern Time, on Wednesday, June 9, 2021.

8	Notice of 2021 Annual Meeting and Proxy Statement

Proxy Statement

Votes Required for Proposals

The table below details the proposals to be voted on at the Annual Meeting, the Board's recommendation on how to vote on each proposal, the votes required to approve each proposal and the effect of abstentions and broker non-votes.

Proposal	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non- Votes*
Proposal 1: Election of the nine director nominees identified in this Proxy Statement to serve until our 2022 Annual Meeting.	For, Against or Abstain for each nominee	FOR each nominee	Majority of votes cast with respect to each nominee	No effect	No effect
Proposal 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021.	For, Against or Abstain	FOR	Majority of shares represented virtually or by proxy and entitled to vote	Treated as votes Against	Brokers have discretion to vote
Proposal 3: Approval, on an advisory basis, of the compensation of our NEOs.	For, Against or Abstain	FOR	Majority of shares represented virtually or by proxy and entitled to vote	Treated as votes Against	No effect
Proposal 4: Stockholder proposal regarding political contributions disclosure.	For, Against or Abstain	AGAINST	Majority of shares represented virtually or by proxy and entitled to vote	Treated as votes Against	No effect

*	See "Voting Information" for additional information on broker non-votes.

Proxy Solicitation Costs

The Company pays the cost of preparing, assembling, printing and mailing to our stockholders the e-proxy notice, this Proxy Statement and the accompanying Notice of Annual Meeting, and the Annual Report to Stockholders, as well as the cost of our solicitation of proxies relating to the Annual Meeting. We may request banks and brokers to solicit their customers who beneficially own our Common Stock. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses relating to these solicitations. We have also retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $16,000, plus reimbursement for all reasonable out-of-pocket expenses incurred during the solicitation. MacKenzie and our officers, directors and teammates may supplement the original solicitation by mailing of proxies, by telephone, e-mail and personal solicitation. We have agreed to indemnify MacKenzie against liabilities and expenses arising in connection with the proxy solicitation unless caused by MacKenzie’s gross negligence, willful misconduct or bad faith.

9

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of Common Stock who share a single address may receive only one copy of the e-proxy notice and, as applicable, an Annual Report to Stockholders and Proxy Statement (collectively, the "Proxy Materials"), unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs for DaVita. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the Proxy Materials, they should notify their broker. Beneficial owners sharing an address to which a single copy of the Proxy Materials was delivered can also request prompt delivery of a separate copy of the Proxy Materials by contacting Investor Relations at the following address or phone number: DaVita Inc., Attn: Investor Relations, 2000 16th Street, Denver, Colorado 80202, 1-888-484-7505. Additionally, stockholders who share the same address and receive multiple copies of the Proxy Materials can request a single copy by contacting us at the address or phone number above.

10	Notice of 2021 Annual Meeting and Proxy Statement

Proxy Statement

Proposal 1 Election of Directors

At the Annual Meeting stockholders will elect nine directors each to serve until the 2022 Annual Meeting or until their respective successors are duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal.

Voting Standard for Director Elections

The Amended and Restated Bylaws of the Company (the "Bylaws") require that each director be elected by the majority of votes cast by the holders of shares present virtually or represented by proxy and entitled to vote thereon in uncontested elections. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of shares represented virtually or by proxy at any such meeting and entitled to vote thereon. If a nominee for director who served as a director prior to the annual election is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board, and the Nominating and Governance Committee will make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days (or, if so extended by the Board in certain circumstances, within 180 days) from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive a majority of votes cast in an uncontested election at the Annual Meeting, the nominee is not elected to the Board. All 2021 nominees are currently serving on the Board.

Director Nominees

After a thorough evaluation and assessment, upon the Nominating and Governance Committee's recommendation, the Board has re-nominated Pamela M. Arway, Charles G. Berg, Barbara J. Desoer, Paul J. Diaz, John M. Nehra, Javier J. Rodriguez, and Phyllis R. Yale, and nominated Shawn M. Guertin and Paula A. Price, for election as directors. Please see the section titled “Corporate Governance — Selection of Directors” below for more information about the nomination process.

None of the director nominees has any family relationship with any other nominee or with any of our executive officers and no arrangement or understanding exists between any nominee and any other person or persons pursuant to which a nominee was or is to be selected as a director or nominee. Seven of the nine director nominees are independent under the NYSE listing standards (the "NYSE Independence Standards"). Please see the section titled “Corporate Governance — Director Independence” below for more information. Each director nominee has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected.

Proxies

Unless a stockholder has made a contrary direction via its proxy, the persons named as proxies in the accompanying proxy have advised us that at the Annual Meeting they intend to vote the shares covered by the proxies for the election of each of the director nominees named above. If any director nominee is unable or unwilling to serve, the persons named as proxies may vote for the election of the substitute nominee that the Board may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of director nominees named above.

11

Board of Directors Information

A biography of each director nominee, current as of April 23, 2021, setting forth his or her age, and describing his or her business experience during the past five years, including other prior relevant business experience, is presented below.

Former President of the Japan, Asia-Pacific, Australia Region, American Express International, Inc.

Director Since: 2009
Independent

Board Chair Since: 2020

Committee Service: Compensation Committee; Nominating and Governance Committee

Other Public Company Boards:
—The Hershey Company (NYSE: HSY)
—Iron Mountain Inc. (NYSE: IRM)

Pamela M. Arway, 67, served as the President of the Japan, Asia-Pacific, Australia region for American Express International, Inc., a global payment services and travel company from 2005 to 2008. Ms. Arway joined the American Express Company in 1987, and subsequently served in various capacities, including as Chief Executive Officer ("CEO") of American Express Australia Limited from 2004 to 2005 and as Executive Vice President of Corporate Travel, North America from 2000 to 2004. Prior to her retirement in October 2008, she also served as advisor to the American Express Company’s Chairman and CEO. Since May 2010, Ms. Arway has been a member of the Board of Directors of The Hershey Company, a chocolate and confectionery company, and since March 2014, Ms. Arway has been a member of the Board of Directors of Iron Mountain Incorporated, an enterprise information management services company. Ms. Arway brings significant leadership experience as a global executive, with extensive management experience in the areas of marketing, international business, finance and government affairs. With her service as a director on the boards of other large public companies, Ms. Arway also brings significant experience in corporate governance and executive compensation related matters.

Former Executive Chair, DaVita Medical Group Director Since: 2007 Committee Service: Compliance and Quality Committee
Charles G. Berg, 63, served as Executive Chair of DaVita Medical Group ("DMG"), DaVita's former integrated healthcare business, from November 2016 until December 2017. From 2008 to 2013, Mr. Berg served as Executive Chairman of WellCare Health Plans, Inc. (“WellCare”), a provider of managed care services for government-sponsored healthcare programs. Mr. Berg served as Non-Executive Chairman of the Board of Directors of WellCare from January 2011 until his retirement in May 2013. From January 2007 to April 2009, Mr. Berg was a Senior Advisor to Welsh, Carson, Anderson & Stowe, a private equity firm. From April 1998 to July 2004, Mr. Berg held various executive positions, including Executive Vice President - Medical Delivery, President and Chief Operating Officer ("COO") with Oxford Health Plans, Inc. (“Oxford”), a health benefit plan provider. He was the CEO when Oxford was acquired by UnitedHealth Group. He then became an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business. Mr. Berg also currently serves as a member of the Operating Council & Senior Advisory Board of Consonance Capital Partners, a private equity firm. Mr. Berg is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

12	Notice of 2021 Annual Meeting and Proxy Statement

Proxy Statement

Former Chief Executive Officer, Citibank, N.A.

Director Since: 2015
Independent

Committee Service: Compensation Committee, Chair; Compliance and Quality Committee

Other Public Company Boards:
—Citigroup Inc. (NYSE: C)

Barbara J. Desoer, 68, served as the CEO and a member of the Board of Directors of Citibank, N.A., a wholly owned subsidiary of Citigroup, Inc., a diversified global financial services company, both positions she held from April 2014 through April 2019, and COO of Citibank, N.A. from October 2013 to April 2014. Prior to Citibank, N.A., Ms. Desoer spent 35 years at Bank of America, a diversified global financial services company, most recently as President, Bank of America Home Loans, where she led the integration of Countrywide, the largest mortgage originator and servicer in the United States. In previous Bank of America roles, Ms. Desoer served as a Global Technology & Operations executive, an international market-focused position leading teams in the United Kingdom, Asia and Latin America, and President, Consumer Products. Since April 2019, Ms. Desoer has served as Chair of Citibank, N.A. and as a member of the Board of Directors of Citigroup, Inc. She serves on the Board of Visitors at the University of California at Berkeley and on the Advisory Board of InStride. Ms. Desoer also has served on the board of directors of various non-profit and privately held corporations. Ms. Desoer is an experienced business leader with extensive management and international experience, and brings a deep understanding of regulated businesses.

President and Chief Executive Officer, Myriad Genetics, Inc.

Director Since: 2007
Independent

Committee Service: Compliance and Quality Committee, Chair; Compensation Committee

Other Public Company Boards:
—Myriad Genetics, Inc. (NASDAQ: MYGN)

Paul J. Diaz, 59, has served as the President, CEO and member of the Board of Directors for Myriad Genetics, Inc., a molecular diagnostic company since August 2020. From September 2017 to August 2020, Mr. Diaz was a Partner at Cressey & Company LP, a private equity firm focused exclusively on investing in and building health care businesses, and currently serves as a Partner Emeritus and a member of its Distinguished Executive Council. Since August 2014, Mr. Diaz has served as a Partner at Guidon Partners LP, a private investment partnership. He served as Executive Vice Chairman of Kindred Healthcare, Inc. (“Kindred”), a post-acute provider in the United States, which includes transitional care and rehabilitation hospitals, sub-acute units, and home healthcare and hospice agencies, from March 2015 to March 2016, CEO from January 2004 to March 2015, President from January 2002 to May 2012 and COO from January 2002 to December 2003. Prior to joining Kindred, Mr. Diaz was the Managing Member of Falcon Capital Partners, LLC, a private investment and consulting firm, and from 1996 to July 1998, Mr. Diaz served in various executive capacities, including as Executive Vice President and COO, with Mariner Health Group, Inc., a national provider of long-term care facilities, rehabilitation services and institutional pharmacies. Mr. Diaz serves on the Board of Trustees of Johns Hopkins Medicine. Mr. Diaz formerly served on the Board of Directors of PharMerica Corporation, Kindred, the Federation of American Hospitals and the Bloomberg School of Public Health at John Hopkins University. Mr. Diaz is an experienced business leader with significant experience in the healthcare industry and brings a deep understanding of the operational, financial and regulatory aspects of our industry and business.

13

Former Executive Vice President, Chief Financial Officer and Chief Enterprise Risk Officer, Aetna, Inc.

Director Since: 2020
Independent

Committee Service: Audit Committee, Chair; Nominating and Governance Committee

Other Public Company Boards:
—TriNet Group, Inc. (NYSE: TNET)

Shawn M. Guertin, 57, served in various roles during his tenure at Aetna, Inc. ("Aetna"), a diversified health care benefits company, including as Executive Vice President, Chief Financial Officer ("CFO") and Chief Enterprise Risk Officer from January 2014 to May 2019 and as Senior Vice President, CFO and Chief Enterprise Risk Officer from February 2013 to January 2014, where he oversaw a period of significant growth, leading to Aetna’s eventual merger with CVS Health Corporation. He also served as Head of Business Segment Finance at Aetna from April 2011 to February 2013. Prior to joining Aetna, from 1998 to 2011, Mr. Guertin served in various roles at Coventry Health Care, Inc. ("Coventry"), a diversified managed healthcare company, including as CFO and Treasurer. Prior to Coventry, Mr. Guertin held various leadership positions at The Travelers and UnitedHealthcare. Since January 2020, Mr. Guertin has served on the Board of Directors of TriNet Group, Inc., a leading provider of comprehensive human resources solutions. Mr. Guertin is an experienced business leader with significant experience in the healthcare industry and brings a deep understanding of the operational, financial and regulatory aspects of our industry and business.

Former General Partner, New Enterprise Associates Director Since: 2000 Independent Committee Service: Audit Committee; Compensation Committee
John M. Nehra, 72, was, from 1989 until his retirement in August 2014, affiliated with New Enterprise Associates (“NEA”), a venture capital firm, including, from 1993 until his retirement, as General Partner of several of its affiliated venture capital limited partnerships. After his retirement in August 2014, Mr. Nehra remained a retired Special Partner with NEA and continued serving on the board of directors of a number of NEA’s portfolio companies. Mr. Nehra also served as Managing General Partner of Catalyst Ventures, an affiliate of NEA, from 1989 to 2013. Mr. Nehra is an experienced business leader with approximately 45 years of experience in investment banking, research and capital markets and he brings a deep understanding of our business and industry through his nearly 21 years of service as a member of the Board as well as significant experience in the healthcare industry through his involvement with NEA’s healthcare-related portfolio companies.

14	Notice of 2021 Annual Meeting and Proxy Statement

Proxy Statement

Former Executive Vice President and CFO, Macy's Inc.

Director Since: 2020
Independent

Committee Service: Audit Committee; Compliance and Quality Committee

Other Public Company Boards:
—Bristol-Myers Squibb Company (NYSE: BMY)
—Accenture plc (NYSE: ACN)
—Western Digital Corporation (NASDAQ: WDC)

Paula A. Price, 59, most recently served as an advisor to Macy's Inc., an omni-channel retailer of merchandise, from June 2020 to November 2020, and as Executive Vice President and CFO from July 2018 to May 2020. From 2014 to 2018, Ms. Price was a full-time senior lecturer at Harvard Business School in the Accounting and Management department. From 2009 to 2014, Ms. Price served as Executive Vice President and CFO of Ahold USA, a U.S. grocery retailer. From 2006 to 2008, Ms. Price was Senior Vice President, Controller and Chief Accounting Officer ("CAO") at CVS Caremark Corporation. Earlier in her career, Ms. Price was the CFO of the Institutional Trust Services division of JPMorgan Chase & Co. and also held senior management positions at Prudential Insurance Co. of America, Diageo plc, Kraft Foods Inc., and Sears Roebuck & Company. A certified public accountant, she began her career at Arthur Andersen & Co. Since September 2020, Ms. Price has served as a member of the Board of Directors of Bristol-Myers Squibb Company, a global biopharmaceutical company ("Bristol-Myers"), and since May 2014, has been a member of the Board of Directors of Accenture plc, a professional services company. Ms. Price also rejoined the Board of Directors of Western Digital Corporation, a developer, manufacturer and provider of data storage devices and solutions, in June 2020 after serving on its Board of Directors from 2014 to 2019. She also previously served as a director of Dollar General Corporation, a large U.S. discount retailer, from 2014 to 2018. Ms. Price brings significant leadership experience in the areas of accounting, finance, general management and strategy, as well as an understanding of the healthcare industry. With her service as a director on the boards of other large public companies, Ms. Price also brings significant experience in corporate governance and executive compensation related matters.

Chief Executive Officer, DaVita Inc. Director Since: 2019 Other Public Company Boards: —Gilead Sciences, Inc. (NASDAQ: GILD)
Javier J. Rodriguez, 50, has served as our CEO since June 2019. From March 2014 until June 2019, he served as the CEO of DaVita Kidney Care. Since joining the Company in 1998, Mr. Rodriguez has served in a number of different capacities. From February 2012 to March 2014, he served as our President. From April 2006 through February 2012, he served as our Senior Vice President. Before that, from 2000 to 2006 he served as a Vice President of Operations and Payor Contracting. Mr. Rodriguez joined the Company in 1998 as a Director of Value Management. Prior to joining the Company, Mr. Rodriguez worked for Baxter Healthcare Corporation in Finance from 1995 to 1996. He also previously served as Director of Operations for CBS Marketing Inc. in Mexico City. Since June 2020, Mr. Rodriguez has been a member of the Board of Directors of Gilead Sciences, Inc., a research-based pharmaceutical company. Mr. Rodriguez provides extensive knowledge of our industry, business, regulatory environment and operations as well as significant executive leadership and management experience.

15

Advisory Partner, Bain & Company, Inc.

Director Since: 2016
Independent

Committee Service: Nominating and Governance Committee, Chair; Compliance and Quality Committee

Other Public Company Boards:
—Bristol-Myers Squibb Company (NYSE: BMY)

Phyllis R. Yale, 63, has been an Advisory Partner with Bain & Company, Inc. (“Bain”), a global management consulting firm, since July 2010. Ms. Yale was a Partner with Bain from 1987 to July 2010, and was a leader in building Bain’s healthcare practice. In her role at Bain, Ms. Yale works with healthcare payors, providers, and medical device companies, and frequently advises the world’s leading private equity firms on their investments in the healthcare sector. She has served as a member of the board of directors of several public and private companies in the healthcare sector, and since November 2019 has served as a member of the Board of Directors of Bristol-Myers. Ms. Yale previously served as Chair of the Board of Directors of Kindred and Chair of Blue Cross Blue Shield of Massachusetts, and has been on the board of directors of various other public, non-profit and privately held corporations. Ms. Yale has a deep knowledge base and experience in several aspects of the healthcare industry, including corporate strategies, marketing and cost and quality management, as well as mergers and acquisitions.

The Board recommends a vote FOR the election of each of the named nominees as directors.

16	Notice of 2021 Annual Meeting and Proxy Statement

Corporate Governance

The general corporate governance framework for the Company is set by its Bylaws, Corporate Governance Guidelines, the charters for each of the Board’s Committees, the Code of Ethics and the Code of Conduct. Each of these governance documents is available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.

Corporate Governance Highlights and 2021 Updates

The Board believes that strong corporate governance is key to long-term stockholder interests. The Board monitors evolving governance standards and regularly seeks stockholder feedback on these topics. In early 2021, the Board approved certain updates to our corporate governance program. Some key features of the Company’s program, incorporating recent updates, include:

✓	Annual election of all directors.

✓

Proxy access. Our Bylaws permit qualifying stockholders or groups of qualifying stockholders who have continuously owned at least 3% of the Company’s Common Stock for at least three consecutive years to use management’s proxy materials to nominate a number of director candidates not to exceed the greater of two or 20% of the number of directors then in office, subject to reduction in certain circumstances.

✓

Robust year-round stockholder engagement, including regular engagement with independent directors. We maintain a practice of routinely meeting with our stockholders in a number of forums to encourage an ongoing, meaningful dialogue on corporate governance, executive compensation and social responsibility matters, as well as other items of interest to our stockholders. Throughout 2020, management (and certain independent members of the Board, as applicable) met with stockholders representing approximately 64% of the Company's outstanding shares.

✓	Stockholder right to call special meetings of stockholders at 10% ownership threshold.

✓	No stockholder rights plan/poison pill.

✓	Robust code of conduct. DaVita is committed to operating its business with honesty and integrity and maintaining the highest level of ethical conduct.

✓	Independent non-executive chair. Pamela Arway has served as the Company’s Board Chair since June 1, 2020, putting DaVita among the 4% of S&P 500 companies with a female, non-employee director serving in such a role.[1]

✓	Independent advisors. Each Board Committee has the authority to retain independent advisors.

✓	Majority vote standard in uncontested elections.

✓	Robust stock ownership guidelines for senior executives and directors that link the interests of management and the Board with those of stockholders.

✓	Commitment to corporate social responsibility practices.

✓	Significant risk oversight practices.

✓	Robust Board oversight over the Company's political and lobbying expenditures. In 2021, the Board approved changes to the Company's Policy Relating to Political and Lobbying Expenditures to further enhance disclosure of the Board's oversight over the Company's political spending initiatives. In addition, the Company will publish a semi-annual report, beginning July 2021, which will include significant disclosure enhancements with respect to the Company's political and lobbying expenditures.

1 2020 Spencer Stuart Board Index

17

Selection of Directors

The Nominating and Governance Committee, in coordination with the Board, identifies, evaluates and recommends candidates to fill Board vacancies or to stand for election to the Board by the Company’s stockholders.

The Nominating and Governance Committee considers a number of factors and assesses the overall mix of qualifications, individual characteristics, experience level, and diverse perspectives and skills that are most beneficial to our Company. The Nominating and Governance Committee also seeks to ensure an appropriate mix of tenures of the directors, taking into account the benefits of having longer tenured directors in providing greater Board stability and ensuring continuity, as well as the benefits of having shorter tenured directors who can provide fresh perspectives and viewpoints.

In 2021, the Board approved changes to the Company’s Corporate Governance Guidelines, including:

–	Commitment to maintaining the average tenure of independent directors to be no longer than 12 years; and
–	If at the time of a director search, the combined gender and ethnic/racial diversity of the Board is below 50%, then at least two of the final candidates considered by the Nominating and Governance Committee for nomination for election to the Board shall be members of an underrepresented group.

Board Diversity

Our Board values diversity, taking into consideration not only racial, ethnic and gender diversity, but also the mix of qualifications of our directors including tenure, experience levels and types of experience, including both industry and subject matter expertise. We believe that a Board that collectively reflects a diversity of background and experience enhances the Board's effectiveness. Pamela Arway has served as the Company’s Board Chair since June 1, 2020, putting DaVita among the 4% of S&P 500 companies with a female, non-employee director serving in such a role.1

1 2020 Spencer Stuart Board Index

Independent, Female Board Chair	Three of Four Committee Chairs are Diverse
Pamela Arway	Phyllis Yale	Barbara Desoer	Paul Diaz	Shawn Guertin
Independent Board Chair	Chair, Nominating & Governance Committee	Chair, Compensation Committee	Chair, Compliance & Quality Committee	Chair, Audit Committee

18	Notice of 2021 Annual Meeting and Proxy Statement

Corporate Governance

Stockholder Director Recommendations

The Nominating and Governance Committee will consider nominees for director recommended by stockholders upon submission in writing to our Corporate Secretary of the names and qualifications of such nominees at the following address: Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. The Nominating and Governance Committee will evaluate candidates based on the same criteria regardless of whether the candidate was recommended by the Company or a stockholder.

Director Nominees

The Nominating and Governance Committee has recommended the nine candidates named in this Proxy Statement standing for election at the Annual Meeting. We believe that our Board reflects an effective mix of tenure, skills, experience and diversity. Ms. Price and Mr. Guertin, who were appointed as members of the Board in August and September 2020, respectively, were recommended to the Nominating and Governance Committee by a third-party executive search firm.

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction. The following chart summarizes some of the competencies represented by the director nominees as of April 23, 2021. The details of each director nominee's competencies are included in each director's profile under the section titled "— Board of Directors Information."

Experience and Skills
Risk Management
Accounting/Financial
Gov’t/Regulatory/Public Policy
CEO Experience
International
Public Co. Board Experience
Healthcare

19

Annual Board and Committee Evaluations

The Board is committed to continuous improvement and annual self-evaluations are an important tool to that end. In 2020, we enhanced our Board and Committee evaluation process to include both written questionnaires and live interviews with directors on a rotating cycle, an overview of which is set forth below.

Overview

Rotating cycle with anonymous written evaluations each year and live interviews with each director every other year, which includes individual director evaluations

Process is overseen by the Nominating and Governance Committee

Evaluate & Assess

Directors provide feedback regarding performance and effectiveness

Review

The Board reviews the results, including in executive session

The Chair of the Board speaks with each member of the Board for one-on-one discussion, as appropriate

Incorporate Feedback

Follow-up items are addressed at subsequent Board or Committee meetings, as appropriate, and Committee actions are reported back to the full Board

The Nominating and Governance Committee considers the effectiveness of the self-evaluation process

Director Independence

Under the listing standards of the NYSE, a majority of the members of the Board must satisfy the NYSE Independence Standards. No director qualifies as independent under the NYSE Independence Standards unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In 2021, the Board approved enhancements to the Company's Corporate Governance Guidelines, one of which requires that at least two-thirds of the members of the Board satisfy the NYSE Independence Standards and certain additional independence standards discussed in detail below and included in the Company's Corporate Governance Guidelines (the "Additional Independence Standards").

The Board evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis as needed to consider changes in employment, relationships and other factors. The Board evaluates the nature of any executive officer’s or director’s personal investment interest in director-affiliated entities (active or passive), the level of involvement by the director or executive officer as a partner in any such director-affiliated entities, any special arrangements or relationships between the parties that would lead to a personal benefit, any personal benefits derived as a result of business relationships with the Company, any other personal benefit derived by any director or executive officer as a result of the disclosed relationships or any other relevant factors.

Under the NYSE Independence Standards, a director is deemed not independent if the director is or has been employed by the Company within the last three years or if the director has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees. Under the Additional Independence Standards, a director is deemed not independent if (i) within the last four calendar years, (a) the director was an employee of the Company or one of its wholly-owned subsidiaries or (b) an immediate family member of the director was an executive officer of the Company, (ii) the director, during the current calendar year or any of the three immediately preceding calendar years has been paid by the Company more than $120,000 in compensation for services, other than for services rendered as a director, or (iii) the director is employed as an executive officer of another public company on whose board of directors any of the Company’s current executive officers serve.

20	Notice of 2021 Annual Meeting and Proxy Statement

Corporate Governance

The Board has determined that all of the director nominees, other than Messrs. Rodriguez and Berg, as well as each individual who served as a director at any time during 2020, other than Mr. Thiry, are independent under the NYSE Independence Standards.

Mr. Berg was employed by the Company from November 1, 2016 through December 15, 2017, and in 2019, received a one-time cash payment upon the closing of the sale of the Company's DMG business. Although Mr. Berg has not been employed by the Company within the last three years, he is not currently deemed independent under the NYSE Independence Standards or the Additional Independence Standards because of the one-time payment.

Mr. Rodriguez is not deemed independent under the NYSE Independence Standards or the Additional Independence Standards because he is employed as the Company's CEO.

For the duration of his service on the Board during 2020, Mr. Thiry was not deemed independent because of his concurrent employment as the Company's Executive Chairman.

Change in Status

Our Corporate Governance Guidelines require the Board to evaluate the appropriateness of the director’s continued service on the Board in the event that the director retires from his or her principal job, changes his or her principal job responsibility or experiences a significant event that could negatively affect his or her service to the Board. In such event, the Corporate Governance Guidelines provide that the impacted director shall promptly submit his or her resignation to the Board Chair. The members of the Board, excluding the impacted director, will determine whether such director’s continued service on the Board is in the best interests of our stockholders and will decide whether or not to accept the resignation of the director. In addition, the Corporate Governance Guidelines provide that prior to accepting an invitation to serve on the board of directors of another public company, a director must advise the Board Chair, so that the remaining members of the Board may evaluate any potential conflicts of interest.

21

Leadership Structure and Meetings of Independent Directors

Effective June 1, 2020, the Board appointed Pamela M. Arway, an independent director and member of the Board since May 2009, to serve as the Board Chair. The Board believes that Ms. Arway’s breadth of experience and depth of knowledge gained during her career and her tenure on our Board are highly beneficial to the Board Chair role.

As the Board Chair, Ms. Arway:

–	Serves as the liaison between management and the independent directors
–	Approves meeting agendas for the Board
–	Approves meeting schedules, and presides at all meetings of the Board, including executive sessions of independent directors
–	Facilitates discussions outside of scheduled Board meetings among the independent directors on key issues, as appropriate
–	Has the authority to call meetings of the Board and the independent directors and, if requested by major stockholders, makes herself available for consultation and direct communication with them, as appropriate
–	Oversees the function of our Board committees, each of which has an independent Chair

The Board believes that this leadership structure is appropriate for the Company at this time because it allows for independent oversight of management, increases management accountability, and encourages an objective evaluation of management’s performance relative to compensation. The independent directors evaluate the Board’s leadership structure, typically on an annual basis.

22	Notice of 2021 Annual Meeting and Proxy Statement

Corporate Governance

Succession Planning

Management

The Board oversees management succession planning and the development of executive talent. The Board believes that management succession planning should be done in consultation with the CEO and that the full Board should have oversight of the succession planning process.

As part of this process, the CEO provides the Board with recommendations for potential successors for the position of CEO and other key senior management positions, and reviews development plans for potential succession candidates with the Board. The Board engages directly with potential succession candidates and regularly reviews short- and long-term as well as emergency succession plans for the CEO and other senior management positions.

Board

The Board also regularly considers its own composition, succession plans and refreshment efforts. Discussion of these topics is an important part of the annual Board evaluation process. When considering director succession planning, the Nominating and Governance Committee and the Board take into account, among other things, the current and expected needs of the Board and the Company in light of the overall composition of the Board towards achieving a balance of the skills, experience, diverse attributes and tenure that are viewed to be essential to the Board’s oversight role.

Our Corporate Governance Guidelines include a mandatory retirement age whereby a director who has reached the age of 75 shall not be re-nominated to our Board at the next Annual Meeting of Stockholders; however, the Nominating and Governance Committee may recommend, and the Board may approve, the nomination for reelection of a director at or after the age of 75, if, in light of all the circumstances, the Board determines it to be in the best interests of the Company and its stockholders. In 2021, the Board also approved an enhancement to the Company’s Corporate Governance Guidelines to support Board refreshment, which requires that the average tenure of independent directors, as determined in accordance with the NYSE Independence Standards, shall be no longer than 12 years.

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Environmental, Social and Governance Approach

We strive to be a community first and a company second. Our environmental, social, and governance ("ESG") practices include how we care for our patients; how we support our teammates to grow and develop in a workplace where everyone belongs; and how we engage with our local communities and promote environmental stewardship through projects and initiatives in our community.

ESG Governance: The Nominating and Governance Committee oversees DaVita’s activities, policies and programs related to corporate environmental and social responsibility:

–	Our newly created management ESG Steering Committee regularly reports to the Nominating and Governance Committee and gives the full Board an ESG update on no less than an annual basis
–	The management ESG Steering Committee provides guidance on strategy and disclosures for our ESG initiatives
–	The committee is comprised of leaders from across the business who represent various perspectives and stakeholders, and its objective is to align ESG strategy across the Company
–	We have also recently realigned our ESG framework to integrate our social responsibility efforts within the most applicable business lanes, appointing a head of ESG to coordinate

ESG Strategy

ESG Issues and Stakeholder Engagement: In 2019 and 2020, we surveyed key stakeholders to learn more about what issues matter most to them and also reviewed the Sustainability Accounting Standards Board ("SASB") recommended metrics for health care service providers. Informed by these data sources, we have identified our key ESG issues and focus areas:

ESG Areas of Focus

Patient Care	Teammate Engagement	Environmental Stewardship	Healthy Communities	Leading with Integrity and Accountability
●Quality of Care ●Patient Experience ●Patient Education ●Health Equity	●Diversity & Belonging ●Teammate Development ●The DaVita Way	●Carbon Emissions Reduction ●Water & Waste Reduction	●Charitable Giving ●Volunteerism	●Compliance, Ethics & Governance ●Data Privacy ●Supply Chain

In 2021, we plan to publish our first ESG report based on the recommendations from SASB and its material ESG topics for health care service providers.

2025 ESG Goals: To demonstrate our commitment to our ESG issues, we have set aspirational goals in each category for 2025. These goals will be available this spring on our Community Care website at www.davita.com/communitycare. In the process of setting these goals, we worked with key stakeholders across the Company to determine objective metrics, leveraging external reporting frameworks, such as SASB, and science-based goals when possible, as further described below. These goals represent our ongoing commitment to advancing corporate citizenship initiatives. While we recognize that it may be difficult to achieve many of these goals during the desired timeframes, we believe there is value in striving for these goals.

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Corporate Governance

Alignment with Science-Based Targets Initiative: At DaVita, we utilize a science-based approach to reduce our greenhouse gas emissions and overall environmental footprint. We recognize that the latest climate science sends a warning that we must dramatically curb temperature rise to avoid the impacts of climate change, and as a company, we are committed to doing our part. We have introduced our environmental goals for 2025 and beyond to the Science Based Targets initiative for review and approval that our goals are in alignment with climate science.

2020 ESG Initiatives:

COVID-19 Response: Throughout the global COVID-19 pandemic, which began in 2020, caring for our DaVita patients, teammates and physician partners became more important than ever. The safety and health of patients and teammates has continued to be our top priority. Our more than 50,000 front-line healthcare heroes who work in our dialysis clinics continued to provide life-sustaining care for our patients, despite the challenges that the pandemic presented. DaVita and its executive leadership team hold regular calls relating to our COVID-19 response that are open to all teammates. In addition to sharing updated information on the calls, there is dedicated time for teammates to ask questions and share direct feedback. This helps Company leadership continue to hone in on the support its teammates need throughout this time of rapid change to help them provide the best quality care. Additionally, teammates receive email updates with information pertinent to their roles and can access a dedicated COVID-19 area on DaVita's intranet that houses the most up-to-date information.

To support U.S. teammates, patients and communities during the pandemic, DaVita provided:

COVID-19 Relief for Teammates

Relief payments, primarily to frontline teammates	Free counseling & mental health resources	Access to Paid Time Off (PTO) advances and lifted PTO accrual caps for eligible teammates	Back-up child care

COVID-19 Relief for Patients and Communities

Continued to provide life-sustaining therapy to ~200,000 domestic dialysis patients in the face of the crisis	Enhanced our already-robust infection control processes	Secured appropriate PPE to maintain protocols that meet or exceed CDC guidelines	Provided outpatient dialysis to ~75% of our patients with suspected or confirmed COVID-19 to help reduce burdens on hospitals

Protecting and Communicating with Patients During a Pandemic: As the world faced the COVID-19 pandemic in 2020, DaVita worked to provide our patients with both the care and the information they needed to maintain their health. Dialysis is a life-sustaining treatment, and missing a treatment could have significant negative health impacts. DaVita worked in lockstep with the Centers for Disease Control and Prevention and kidney health organizations to develop and implement COVID-19-specific protocols for patient and teammate safety in dialysis centers.

DaVita’s comprehensive COVID-19 information site launched in March 2020 to provide patients with a broad array of resources across multiple channels and media. These resources are available in 14 languages to help ensure all of our patients have access to the information they need.

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Patient Care

Emphasizing Health Equity: Throughout the COVID-19 pandemic, DaVita also continued its focus on delivering safe, high-quality care in an equitable way to all patients. In 2020:

Getting Patients the Dialysis They Need—From the Location of their Choice1: Dialyzing at home rather than in a dialysis clinic can be the optimal modality for many patients. DaVita continues to expand and innovate how we support our home dialysis patients to create a confident, connected and convenient patient experience through home remote monitoring, telehealth and other technology. In 2020, a record percentage of our new patients chose to start on a home modality, and a record percentage of patients switched from in-center dialysis treatments to home dialysis.

1,700+ home dialysis programs	29,000+ patients on home dialysis

1 Statistics are as of December 31, 2020, and are for U.S.-based patients only. Modality selections and decisions related to a patient's care are always made by the attending nephrologist and patient, and provided pursuant to a physician's order.

Empowering Patients to Pursue Transplant: DaVita believes a kidney transplant is the best treatment for most of our patients. Not only are transplants associated with improved health outcomes but also an improved quality of life. That is why empowering all patients to be evaluated for transplant is a part of DaVita’s commitment to helping our patients find the right treatment for them.

DaVita’s transplant education and support programs include Transplant Smart®, a multi-media kidney transplant-specific education program about the transplant process and what to expect.

7,000+ DaVita patients received a kidney transplant in 2020	100,000+ DaVita patients have received a kidney transplant since 2000

Human Capital Management

Teammate Engagement: We strive to be a community first and a company second, and call ourselves a Village. To be a healthy Village, we need to attract, retain and motivate highly qualified and diverse teammates. To do so, we have implemented strategies that support our mission to be the employer of choice, such as:

–	Designing programs and processes to cultivate a diverse talent pipeline that allows us to hire ahead of needs;
–	Providing development and professional growth opportunities; and
–	Offering a robust total rewards program.

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Corporate Governance

Diversity & Belonging ("D&B"): Over the past several years, our D&B efforts have focused primarily on supporting strong representation of women and people of color and ensuring that we are creating a welcoming, open environment where all teammates, patients, physicians and care partners feel like they belong. The events of 2020 brought that passion into critical focus, with senior leadership providing additional resources and avenues of communication to further propel DaVita as a leader in this area.

As of December 31, 2020, our Village in the U.S. was comprised of 78% women and 54% people of color. We are proud of the fact that in the U.S. as of December 31, 2020, 74% of our managers and 54% of our director-level teammates are women and that leaders with profit and loss responsibility are 52% women and 27% people of color.

We also are proud of the fact that our Board is comprised of 44% women and 33% people of color. With respect to Board leadership positions, we are one of the few companies in the S&P 500 to have a woman serving as the Board Chair, and 75% of our Board committees are led by women or people of color.

Belonging starts with each of us, so we are empowering all teammates to create belonging with each other. In addition to providing opportunities for teammates to create connection, we have a proprietary suite of learning content including eLearning, facilitated training and one-on-one coaching focused on belonging, unconscious bias and other topics.

For more information on our D&B initiatives, please see our Diversity and Belonging Report located at www.davitadiversityreport.com.

Talent Pipeline and Career Development: Helping teammates reach the next stage in their career and increasing their earnings potential is one of our focus areas. We have several career development programs that support teammates to further their careers. To help ensure teammates have the support needed to succeed in their current roles, and grow their careers, we have invested in an end-to-end career development pipeline that includes programs and initiatives that provide financial, academic and social support to our clinical and operations personnel to help achieve higher education and leadership goals. For more information on Human Capital Management, please see our 2020 Annual Report to Stockholders.

Community Engagement

Through the DaVita Way of Giving program, DaVita directed donations of $2.2 million to nonprofits across the country, selected by our teammates. Some of the impact of these donations includes:

Community

In 2020, Tour DaVita, our annual fundraising event to promote kidney disease awareness, raised over $985,000 benefiting Bridge of Life, an international non-profit organization founded by DaVita that works to strengthen healthcare globally through sustainable programs that help prevent and treat chronic disease.

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At the onset of COVID-19, Bridge of Life quickly distributed critical personal protection equipment and supplies to our partners, including: 10,000 KN95 face masks; 36,000 bottles of hand sanitizer; over 10,000 cloth and handmade masks; 80 hands-free handwashing stations; and hundreds of hygiene and food kits for families in rural communities.

Environmental Sustainability

Commitment to 100% Renewable Energy: DaVita’s agreements to purchase energy from wind and solar farm developments are expected to create as much clean energy annually as the amount of energy we use to operate our U.S. centers. A significant milestone occurred at the end of September 2020, when one of two virtual power purchase agreement projects, a wind farm in Texas, became operational. From October through December 2020, DaVita’s purchase of green power from the project approximated 50% of DaVita’s total U.S. energy consumption.

DaVita’s 2020 Environmental Goals: DaVita met eight of our eleven 2020 Environmental Goals, which have a 2015 baseline. Though we have made significant progress towards these goals, we fell short of some of our ambitious five-year targets. However, we are committed to using the previous set of goals to identify opportunities to improve our operations and further reduce our environmental impact moving forward.

Category	2020 Environmental Goal	2020 Outcome
Energy	Reduce energy use by 10% per treatment	3% reduction[1]
Carbon	Reduce carbon by 10% per treatment	GOAL ACHIEVED: 19% reduction[2]
Water	Reduce water by 30% per treatment	2% reduction[3]
Green Buildings	Build one LEED clinic as benchmark	GOAL ACHIEVED: Loch Raven Dialysis Clinic in Baltimore, MD was certified LEED Silver in 2019
	Certify new business offices as LEED Silver	GOAL ACHIEVED: Newest DaVita HQ building was certified LEED Platinum in 2019
	Implement Village Green Certification for existing buildings	GOAL ACHIEVED: Launched the internal certification to business offices Q1 2017. Launched to clinics in Q4 2018
Waste	Increase solid waste recycling to 45% of centers	GOAL ACHIEVED: 46% of centers have recycling[4]
	Reduce paper by 15% per treatment	9% reduction[5]
	Reusable sharps containers in 70% of clinics	GOAL ACHIEVED: 99% of centers use reusable sharps containers[6]
Supply Chain	Increase availabity of environmentally preferable products and reduce packaging	GOAL ACHIEVED: Opportunities reviewed at least quarterly with vendors
	Conduct annual review with service partners on sustainability	GOAL ACHIEVED: Reviews conducted at least annually with vendors

____________________
1	Includes domestic kidney care centers deemed mature and excluding new centers, with electric power and natural gas consumption visibility tracked by DaVita’s third party utility data platform. Total data coverage = 2,423 centers or 86% of centers.
2	Centers that were included in the Energy Goal are included in the Carbon Goal. Carbon Emissions include all Scope 1 & 2 (Electric Power, Natural Gas, Propane, and #2 Fuel Oil).
3	Includes domestic kidney care centers deemed mature and excluding new centers, with water consumption visibility tracked by DaVita’s third party utility data platform. Total data coverage = 1,770 centers or 63% of centers.
4	Includes domestic kidney care centers with confirmed recycling services divided by 2,816 total centers.
5	Includes domestic kidney care centers that have ordered office paper from DaVita’s primary office paper vendor during the baseline and performance periods of 2015 and 2020, respectively.
6	Includes domestic kidney care centers with confirmed reusable sharps recycling services divided by 2,816 total centers.

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Corporate Governance

External Recognition in 2020

–	ESG Efforts Recognized by DJSI: DaVita was recognized by the Dow Jones Sustainability Indices ("DJSI") for its corporate responsibility initiatives and is one of only seven U.S.- based companies in the Health Care Providers and Services category on this year's DJSI World Index after being analyzed for its performance in regards to environmental, social and governance practices.
–	Training Initiatives Recognized by Training Top 100: DaVita was again recognized by Training magazine’s Training Top 100 Award. The winners are the organizations with the most successful learning and development programs in the world.
–	Environmental Efforts Recognized through the CDP (formerly Carbon Disclosure Project): DaVita received an above average score of a “B” on this year’s CDP disclosure, which measures a company’s strategy to mitigate environmental risks and reduce its environmental footprint.

Our 2020 Community Care social responsibility report is available at www.davita.com/communitycare.

Ongoing Stockholder Outreach

Engaging with investors is fundamental to our commitment to good governance, essential to maintaining strong executive compensation and corporate governance practices, and critical to understanding the perspectives of our stockholders. Our Board and management take a long-term view toward stockholder engagement, and as a result, we have maintained a practice of routinely meeting with our stockholders in a number of forums to encourage an ongoing engagement.

Our Year Round Stockholder Engagement Program

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2020 Engagement

Following our 2020 Annual Meeting of Stockholders and a "Say on Pay" vote that was lower than expected, we undertook robust engagement efforts to solicit feedback from stockholders. Among other things, we discussed our executive compensation program, key corporate governance related matters, corporate social responsibility and sustainability initiatives, and disclosure considerations related to political contributions. The meetings included some combination of the Chair of the Compensation Committee, Barbara Desoer; our Chief Financial Officer, Joel Ackerman; our Chief Legal and Public Affairs Officer, Kathleen Waters; our Vice President, Investor Relations, Jim Gustafson; and direct reports of the Chief Financial Officer and Chief Legal and Public Affairs Officer who oversee aspects of the executive compensation and corporate governance programs. We reached out to our top 30 stockholders, representing approximately 74% of shares outstanding. Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time. We had individual calls with stockholders representing 64% of shares outstanding. Ms. Desoer participated in calls with stockholders representing approximately 22% of our outstanding shares.

Outreach	Engagement	Committee Chair Participation

Key Items Discussed With Stockholders in 2020-2021

Corporate Governance	Executive Compensation	Corporate Responsibility
Board Leadership and Succession Planning	Pay-for-Performance	Political Spending Disclosure
Board Tenure and Refreshment	CEO Compensation	Workforce Development and Diversity
Board Diversity	Long-Term Incentive Compensation	Sustainability

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Corporate Governance

Stockholder Responsiveness

Stockholder Feedback	DaVita Actions in Response
Executive Compensation Program
Quantum and incentive value of the CEO Premium-Priced SSAR Award
●Enhanced Proxy Statement disclosure to clarify that the award is meant to replace five years of grants
●Confirmed that the Board does not intend to make any additional equity grants to the CEO for five years
●Enhanced Proxy Statement disclosure to highlight that the base price is a 20% premium to the 2019 Dutch Auction tender offer clearing price and a 14% premium to the closing price on the day prior to approval of the award by the independent members of the Board
●Pages 53-56

Targets for incentive payouts
●For the 2021 STI Program, the adjusted operating income target for target level payout is $54 million higher than 2020 adjusted operating income, $127 million higher when adjusted for certain items for year-over-year comparability and $50 million higher than the midpoint of our full year 2021 adjusted operating income guidance(1)
●For the 2021 relative TSR dependent PSUs, performance at the 55th percentile (not 50th percentile) is required for target level vesting
●Pages 69-72

Additional disclosure of annual performance evaluation
●Enhanced disclosure regarding each executive officer’s achievements in 2020 and performance evaluation relative to the strategic objectives in the 2020 STI Program
●Enhanced disclosure of compensation decision process
●Pages 60-75

ESG metrics in performance evaluation	●For the 2021 STI Program, ESG criteria account for 21% of the target bonus opportunity, with objective assessment against preset goals ●Pages 69-70
Performance mix in LTI Program	●For the 2021 LTI Program, PSUs were increased from 50% of the equity mix to 60% ●Pages 71-72

(1)	“Adjusted operating income” is a non-GAAP financial measure that represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests and legal accruals. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Stockholder Feedback	DaVita Actions in Response
Corporate Governance
Political spending disclosures and board oversight of, and governance structure around, political spending
●Enhanced disclosure in our Policy Related to Political and Lobbying Expenditures regarding the Company’s political spending and related Board and management oversight processes.
●Committed to publish a new semi-annual report providing significant additional disclosures regarding the Company’s political and lobbying expenditures.

Additional disclosure regarding data security and privacy oversight	●Enhanced our disclosures on data and privacy security, including outlining the internal process to review and discuss privacy and data security risks.

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Stockholder Feedback	DaVita Actions in Response
ESG
Longer-term goals on ESG and robust disclosure
●Announcing 2025 ESG goals this spring for each of the five pillars of our ESG program including 1) patient care, 2) teammate engagement, 3) environmental stewardship, 4) healthy communities, and 5) leading with integrity and accountability.

Disclosure of diversity and belonging metrics, including for workforce as a whole
●Issued our first diversity and belonging report to highlight our efforts in these areas including our gender and racial/ethnic diversity across our workforce. This report is available at www.davitadiversityreport.com. Additionally our workforce data from the most recent EEO-1 Report filed with the federal government will be available this spring on www.davita.com/communitycare.

Strong support for SASB framework of disclosure	●Created a report to generally align our key ESG disclosures around SASB frameworks. Our SASB report will be available this spring at www.davita.com/communitycare.
COVID response, including safety and relief payments for teammates	●Regularly reported on our COVID-19 response since the onset of the global pandemic and also provided a summary of our COVID-19 response in this Proxy Statement.

Communications with the Board

Any interested party who desires to contact the Board Chair may do so by sending an email to independentchair@davita.com. In addition, any interested party who desires to contact the Board or any member(s) of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, DaVita Inc., 2000 16th Street, Denver, Colorado 80202. Copies of any such written communications received by the Corporate Secretary will be provided to the full Board or the appropriate member(s) depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders Attendance

We do not have a policy requiring that directors attend the Annual Meeting of Stockholders. Our CEO and director, Mr. Rodriguez, and our independent Board Chair, Pamela Arway, were in attendance at the 2020 Annual Meeting, which was held virtually.

Information Regarding the Board and its Committees

The Board has established the following committees: the Audit Committee, the Nominating and Governance Committee, the Compensation Committee, and the Compliance and Quality Committee. As required by the NYSE listing standards and SEC rules, all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are independent in accordance with the NYSE Independence Standards. A majority of the members of the Compliance and Quality Committee are independent in accordance with the NYSE Independence Standards.

The Board met ten times during 2020. Each of our director nominees attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during the period in which he or she served during 2020.

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Committees of the Board

The following chart sets out our current Board committees and membership, and describes certain key functions of each committee of our Board. The charter for each of our committees is available on the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.

Principal Functions of the Committee
Audit Committee Shawn M. Guertin, Chair John M. Nehra Paula A. Price Meetings in 2020: 9
–Monitors and oversees the quality and integrity of our consolidated financial statements and related footnotes and other related disclosures
–Oversees the independence, qualifications and performance of our independent registered public accounting firm, including a review of the scope and results of their audit, as well as the performance of our internal audit function
–Appoints and engages our independent registered public accounting firm, and pre-approves the firm’s annual audit services, including related fees, audit-related services, and all other services in accordance with our pre-approval policy and rules and regulations promulgated by the SEC
–Together with the Compliance and Quality Committee, assists the Board with oversight of compliance with legal and regulatory requirements
–Oversees the effectiveness of our disclosure controls and procedures and compliance with ethical standards
–Oversees our policies and programs with respect to enterprise risk assessment and enterprise risk management, including the risks related to privacy and data security
–Provides an avenue of communication among the independent registered public accounting firm, management, internal audit department and the Board
–Prepares the Audit Committee report required to be included in our Annual Report on Form 10-K or Proxy Statement
–Considers related party transactions for approval or ratification, or recommends such approval or ratification by the disinterested members of the Board

All members of the Audit Committee are “independent” under the NYSE Independence Standards and “financially literate” under the listing standards of the NYSE. Mr. Guertin and Ms. Price each qualify as an “audit committee financial expert” within the meaning of SEC rules.

Nominating and Governance Committee Phyllis R. Yale, Chair Pamela M. Arway Shawn M. Guertin Meetings in 2020: 4
–Oversees the composition, structure, operation and evaluation of the Board and its committees
–Oversees the process for evaluating the independence, contribution and effectiveness of incumbent Board members
–Oversees procedures for stockholder communications with the Board
–Reviews and makes recommendations to the Board about our governance principles and policies, and monitors compliance with adopted principles and policies
–In coordination with the Board, identifies, evaluates and recommends candidates for nomination, appointment or election to the Board and candidates to fill Board vacancies
–Makes recommendations to the Board regarding the membership and chairs of the committees of the Board
–Oversees the Company's activities, policies and programs related to corporate, environmental and social responsibility
–Oversees continuing education of the Board and orientation of new Board members to the Company and its business

All members of the Nominating and Governance Committee are “independent” under the NYSE Independence Standards.

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Principal Functions of the Committee
Compensation Committee Barbara J. Desoer, Chair Pamela M. Arway Paul J. Diaz John M. Nehra Meetings in 2020: 6
–Establishes an executive compensation philosophy that is aligned with our long-term interests and those of our stockholders
–Reviews the results of advisory stockholder votes and other stockholder feedback on our executive compensation program and considers whether to make adjustments to our executive compensation policies and practices as a result
–Evaluates and approves compensation plans, programs and policies related to our executive officers
–Reviews and approves all elements of the total compensation of our executive officers
–Annually reviews and approves the goals and objectives and summary performance of our executive officers, other than the CEO, and makes compensation decisions that are aligned with the performance of each executive officer
–Annually reviews and approves the annual and long-term corporate goals and objectives applicable to compensation for our CEO, evaluates our CEO’s performance in light of those goals and objectives, and determines and approves, subject to approval by the independent members of the Board, all elements of our CEO’s total compensation, including the CEO’s compensation level, based on this evaluation
–Oversees the administration by the Board of our equity or other incentive award plans, including the stock ownership requirements applicable to our CEO, senior executives and directors
–Oversees the administration by the Board of our non-employee director compensation program to ensure that the Board is compensated in a competitive and fair manner, and that such compensation is aligned with the long-term interests of our stockholders
–Reviews and discusses with management our annual Compensation Discussion and Analysis disclosures to determine whether to recommend to the Board that it be included in our Annual Report on Form 10-K and Proxy Statement
–Has sole authority and discretion to retain or replace its independent compensation consultant, legal counsel and other advisors, and is directly responsible for hiring, overseeing and compensating such advisors
–Oversees our compliance with SEC rules and regulations regarding stockholder approval of certain executive compensation matters
–Oversees the Company's assessment of risk related to the Company's compensation plans, programs and policies
–May form and delegate any responsibilities, including those described above, to a subcommittee of one or more members

All members of the Compensation Committee are (a) "independent" under the NYSE Independence Standards and (b) “nonemployee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Compliance and Quality Committee Paul J. Diaz, Chair Charles G. Berg Barbara J. Desoer Paula A. Price Phyllis R. Yale Meetings in 2020: 5
–Reviews and oversees compliance with Federal healthcare regulatory program requirements
–Oversees and monitors the effectiveness of our healthcare regulatory compliance program, reviews healthcare regulatory compliance risk, and reviews the steps management is taking to monitor, control and report these risk exposures
–Together with the Audit Committee, assists the Board with oversight of enterprise risk management and healthcare, legal, regulatory, and anti-corruption compliance
–Has primary responsibility for oversight of healthcare regulatory compliance requirements and ensuring proper communication of healthcare regulatory compliance issues to the Board
–Meets regularly in executive sessions with our Chief Compliance Officer ("CCO") to discuss, among other things, our compliance program and to receive an update on compliance activities initiated or completed during the quarter
–Assists the Board with the general oversight of the Company’s patient safety and clinical quality of care programs and monitors the Company’s performance in this regard
–Reviews clinical quality, safety and clinical services metrics and priorities
–Reviews processes relating to scientific, clinical and regulatory quality performance benchmarks
–Meets regularly in executive session with the Chief Medical Officer to discuss, among other things, the clinical quality of care program and to receive an update on quality activities initiated or completed during the quarter

A majority of the members of the Compliance and Quality Committee are “independent” under the NYSE Independence Standards.

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Corporate Governance

Risk Oversight

Our Board oversees our enterprise-wide approach to risk management with a fundamental belief that the key components of risk management are:
–	Identifying potential risks that we face,
–	Evaluating the likelihood and potential impact of the risks,
–	Adopting strategies and assessing the controls designed to mitigate the risks to be within an acceptable level, and
–	Monitoring these risks on a regular basis.

Our Enterprise Risk Management ("ERM") Committee is comprised of members of senior management who meet on a regular basis to perform these risk management functions. The ERM process extends to a Company-wide effort designed to identify, assess, manage, report and monitor enterprise risks and risk areas.

As part of the ERM process:

–	Key leaders across the enterprise are interviewed to identify potential risks and assist with the monitoring of those identified risks;
–	The Audit Committee oversees the Company's ERM program, and the Audit Committee and the Board each receive and discuss ERM reports on a regular basis and at least annually;
–	The Compliance and Quality Committee oversees the Company's processes to identify and seek to mitigate clinical, legal, and compliance enterprise risks; and
–	The Audit Committee and Compliance and Quality Committee each meet regularly with our Chief Legal and Public Affairs Officer ("CLO") and CCO in connection with fulfilling these responsibilities.

Privacy, Data and Cyber Security

Privacy, data and cyber security are other specific risk areas that the Audit Committee and Compliance and Quality Committee monitor as part of their oversight responsibilities:

–	The Audit Committee reviews and discusses privacy, data and cyber security risk exposures with management, and receives regular reports on these risks from the ERM team and receives regular reports on these risks and information security matters generally from members of management who lead the Company’s IT and operations teams;
–	These reports to the Audit Committee include reports on external and internal audits of information security matters, which are conducted regularly;
–	The Company’s Privacy Office creates, updates and implements policies and procedures that are designed to comply with privacy laws and requirements in the countries in which we do business;
–	The Privacy Office, with the assistance of Internal Audit, also assesses the nature and severity of privacy risks within DaVita and takes steps to mitigate such risks;
–	The Chief Privacy Officer, or the CLO, periodically updates the Audit Committee on the status of the privacy program and the Chief Information Officer and Chief Operating Officer ("COO") or their respective designees periodically update the Audit Committee on data and cyber security matters;

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–	Internal Audit provides copies of the results of any privacy, data or cyber security audits to the Audit Committee, and reports to the Audit Committee on these results as appropriate; and
–	The Company incorporates privacy, data and cyber security topics into its annual compliance training materials that are required for all teammates and new hires.

In addition, the committees of the Board are structured to oversee other specific risks, as follows:

Non-Employee Director Share Ownership Policy

Our Share Ownership Policy for non-employee directors is designed to encourage non-employee directors to acquire and maintain a meaningful financial interest in the Company’s Common Stock over time.

Both shares owned directly and the 'in-the-money' value of shares underlying vested but unexercised equity awards are included in the determination of whether established guidelines have been met. The total net realizable share value retained (the "Ownership Threshold") must have a market value (as defined in the policy) of not less than the lower of:

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–	25% of the total pretax equity award value realized by the Board member from the time the Board member becomes subject to the policy to date in excess of $100,000; or
–	five times the annual Board cash retainer of $80,000, or $400,000.

Directors who have not achieved their applicable Ownership Threshold are required to retain future acquired shares until the Ownership Threshold is met, subject to certain limited exceptions. As of December 31, 2020, all of our non-employee directors were in compliance with our share ownership policy. See the section titled “Compensation Discussion and Analysis — Share Ownership Requirements” for information regarding the share ownership policy applicable to management.

Code of Ethics and Code of Conduct

We have a Code of Ethics that applies to our CEO, CFO, CAO, CLO and all professionals involved in the accounting and financial reporting functions. We also have a Code of Conduct that applies to all of our teammates, officers, the Board, physician partners, and third parties conducting business on behalf of the Company. The Code of Ethics and the Code of Conduct are each available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance. If the Company amends or waives the Code of Ethics or the Code of Conduct with respect to our CEO, CFO, CAO, CLO, or persons performing similar functions, we will disclose the amendment or waiver at the same location on our website.

Insider Trading Policy

We have adopted an Insider Trading Policy applicable to our directors, executive officers and other employees that prohibits the violation of the U.S. securities laws by transacting in our Common Stock, other Company securities or the securities of other companies while in the possession of material non-public information.

Under our Insider Trading Policy, except in accordance with approved Exchange Act Rule 10b5-1 trading plans, pre-clearance by our CLO is required for equity and certain benefit plan transactions entered into by our executive officers and Board members, such as an option or stock appreciation right exercise, or electing to invest in or divest shares of our Common Stock, as well as certain other transactions involving our Common Stock.

In addition, quarterly trading blackouts are imposed under the Insider Trading Policy upon our directors, executive officers and certain other employees who are deemed to have access to the Company’s financial results prior to their becoming final and being publicly disclosed. The Insider Trading Policy also permits the Company to institute additional trading blackout periods or other pre-clearance requirements as deemed appropriate.

Hedging and Pledging

The Insider Trading Policy also restricts certain other lawful conduct that may not be aligned with our stockholders’ best interest. For example, the Insider Trading Policy strictly prohibits hedging transactions for all those subject to the policy, which includes all directors, executive officers and DaVita teammates. Moreover, our directors, executive officers and all other teammates at the vice president level and above are prohibited from pledging Company securities as collateral for a loan.

37

Proposal 2 Ratification of the Appointment of our Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Representatives of KPMG LLP are expected to virtually attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for fiscal year 2021. Although we are not required to seek stockholder ratification of this appointment, the Board believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for the unfavorable vote and will reconsider the appointment.

The Audit Committee and the Board recommend a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021.

The following table sets forth the aggregate professional fees billed to us for the years ended December 31, 2020 and 2019 by KPMG LLP, our independent registered public accounting firm:

	2020	2019
Audit fees[1]	$4,135,930	$5,593,126
Audit-related fees[2]	$1,007,650	$833,010
Tax fees[3]	$2,668,475	$2,339,657
All other fees	—	—
Total	$7,812,055	$8,765,793

1	Includes aggregate fees for the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting included in our Form 10-K and the three quarterly reviews of our consolidated financial statements included in our Form 10-Q and other SEC filings. In addition, audit fees include statutory audits in several countries outside of the U.S. where we conduct operations through our international subsidiaries.
2	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees.” The audit-related fees in 2020 and 2019 include fees for audits of our employee benefit plans, an audit of a majority-owned entity and fees for due diligence services relating to potential acquisitions. 2019 also included fees related to audits of DMG's risk bearing organizations.
3	Includes fees for professional services rendered for tax compliance totaling $2,366,712 and $2,082,163 for 2020 and 2019, respectively, with the remainder primarily for tax technical advice.

Pre-approval Policies and Procedures

The Audit Committee is required to pre-approve the audit, audit-related, tax and all other services provided by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the auditor’s independence. The Audit Committee’s pre-approval policy provides that the Audit Committee must pre-approve all audit, audit-related, tax and all other services provided by the independent registered public accounting firm, KPMG LLP. The Audit Committee pre-approved all such services in 2020 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

38	Notice of 2021 Annual Meeting and Proxy Statement

Corporate Governance

Proposal 3 Advisory Vote to Approve Named Executive Officer Compensation

As required by Section 14A of the Exchange Act, we are providing stockholders with a proposal to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote to approve NEO compensation described in this proposal is commonly referred to as a “say-on-pay" vote.

Since the initial say-on-pay vote of stockholders at our 2011 Annual Meeting of Stockholders, we have held a say-on-pay vote annually. Accordingly, after this say-on-pay vote at our Annual Meeting, the next say-on-pay vote will be held at our 2022 Annual Meeting.

We believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. Our executive compensation program is designed to align the interests of our executives with the long-term interests of our stockholders. Our incentive criteria focus on performance-based compensation that aligns with strategic, operational and financial objectives that we believe support the creation of long-term stockholder value. See subsection “— Executive Summary — Elements of Compensation” for details. Our ability to effectively recruit, engage, motivate and retain highly-qualified executives is essential to our long-term success.

We believe that our NEOs were instrumental in achieving our 2020 results.

We outperformed the high end of each guidance1 metric provided to investors in our fourth quarter 2019 earnings release other than with respect to revenue, and we performed at the midpoint of our revenue guidance range.2

____________________

(1) The graphic contains non-GAAP financial measures. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

(2) In 2020, we also met expectations with respect to effective income tax rate on adjusted income from continuing operations attributable to DaVita Inc. and maintained our disciplined approach to capital efficient growth by coming in below the guided range for capital expenditures from continuing operations.

(3) "External Guidance" as presented in the graphic refers to selected 2020 guidance measures provided to investors on February 10, 2020 with our earnings results for the year ended December 31, 2019.

39

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices described in this Proxy Statement.

For the reasons discussed above and as further described in the Compensation Discussion and Analysis, we are asking our stockholders to indicate their support for our NEO compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the sections titled "Compensation Discussion and Analysis," "Executive Compensation — 2020 Summary Compensation Table" and the other related tables and disclosure).”

The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation, as they did following the 2020 Annual Meeting and each Annual Meeting of Stockholders since 2011.

The Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our NEOs as disclosed in this Proxy Statement.

40	Notice of 2021 Annual Meeting and Proxy Statement

Corporate Governance

Proposal 4 Stockholder Proposal Regarding Political Contributions Disclosure

We expect the following proposal, sponsored by Friends Fiduciary Corporation, 1700 Market Street, Suite 1535, Philadelphia, PA 19103 and holder of at least $2,000 worth of shares of the Company’s Common Stock, to be presented at the Annual Meeting. The Board has recommended a vote AGAINST this proposal for the reasons set forth following the proposal.

As required by the Exchange Act, the text of the stockholder proposal and supporting statement appear exactly as submitted to the Company by the proponent. The Board and the Company accept no responsibility for the contents of the proposal or the supporting statement.

Stockholder Proposal and Supporting Statement

DaVita Inc. Political Disclosure Shareholder Proposal

Resolved, that the shareholders of DaVita Inc. (“DaVita” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.
2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:
a.	The identity of the recipient as well as the amount paid to each; and
b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of DaVita, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision, which said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

DaVita publicly discloses a policy on corporate political spending, but this is deficient because the Company does not disclose any of its corporate political expenditures. Publicly available records show DaVita has contributed at least $140 million in corporate funds since the 2010 election cycle (CQMoneyLine: http://moneyline.cq.com; National Institute on Money in State Politics: http://www.followthemoney.org).

However, relying on publicly available data does not provide a complete picture of the Company’s electoral spending. For example, the Company’s payments to trade associations or other tax-exempt "dark money" groups that may be used for election-related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes. This would bring our Company in line with a growing number of leading

41

companies, including CVS Health Corp., Walgreens Boots Alliance Inc., and Baxter International, which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections. We urge your support for this critical governance reform.

The Board of Directors' Statement in Opposition of Proposal 4

The Board believes it is necessary and appropriate for the Company to participate in the political process to further the long-term interests of the Company, its patients and its stockholders. While the Board supports the proposal’s stated objectives of transparency and accountability and has significantly enhanced its policies to further align with these goals, after careful consideration of the proposal, the Board concluded that additional disclosures in this regard would not be an efficient use of resources in light of our robust existing disclosures (including recent disclosure enhancements), policies and oversight process. Accordingly, the Board recommends that you vote AGAINST the proposal.

Over the Last Two Years, DaVita Has Significantly Modified its Policy Related to Political and Lobbying Expenditures to Address the Objectives Cited in the Proposal

We greatly value the perspective of our stockholders and are proud of our longstanding year-round stockholder engagement program. One of the topics that we have discussed with our stockholders over the years is our approach to political spending. When the proponent submitted an identical proposal to the Company in connection with the 2020 Annual Meeting of Stockholders (the "2020 Annual Meeting"), we began a dialogue with the proponent to better understand and address the objectives set forth in the proposal. Following the engagement, in March 2020, the Board approved certain modifications to our Policy Related to Political and Lobbying Expenditures (the “Policy”), including enhancing our reporting of the Company’s political spending and related Board and management oversight processes. At the 2020 Annual Meeting, the proposal received approximately 33% stockholder support.

Following the 2020 Annual Meeting, our Board and management team again solicited stockholder feedback on this topic as part of our year-round program, meeting with stockholders representing approximately 64% of the Company’s outstanding shares of common stock, including the proponent. After careful consideration of stockholder feedback on this topic, including the results of the related vote at the 2020 Annual Meeting, we worked to further enhance and expand DaVita’s public disclosures and reporting relating to its political spending and lobbying activities short of full implementation of the stockholder proposal, which the majority of our stockholders did not support at the 2020 Annual Meeting. This included undertaking an extensive analysis of current public company practices related to public disclosure and Board and management oversight of corporate political activities.

When the proponent re-submitted the proposal to the Company in connection with the 2021 Annual Meeting of Stockholders, we again engaged in a dialogue with the proponent. Effective as of March 14, 2021, our Board approved a further enhanced Policy (the “New Policy”) committing the Company to significantly expand its public disclosure of political activities on a semi-annual basis (the “Semi- Annual Report”), as further described in the table below. We believe this New Policy appropriately reflects the extensive stockholder feedback we’ve solicited and received on this topic, including feedback provided by the proponent through the course of our engagement.

42	Notice of 2021 Annual Meeting and Proxy Statement

Corporate Governance

New Enhancements to our Policy Regarding Political and Lobbying Expenditures
Increased transparency through commitment to publish Semi-Annual Report disclosing:
–	Direct links to federal and state disclosure forms reporting corporate and DaVita Political Action Committee (“DaPAC”) contributions to political parties, candidates and political committees
–	Direct links to federal and state lobbying reports
–	A list of the top five trade associations to whom DaVita paid funds in the preceding six-month period
–	A description of the Company’s position on key policy priorities
–	For the top ten political contributions to candidates, political parties, and political committees reported on the Semi-Annual Report, an explanation of the reason for each contribution and the long-term policies of the Company supported by each contribution
Increased accountability through increased disclosure and enhancements to an already robust Board oversight and reporting processes, including among other things, confirmation that:
–	The Government Affairs team reviews the positions of the candidates or organizations to which contributions are proposed to determine whether those positions conflict with the Company’s core values and policies, and reports regularly on these matters to the Board;
–	The Board considers the broader societal and economic implications of the Company’s political spending and oversees the Company’s assessment of any potential risks related to the Company’s political spending; and
–	The Company does not reimburse teammates, directly or through compensation increases, for any personal political contributions or expenses, including contributions to DaPAC.

The New Policy is available at www.davita.com/about/corporate-governance. The Company’s first Semi-Annual Report thereunder will be available by July 31, 2021, and semi-annually thereafter on our website.

Given that the Company already maintains a comprehensive system of reporting and accountability for political spending, adopting this proposal would cause us to incur undue costs and administrative burden without commensurate benefit to our stockholders.

DaVita Follows Policies and Procedures Governing Corporate Contributions

The Company’s operations are comprehensively regulated at local, state, and federal levels. Government regulation of the provision of healthcare products and services is a changing area of law that varies from jurisdiction to jurisdiction, and proposed changes to these laws, rules and regulations can have a significant impact on the Company’s operating results and stockholder value. Permitted political contributions play an important role in the Company’s public policy engagement efforts. The Company engages in the political process to support issues of central importance to our business, and this engagement ensures that federal and state candidates and officials hear from our patients and the Company. Our public policy priorities and lobbying efforts advance the interests of our patients, align with the public policy goals of the Company, and are made without regard for the private political preferences of any of our directors, officers or executives. The Company believes its current practices, described herein and in our New Policy, provide ample transparency and accountability with respect to the Company’s political spending.

Robust Board and Management Oversight of Political Spending Activities

The Company’s majority independent Board oversees and supervises the implementation of the New Policy, as well as the Company’s public policy priorities and advocacy efforts, including lobbying expenditures or activities and political spending, which are conducted solely for promoting the long- term commercial, environmental, social and governance interests of the Company and/or promoting the interests of our patients and the Company. The Board receives reports, no less than annually, from senior management on these matters. The Board also receives information relating to the public policy and legislative priorities of the state and federal Government Affairs teams, status of legislation of interest to the Company and our patients, and updates on lobbying and political spending by the Company and DaPAC. The New Policy requires that any material breaches of the New Policy that are identified by or reported to the Government Affairs team or senior management shall be reported to the Board as soon as practicable.

43

Conclusion

The Company is committed to being transparent and accountable when participating in the political process. In view of the further enhancements contained in the New Policy and the extensive political contributions disclosures that the Company has committed to make in the Semi-Annual Report, the Board believes that the report requested by the proposal is duplicative, unnecessary and does not provide incremental value to our stockholders. The Board believes that the time and expense involved in preparing the report requested by the proposal could be better utilized to move the Company’s business forward and, consequently, does not support the proposal.

For all of the foregoing reasons, the Board recommends a vote AGAINST Proposal 4.

44	Notice of 2021 Annual Meeting and Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the ownership of our Common Stock as of March 31, 2021 (except as noted) by (a) all persons known by us to own beneficially more than 5% of our Common Stock, (b) each of our directors and NEOs, and (c) all of our directors and Executive Officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our Common Stock or any arrangement the operation of which may at a subsequent date result in a change of control of the Company.

Name and address of beneficial owner[1]	Number of shares beneficially owned	Percentage of shares beneficially owned
Warren E. Buffett[2]
Berkshire Hathaway Inc.
3555 Farnam St.
Omaha, NE 68131	36,095,570	33.71%
The Vanguard Group[3]
100 Vanguard Blvd.
Malvern, PA 19355	8,611,932	8.04%
BlackRock, Inc.[4]
55 East 52nd St.
New York, NY 10055	5,939,662	5.55%
Directors and Officers:
Javier J. Rodriguez[5]	280,691	*
Joel Ackerman[6]	125,304	*
James O. Hearty[7]	11,238	*
Michael D. Staffieri[8]	104,978	*
Kathleen A. Waters[9]	53,327	*
Kent J. Thiry[10]	771,914	*
Pamela M. Arway	19,239	*
Charles G. Berg[11]	25,140	*
Barbara J. Desoer[12]	17,173	*
Paul J. Diaz	11,610	*
Shawn Guertin	726	*
John M. Nehra[13]	68,709	*
Paula Price	791	*
Phyllis R. Yale[14]	15,942	*
All directors and executive officers as a group (14 persons)[15]	739,458	*

*	Amount represents less than 1% of our Common Stock.
1	Unless otherwise set forth in the table above, the address of each beneficial owner is 2000 16th Street, Denver, Colorado, 80202.
2

Based solely on information contained in Amendment No. 6 to Schedule 13D filed with the SEC on February 16, 2021, by Berkshire Hathaway Inc., a diversified holding company which Mr. Buffett may be deemed to control. Such filings indicated that, as of February 12, 2021, Mr. Buffett and Berkshire Hathaway Inc. shared voting and dispositive power over 36,095,570 shares of the Company’s Common Stock, which included shares beneficially owned by certain subsidiaries of Berkshire Hathaway Inc. as a result of being a parent holding company or control person. The percentage of shares beneficially owned as reported for Mr. Buffett was calculated by the Company as of March 31, 2021, using the total shares outstanding as of that date.

3

Based solely upon information contained in Amendment No. 10 to Schedule 13G filed with the SEC on February 10, 2021, as of December 31, 2020, The Vanguard Group has shared voting power with respect to 130,084 shares, sole dispositive power with respect to

45

8,269,697 shares and shared dispositive power with respect to 342,235 shares. The percentage of shares beneficially owned as reported for The Vanguard Group was calculated by the Company as of March 31, 2021, using the total shares outstanding as of that date.

4

Based solely upon information contained in Amendment No. 5 to Schedule 13G filed with the SEC on January 29, 2021, as of December 31, 2020, BlackRock, Inc., an investment advisor, has sole voting power with respect to 4,972,150 shares and sole dispositive power with respect to 5,939,662 shares. The percentage of shares beneficially owned as reported for BlackRock, Inc. was calculated by the Company as of March 31, 2021, using the total shares outstanding as of that date.

5

Includes 8,821 restricted stock units ("RSUs") and 56,509 performance stock units ("PSUs"), which are scheduled to vest, in each case, as of or within 60 days after March 31, 2021, and 85,582 shares issuable upon the exercise of Stock-Settled Appreciation Rights ("SSARs"), which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021.

6

Includes 5,630 restricted stock units and 44,081 performance stock units, which are scheduled to vest, in each case, as of or within 60 days after March 31, 2021, and 63,205 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021.

7

Includes 229 restricted stock units which are scheduled to vest, as of or within 60 days after March 31, 2021 and 6,946 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021.

8

Includes 61,515 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021.

9

Includes 3,378 restricted stock units and 18,555 performance stock units, which are scheduled to vest, in each case, as of or within 60 days after March 31, 2021, and 16,594 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021.

10

Includes 476,804 shares held in a family trust and 87,177 performance stock units, which are scheduled to vest as of or within 60 days after March 31, 2021. Also included are 207,933 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021. Excluded are shares that will be settled more than 60 days after March 31, 2021; see “Executive Compensation — 2020 Outstanding Equity Awards at Fiscal Year-End Table" for outstanding awards as of December 31, 2020.

11

Includes 5,645 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021.

12

Includes 7,018 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021.

13

Includes 7,018 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021.

14

Includes 6,775 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021.

15

Includes 18,058 restricted stock units and 119,145 performance stock units, which are scheduled to vest, in each case, as of or within 60 days after March 31, 2021. Also includes 260,298 shares issuable upon the exercise of SSARs, which are exercisable (or will become exercisable) as of or within 60 days after March 31, 2021, as determined based on the closing price per share of our Common Stock of $107.77 on March 31, 2021.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our Common Stock, to file reports of ownership and changes in ownership of our Common Stock with the SEC. Based solely on our review of the copies of such forms filed with the SEC, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2020, except that one Form 4 with respect to one transaction for Barbara Desoer, one of the Company's directors, was inadvertently filed late due to an administrative error by the Company.

46	Notice of 2021 Annual Meeting and Proxy Statement

Information About Our Executive Officers

Information About Our Executive Officers

Javier J. Rodriguez, 50	Michael D. Staffieri, 47	Joel Ackerman, 55
Chief Executive Officer	Chief Operating Officer,	Chief Financial Officer
	DaVita Kidney Care	and Treasurer

John D. Winstel, 50	Kathleen A. Waters, 53	James O. Hearty, 52
Chief Accounting Officer	Chief Legal and Public Affairs Officer	Chief Compliance Officer

Our executive officers are appointed by, and serve at the discretion of, the Board. Set forth below is a brief description of the business experience of all executive officers other than Mr. Rodriguez, who is also a director nominee and whose business experience is set forth above in the section of this Proxy Statement titled “Board of Directors Information.”

Michael D. Staffieri became our COO, DaVita Kidney Care, in March 2014. From July 2011 to March 2014, he served as a Senior Vice President, Kidney Care. Mr. Staffieri initially joined us in July 2000 and served in several different roles since that time, including as our Vice President of Operations and New Center Development from March 2008 to July 2011. Prior to joining us, Mr. Staffieri worked as a consultant for Arthur Andersen LLP from 1999 to 2000.

Joel Ackerman became our CFO in February 2017. Effective April 2019, Mr. Ackerman was also appointed to serve as our Treasurer. Prior to joining us, Mr. Ackerman was the CEO and a member of the Board of Directors of Champions Oncology, Inc., a publicly traded company engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs, since October 2010. Mr. Ackerman is currently the Chairman of the Board of Champions Oncology. Mr. Ackerman served as a Managing Director at Warburg Pincus, a global private equity firm, where he led the healthcare services team for nearly 10 years from January 1999 to September 2008. He served on the Board of Directors at Kindred Healthcare, Inc. from December 2008 to July 2018 and served on the Board of Directors of Coventry Health Care, Inc., a national managed care company, from September 1999 until its acquisition by Aetna Inc. in May 2013. Mr. Ackerman is also Chairman of the Board of One Acre Fund, a not-for-profit organization that focuses on smallholder agriculture, and served more than 1,200,000 subsistence farmers in Africa in 2020.

John D. Winstel became our CAO in February 2020. Prior to joining the Company as Group Vice President, Accounting in October 2019, Mr. Winstel was the Vice President of Finance and Accounting and Corporate Controller at Cooper Tire & Rubber Company (“Cooper”), a publicly traded tire manufacturer, from June 2015 to October 2019. Prior to joining Cooper, Mr. Winstel served from May 2010 to June 2015 as the Senior Vice President of Finance and Global Controller of General Cable Corporation, a then-publicly traded wire and cable manufacturer, and prior to that served in finance and accounting positions at Chiquita Brands International and The Procter & Gamble Company. Mr. Winstel began his career as a certified public accountant with Deloitte & Touche.

47

Kathleen A. Waters became our CLO in May 2016, overseeing all legal and regulatory functions for the enterprise. In February 2021, Ms. Waters became our Chief Legal and Public Affairs Officer as she also took over responsibility for government affairs. Prior to joining the Company, Ms. Waters was Senior Vice President, General Counsel and Secretary of Health Net, Inc., a publicly traded managed care organization, from 2015 to 2016. Prior to Health Net, Inc., Ms. Waters was a Partner in Morgan, Lewis & Bockius LLP’s litigation practice from 2003 to 2015, where she was the co-chair of the healthcare group.

James O. Hearty became our CCO in March 2018. From September 2015 to March 2018, he served as our Senior Vice President and CCO - Kidney Care, and, prior to that, from February 2012 to August 2015, he served as Vice President, Associate General Counsel. Prior to joining us, he was a prosecutor and trial attorney with the U.S. Department of Justice ("DOJ") for 14 years. He started in the Civil Division of the DOJ in Washington D.C. and four years later became an Assistant U.S. Attorney in the U.S. Attorney’s Office for the District of Colorado. Mr. Hearty held several leadership positions at the U.S. Attorney’s Office, including Deputy Chief of the criminal division. Mr. Hearty also serves on the board of Urban Peak, a Denver non-profit that serves homeless youth.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

48	Notice of 2021 Annual Meeting and Proxy Statement

Compensation Discussion and Analysis

49

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation program for the following NEOs:

NEO	TITLE
Javier J. Rodriguez	Chief Executive Officer
Kent J. Thiry	Former Executive Chairman*
Joel Ackerman	Chief Financial Officer and Treasurer
Michael D. Staffieri	Chief Operating Officer, Kidney Care
Kathleen A. Waters	Chief Legal and Public Affairs Officer
James O. Hearty	Chief Compliance Officer

* Effective June 1, 2020, Mr. Thiry stepped down as Executive Chairman of the Board and separated from the Company pursuant to the terms of the Executive Chairman Agreement.

50	Notice of 2021 Annual Meeting and Proxy Statement

Compensation Discussion and Analysis

Introduction

The Compensation Committee seeks to design an executive compensation program that delivers pay for performance, while attracting and retaining an accomplished executive team by rewarding them for actions that create sustainable stockholder value.

At our 2020 Annual Meeting of Stockholders, we received 74% "For" votes on "Say on Pay." This was noticeably below the level of support in the last six years, when stockholder support averaged 93% a year (and ranged from 86% to 96%). As a result, we undertook robust stockholder engagement efforts to better understand why we received a lower "Say on Pay" vote and what adjustments to our executive compensation program stockholders might recommend. Through engagement with stockholders, we concluded that the primary reason for the lower support was related to the CEO Premium-Priced SSAR Award. This grant was approved by the independent members of the Board on November 4, 2019 (for reasons discussed more fully below) and was intended to replace five years' worth of equity grants to the CEO (through 2024), subject to stockholder approval of an amendment to the DaVita Healthcare Partners, Inc. 2011 Incentive Award Plan (the "2011 Plan") at the Special Meeting held on January 23, 2020 (the "Special Meeting"). The amendment to the 2011 Plan was necessary in order to permit the CEO Premium-Priced SSAR Award and was approved at the Special Meeting with a vote of approximately 88% of the shares present in person or by proxy and entitled to vote on the proposal voting in favor. As a result, the grant was effective for accounting purposes on the date of the Special Meeting. At the time of the Special Meeting and the effectiveness of the grant for accounting purposes, which was almost three months after the Board approval, the market price of the stock was above the Base Price (as defined below), although the grant was still subject to almost five years of stock price fluctuation before our CEO could realize any value from the award. Of note, at the time that the independent members of the Board initially approved the grant, the Base Price of the grant was above the market price. As a matter of policy and under the terms of the 2011 Plan and the DaVita Inc. 2020 Incentive Award Plan, we do not approve option or SSAR grants that are 'in-the-money' at time of grant. Our intention is to provide additional clarification on the circumstances surrounding the CEO Premium-Priced SSAR Award through incremental disclosure in this CD&A.

Our meetings with stockholders included some combination of the Chair of the Compensation Committee, Barbara Desoer; our CFO, Joel Ackerman; our CLO, Kathleen Waters; our Vice President, Investor Relations, Jim Gustafson; and direct reports of the CFO and CLO who oversee aspects of the executive compensation and corporate governance program. We reached out to our top approximately 30 stockholders, representing approximately 74% of our outstanding shares. Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time. We had individual calls with stockholders representing approximately 64% of shares outstanding. Ms. Desoer participated in calls with stockholders representing approximately 22% of our outstanding shares.

Outreach	Engagement	Committee Chair Participation

In addition to answering questions regarding the CEO Premium-Priced SSAR Award, the conversations with stockholders also focused on our executive compensation program in general, key corporate governance related matters, corporate social responsibility and sustainability initiatives, and disclosure considerations related to political contributions. While investors generally expressed strong support for our approach to corporate governance and the general structure of our executive compensation program, the table below outlines specific feedback and topics discussed following the 2020 "Say on Pay" vote and the actions we have taken in response in designing our 2021 executive compensation program as well as in our disclosure in the CD&A:

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Stockholder Feedback	DaVita Actions in Response
Quantum and incentive value of the CEO Premium-Priced SSAR Award
●Enhanced Proxy Statement disclosure to clarify that the award is meant to replace five years of grants
●Confirmed that the Board does not intend to make any additional equity grants to the CEO for five years
●Enhanced Proxy Statement disclosure to highlight that the base price is a 20% premium to the 2019 Dutch Auction tender offer clearing price and a 14% premium to the closing price on the day prior to approval of the award by the independent members of the Board
●Pages 53-56

Targets for incentive payouts
●For the 2021 STI Program, the adjusted operating income target for target level payout is $54 million higher than 2020 adjusted operating income, $127 million higher when adjusted for certain items for year-over-year comparability and $50 million higher than the midpoint of our full year 2021 adjusted operating income guidance(1)
●For the 2021 relative TSR dependent PSUs, performance at the 55th percentile (not 50th percentile) is required for target level vesting
●Pages 69-72

Additional disclosure of annual performance evaluation
●Enhanced disclosure regarding each executive officer’s achievements in 2020 and performance evaluation relative to the strategic objectives in the 2020 STI Program
●Enhanced disclosure of compensation decision process
●Pages 60-75

ESG metrics in performance evaluation	●For the 2021 STI Program, ESG criteria account for 21% of the target bonus opportunity, with objective assessment against preset goals ●Pages 69-70
Performance mix in LTI Program	●For the 2021 LTI Program, PSUs were increased from 50% of the equity mix to 60% ●Pages 71-72

(1)
“Adjusted operating income” is a non-GAAP financial measure that represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests and legal accruals. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

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Compensation Discussion and Analysis

Executive Summary

Our Executive Compensation Structure

The following table generally summarizes the key elements of our executive compensation program in 2020. Not all of our NEO's received all three forms of long-term incentives, as more fully described in the section "Elements of Compensation - Long-Term Incentives," and our CEO did not participate in this Long-Term Incentive Program as he was granted the CEO Premium-Priced SSAR Award, which was intended to replace any other long-term incentives for five years (through 2024), as described in detail below in the section "CEO Premium-Priced SSAR Award."

Base Salary	Short-Term Incentive Program*	Long-Term Incentive Program
We believe it is appropriate that some portion of compensation be in a form that is fixed. Base salaries can be adjusted based on individual performance, changes to portfolio of responsibilities and comparative market data.

Performance Measures
●Financial: Adjusted Operating Income from Continuing Operations (50%)
●Financial: Free Cash Flow from Continuing Operations (20%)
●Clinical: Home Modalities Outperformance vs. Non-Acute Non-Acquired Growth (“NAG”) (15%)
●Strategic Objectives (15%)

		Performance Stock Units	Restricted Stock Units	Stock-settled Stock Appreciation Rights

		●Vests 50% in three years and 50% in four years ●Payout up to 200% of target shares ●Performance criteria 75% Adjusted EPS 25% Relative TSR	●Vests 50% in three years and 50% in four years**	●Vests 50% in three years and 50% in four years

* Modality selections and decisions related to a patient's care are always made by the attending nephrologist and patient, and provided pursuant to a physician's order.

** A portion of Ms. Waters' RSU grant also had a two-year vest component.

CEO Premium-Priced SSAR Award

The purpose of this section is to detail the CEO Premium-Priced SSAR Award granted to our CEO as well as put the quantum of the grant in the context of historical realized pay. Mr. Rodriguez assumed the role of CEO on June 1, 2019 with over 20 years of experience at the Company in a variety of roles, including as CEO of the Kidney Care Division since March 2014. In connection with his transition to the CEO role, and with the feedback of some of our largest stockholders, the Compensation Committee evaluated different compensation alternatives for Mr. Rodriguez. The Compensation Committee believed that the CEO's compensation structure should vary based on strategic context, and given the strategic reset that the Company was undergoing, the Compensation Committee believed that a large single grant of SSARs at a Base Price that was a significant premium to the current market price in lieu of any other equity grants for five years was the most appropriate form of compensation for Mr. Rodriguez to drive long-term stockholder value creation. To be clear, this award is intended to be five years' worth of awards (through 2024), granted upfront. The Base Price represented a 20% premium to the price per share at which the Company purchased shares in its then recently completed "Dutch Auction" tender offer, which the Board viewed as a meaningful indicator of value based on the views of our stockholders at the time, and a 56% premium to the price per share the day before Mr. Rodriguez assumed the CEO role.

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The grant required stockholder approval to amend the terms of the stockholder-approved incentive award plan under which the grant would be made, as more fully described below. At the time the Board approved the grant, the Base Price was above the market price, and the award had a Black-Scholes value of $35.1 million, or $7.0 million per year, as this grant is intended to replace five years' worth of awards. However, at the time stockholder approval was obtained, because the stock price had increased over this time, the Base Price was below the market price, and the award had a Black-Scholes value of $68.5 million, or $13.7 million per year. The CEO Premium-Priced SSAR Award vests 50% each three and four years from the Board Approval Date (November 4, 2019). Of note, however, is the grant’s holding requirement – Mr. Rodriguez may not sell any shares, other than for tax withholding or upon a change in control or termination due to death or disability, for five years from the Board Approval Date.

Background

Under SEC reporting rules, we are required to include the full accounting value associated with the CEO Premium-Priced SSAR Award granted to our CEO in the 2020 Summary Compensation Table on page 78 even though the award is intended to replace five years of equity grants. Our CEO's salary and short-term incentives, as well as the vesting of performance stock units ("PSUs") granted prior to 2020, are described in the section "Elements of Compensation."

The following are the key dates associated with the grant of the CEO Premium-Priced SSAR Award:

–	June 1, 2019: Mr. Rodriguez assumed the role of CEO, following his role as CEO of our Kidney Care segment.
–

November 4, 2019 (the "Board Approval Date"): The independent members of the Board, on the recommendation of the Compensation Committee, granted Mr. Rodriguez the CEO Premium-Priced SSAR Award of 2,500,000 SSARs, based on reasons more fully detailed below in the section "CEO Premium-Priced SSAR Award - Rationale for CEO Premium-Priced SSAR Award," subject to stockholder approval of a related amendment to the 2011 Plan necessary to permit this grant.

–

January 23, 2020 (the "Stockholder Approval Date"): Stockholder approval was obtained at the Special Meeting to lift a provision in the 2011 Plan that limits to 2,250,000 the number of shares of Common Stock that may be subject to awards made to any one person during any consecutive twelve-month period. Approximately 88% of the shares present in person or by proxy and entitled to vote on the proposal voted in favor of the plan amendment to permit the grant.

The CEO Premium-Priced SSAR Award is in lieu of any other long-term incentive awards to Mr. Rodriguez for five years (through 2024), and the Company does not intend to grant any additional equity awards to Mr. Rodriguez for the five years following the Board Approval Date (through 2024). Even though the Board approved the grant in 2019, it is considered a 2020 grant for accounting purposes and the full grant date fair value (rather than an annualized amount) appears in the 2020 Summary Compensation Table because it was subject to stockholder approval, which was obtained in 2020.

Rationale for CEO Premium-Priced SSAR Award

In connection with Mr. Rodriguez's transition to the CEO role in 2019, and leading up to the decision to grant the CEO Premium-Priced SSAR Award to him, the Company and the Board received and proactively sought feedback from the Company's largest stockholders on the structure of the executive compensation program as part of its ongoing stockholder engagement program.

The Compensation Committee wanted to incentivize our unique CEO at a critical point in his career:

–	a diverse and highly sought-after CEO,
–	with over 20 years of operational and leadership experience in the renal dialysis industry, and
–	with significant demonstrated success in talent development and building a strong executive management team.

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Compensation Discussion and Analysis

The Company was at an important inflection point as an organization:

–	after divesting the DMG business in June 2019 to focus primarily on the kidney care business,
–	after effectuating the CEO transition following the announced retirement of Mr. Thiry as CEO in April 2019 after nearly 20 years in the role, and
–	continuing to navigate the ongoing intricacies of a heavily regulated healthcare sector.

The Compensation Committee desired to structure the compensation for Mr. Rodriguez at this inflection point in a way that mirrored the strategic reset the Company was undergoing and which would be led by Mr. Rodriguez. The results of this strategic reset would not be known for several years, and the Compensation Committee believed that a long-term equity vehicle was best aligned with the successful execution of this strategic reset. The Compensation Committee believed that a long-term equity vehicle which only delivers value to the CEO with sustained increases in stock price appropriately incentivizes the CEO to develop our strategic operating plan in response to changing circumstances in ways that will maximize sustained stockholder value creation.

The Compensation Committee concluded that the CEO Premium-Priced SSAR Award demonstrates (i) the Board's strong confidence in Mr. Rodriguez's leadership of DaVita and the momentum of his new strategy, (ii) the Board's desire to ensure Mr. Rodriguez's continued service during this period of strategic transformation, as he is highly marketable and (iii) the Board’s commitment to structuring compensation for the CEO that is fully aligned with long-term stockholder value creation.

Terms of CEO Premium-Priced SSAR Award

The Compensation Committee, with input from Compensia, Inc., its independent compensation consultant ("Compensia"), structured the CEO Premium-Priced SSAR Award to reflect stockholder feedback and incentivize the creation of sustained stockholder value, resulting in the following features in the CEO Premium-Priced SSAR Award design:

Premium-Price: The base price (similar to strike price on an option) on the CEO Premium-Priced SSAR Award was set considering the price per share on the day before Mr. Rodriguez assumed the role of CEO (i.e., $43.42) and the price per share at which the Company completed its modified "Dutch Auction" tender offer (i.e., $56.50). Specifically, the base price of $67.80 ("Base Price") was approved at a 56% premium to the price per share on the day before Mr. Rodriguez assumed the CEO role on June 1, 2019 and a 20% premium to the price per share at which the Company purchased shares in its then recently completed modified "Dutch Auction" tender offer. On November 1, 2019, the last trading date before the Board Approval Date (November 4, 2019), the closing sale price of a share of Common Stock on the NYSE was $59.54. On January 23, 2020, the Stockholder Approval Date, the closing sale price of a share of Common Stock on the NYSE was $80.50.

SSARs only derive value if the market value of our Common Stock is above the Base Price at the time of vesting. The Compensation Committee utilizes SSARs instead of stock options because SSARs are less dilutive to our stockholders than stock options because only shares with a total value equal to the grantee's gain (the difference between the fair market value of the base shares and their base price) are ultimately issued ("Gain Shares").

Multi-Year Vesting: The CEO Premium-Priced SSAR Award vests 50% each three and four years from the Board Approval Date (November 4, 2019). In other words, the grant has no value to the CEO for the first three years, and the CEO gets value from the award if, and only if, the stock price is above the Base Price at or after vesting.

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Five-Year Holding Period: There is a five-year holding period requirement from the Board Approval Date (November 4, 2019) with respect to the after-tax Gain Shares, subjecting the shares underlying the CEO Premium-Priced SSAR Award to a full five years of potential stock price fluctuations. That is, Mr. Rodriguez cannot sell any after-tax Gain Shares to monetize any gains on this award until at least five years from the Board Approval Date. This five-year holding period lapses in the event of a change in control of the Company or Mr. Rodriguez's death or termination due to disability.

Five-Year Term: The CEO Premium-Priced SSAR Award will expire on the date that is five years from the Board Approval Date (November 4, 2019).

The summary of the CEO Premium-Priced SSAR Award presented in this section is qualified in its entirety by reference to the CEO Premium-Priced SSAR Award itself, which is filed with the SEC as Appendix A to our Definitive Proxy Statement filed with the SEC on December 6, 2019.

Selected Premium

The Board believed that the base price for the award should be set at a premium to the tender clearing price from our then recently completed modified "Dutch Auction" tender offer for our stock, because that was a meaningful indicator of value based on the views of our stockholders at the time. By setting the Base Price ($67.80) at a 20% premium to the tender clearing price of $56.50, Mr. Rodriguez is required to create and sustain significant long-term value for our stockholders before he will be able to realize meaningful value from the CEO Premium-Priced SSAR Award. In addition, the base price is a significant premium to the stock price when Mr. Rodriguez assumed the CEO role and also a premium to the stock price the day before the Board Approval Date.

	Date	Price	Premium
Stock price day before Mr. Rodriguez assumed CEO role	May 31, 2019	$43.42	56%
Tender clearing price	Aug. 16, 2019	$56.50	20%
Stock price day before Board Approval Date	Nov. 1, 2019	$59.54	14%

On the Stockholder Approval Date, the closing sale price of a share of Common Stock on the NYSE was $80.50.

Black-Scholes Value of CEO Premium-Priced SSAR Award and Annualized Grant Equivalent Value

The full accounting value associated with the CEO Premium-Priced SSAR Award, represented by the Black-Scholes value as of the Stockholder Approval Date, was approximately $68.5 million and under SEC requirements is required to be presented as 2020 compensation in the 'Option Awards' column in the 2020 Summary Compensation Table. Since this grant is intended to effectively replace five years of grants (through 2024) for the CEO, the annualized grant equivalent value would be approximately $13.7 million as of the Stockholder Approval Date. As an additional point of context, on the Board Approval Date (November 4, 2019), the CEO Premium-Priced SSAR Award had a Black-Scholes value of approximately $35.1 million, and the annualized grant equivalent value was approximately $7.0 million. Importantly, under the terms of the award, as of the date of this proxy statement, Mr. Rodriguez has not realized any value from this grant, and must hold any shares acquired upon exercise of the award until five years from the Board Approval Date, except in the event of a change in control or termination due to death or disability.

	BOARD APPROVAL DATE (NOVEMBER 4, 2019)	STOCKHOLDER APPROVAL DATE JANUARY 23, 2020)
ANNUALIZED AWARD VALUE	$7.0mm	$13.7mm
STOCK PRICE	$61.48	$80.50
FIVE-YEAR AWARD VALUE	$35.1mm	$68.5mm

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Compensation Discussion and Analysis

Realized Pay

To underscore the alignment of our executive pay with performance and the rigor of the Company's incentive compensation criteria, the chart below compares the actual value realized by Mr. Rodriguez ("Realized Pay") to the target annual pay ("Target Pay") reflected in the Summary Compensation Table for the three-year period for which compensation is disclosed in this Proxy Statement (2018, 2019 and 2020).

1 Mr. Rodriguez was not CEO of DaVita in 2018. He was CEO of the Kidney Care Division.

2 Mr. Rodriguez served as CEO of DaVita for seven months in 2019. For the first five months of 2019, he was CEO of the Kidney Care Division.

3 The Target Pay represents the sum of (a) actual salary received in the indicated year, (b) the target level payout on the Short-Term Incentive Program ("STI Program") for the indicated performance year, (c) the target level payout for any long-term incentive in the form of a cash award that was granted in the indicated year (of which there was none in 2018, 2019 and 2020) and (d) the grant date fair value of any equity granted in the indicated year as indicated in the Summary Compensation Table, with the provision that the fair market value of equity granted in 2020 reflects the annualized value of the CEO Premium-Priced SSAR Award (i.e., 20% of the value of the CEO Premium-Priced SSAR Award) since this is intended to replace five years' worth of long-term incentive compensation grants to the CEO.

4 The Realized Pay represents the sum of (a) actual salary received in the indicated year, (b) STI Program payment earned for that performance year, (c) previously granted long-term incentive in the form of a performance-based cash award that was paid in the indicated year and (d) previously granted equity that vested in the indicated year. Specifically, the value of equity at each vesting date is represented by the sum of (i) the actual intrinsic value of any SSAR that vested in the indicated year, valued based on the closing stock price as of the date of vesting, (ii) the value of any RSU award that vested in the indicated year, valued based on the closing stock price as of the date of vesting and (iii) the value of any PSU award that vested in the indicated year, reflecting the actual shares earned for those PSUs, based on the performance metric outcome, and the closing stock price as of the date of vesting.

Compensation Principles

Our objective is to design an executive compensation program that emphasizes performance and aligns our executive officers' interests with those of our stockholders, including with relation to financial performance and ESG performance. We have supported this objective by designing our executive compensation program around the following principles:

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Performance Orientation
●Majority of compensation for executive officers is tied to “performance” and not “pay delivery”
●Multiple criteria in STI Program and LTI Program to mitigate risks associated with setting performance criteria in advance
●Compensation Committee generally retains ability to exercise negative discretion, and has done so with respect to the 2014, 2015 and 2017 performance periods

Link to Strategy and ESG Metrics
●75% of PSUs granted in the annual grant program since 2017 are tied to a long-term EPS target, which we believe focuses our executive officers on capital-efficient growth, the hallmark of our long-term strategy
●CEO Premium-Priced SSAR Award incentivizes our CEO to make investment and operational decisions in the face of an evolving strategy and rewards him for maximizing long-term stockholder value, and at the same time will not pay out if he is not able to implement strategies that increase long-term stockholder value as reflected in a sustained stock price increase from Board Approval Date (November 4, 2019)
●Specific performance metrics key to our strategy can be the criteria for the STI Program (e.g., a metric related to home dialysis modalities)
●The 2021 STI Program explicitly carves out 21% of the annual target opportunity to be based on ESG criteria, formulaically evaluated

Outperformance Required for Target Payouts
●In the 2021 STI Program, performance has to be $50M above the midpoint of our guidance range for full year 2021 adjusted operating income(1) to achieve target payout for the corresponding metric
●In the 2021 LTI Program, TSR-dependent PSUs require performance at the 55th percentile (not 50th percentile) to achieve target vesting

Largely Formulaic Criteria
●In the 2021 STI Program, 91% of the annual target opportunity is formulaic, and only 9% is tied to customized strategic objectives that are qualitatively evaluated
●For the 2021 PSU grant and for all previously granted PSUs that are part of the normal annual grant program, 100% of the payout opportunity is formulaically determined

No Positive Discretion	●The Compensation Committee does not exercise positive discretion in making compensation decisions under the STI Program and PSUs

(1)

“Adjusted operating income” is a non-GAAP financial measure that represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

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Compensation Discussion and Analysis

Furthermore, our executive compensation program includes the following practices and policies, which we believe reinforce our executive compensation philosophy and objectives and are aligned with the interests of our stockholders:

What We Do
✓	At-risk compensation.
✓	Multi-year vesting and performance periods.
✓	Annual say-on-pay vote.
✓	Robust stockholder engagement.
✓	Independent compensation consultant retained by the Compensation Committee.
✓	Annual comparator peer group review.
✓	“Double-trigger” change of control provisions in equity award agreements.
✓	Limits on severance payments.
✓	Clawback policy.
✓	Stock ownership requirements.
✓	Annual risk assessment.
What We Don't Do
✕	No COVID-19 pandemic-related executive compensation changes to "in flight" performance incentives and programs.
✕	No repricing or replacing of underwater SSARs or stock options.
✕	No hedging of Company securities and restricted pledging of Company securities.
✕	No change-of-control tax gross-ups in employment agreements.
✕	No defined benefit pension benefits.
✕	No dividends on unearned or unvested stock awards.

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Elements of Compensation

Total Direct Compensation

This section outlines our NEO's Total Direct Compensation, which is typically defined as salary received during a year, annual cash performance bonus (or short-term incentive) earned for a year (and paid early the following year) and grant date fair market value of long-term incentives (equity) awarded that year. The salary in the table below is higher than the annualized salary for each NEO other than Mr. Thiry because it represents the actual salary paid during the year, and 2020 had an extra pay date. For Mr. Thiry, the salary is less than his annualized salary as Executive Chairman because he retired effective June 1, 2020. For Mr. Rodriguez, the Annual LTI Award reflects 20% of the CEO Premium-Priced SSAR Award's actual grant date fair market value to reflect one year of long-term incentive awards since the award is intended to replace five years of long-term incentive awards (through 2024). This table is not a substitute for the information disclosed in the 2020 Summary Compensation Table and related footnotes.

Name	Base Salary	Annual Cash Award	Annual LTI Award[1]	Total Direct Compensation
Javier J. Rodriguez	$1,246,154	$3,282,480	$13,699,392	$18,228,026
Kent J. Thiry	$465,385	$710,621	$—	$1,176,006
Joel Ackerman	$726,923	$1,283,325	$3,224,688	$5,234,936
Michael D. Staffieri	$796,154	$1,954,155	$4,837,056	$7,587,365
Kathleen A. Waters	$633,462	$859,300	$2,719,737	$4,212,499
James O. Hearty	$519,231	$547,080	$741,882	$1,808,193

1

The amounts reported under the Annual LTI Award column consist of the grant date fair value of all 2020 equity awards (RSUs, SSARs and PSUs), except for Mr. Rodriguez, for whom only 20% of the grant date fair value of the CEO Premium-Priced SSAR Award was included to reflect one year of long-term incentive awards since the award is intended to replace five years of long-term incentive awards. For additional details on the terms of the 2020 equity awards, see "— Executive Compensation — 2020 Summary Compensation Table" and "— Elements of Compensation — Long-Term Incentive Program (LTI Program) for 2020 — Equity Awards," respectively.

Base Salary

We compensate our executives with a base salary because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Base salaries are established at levels necessary to enable us to attract and retain highly qualified executives with reference to both our peer group and comparative pay within the Company for executives with similar levels of responsibility, the prior experience of the executive, and expected contributions to Company performance. After considering input from Compensia, in March 2020, the base salaries for Mr. Staffieri and Ms. Waters were increased by $100,000 and $45,000, respectively, in recognition of their performance and to better align with the competitive market. Base salaries for the NEOs as of December 31 of each year are reflected in the following table:

Name	2019 Base Salary	2020 Base Salary	Percentage Change in Base Salary in 2020
Javier J. Rodriguez	$1,200,000	$1,200,000	0%
Kent J. Thiry	$1,000,000	$1,000,000	0%
Joel Ackerman	$700,000	$700,000	0%
Michael D. Staffieri	$700,000	$800,000	14%
Kathleen A. Waters	$580,000	$625,000	8%
James O. Hearty	$500,000	$500,000	0%

Short-Term Incentive Program (STI Program) for 2020

The participants in the 2020 STI Program had a target bonus approved by the Compensation Committee, and with respect to the CEO and Executive Chairman, the independent members of the Board. Participants could earn up to 200% of their target bonus, subject to the application of negative discretion. In addition, the 2020 STI Program included a modifier which would have allowed participants to achieve an incremental 50% payout, based on a predetermined objective involving legislation related to full capitation or regulated demonstration for end stage renal disease, with the payout determined based on the executive's level of involvement and role played in the

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Compensation Discussion and Analysis

achievement of this objective. The conditions necessary for the modifier to be deemed achieved were not met in 2020. The following table summarizes the target bonus and target bonus as a multiple of base salary for each of the NEOs:

Name	2020 Base Salary	2020 Target Incentive Opportunity	2020 Target Incentive Opportunity as a Percentage of Salary[3]
Javier J. Rodriguez	$1,200,000	$1,800,000	150%
Kent J. Thiry[1]	$1,000,000	$1,000,000	100%
Joel Ackerman	$700,000	$750,000	107%
Michael D. Staffieri[2]	$800,000	$1,050,000	131%
Kathleen A. Waters	$625,000	$500,000	80%
James O. Hearty	$500,000	$300,000	60%

1	Mr. Thiry's 2020 Target Incentive Opportunity was $1,000,000 or 1.0x his base salary, which was then prorated for his time as Executive Chairman during 2020.
2

Mr. Staffieri had previously been on a different incentive program, but upon becoming a Section 16 Officer was added to the STI Program, and his target incentive opportunity was set by evaluating the comparative compensation of executives within the Company with similar levels of responsibility and the compensation of executives serving in similar positions at comparable companies based on the peer group benchmarking performed by Compensia.

3

Messrs. Rodriguez and Thiry are the only NEOs with annual bonuses approved by the Compensation Committee as a percentage of their base salary. The target incentive opportunities for the other NEOs were approved by the Compensation Committee in terms of an absolute dollar opportunity and this column includes the percentage opportunity determined by dividing the target dollar value by the NEO’s base salary.

The following table summarizes the performance metrics, weightings, criteria ranges, performance-based eligibility ranges, actual performance and eligible payout percentages for the components of the 2020 STI Program:

2020 STI Program Performance Metrics	Performance Metrics Weightings	Criteria Range	Performance Based Eligibility |Range (%)	Actual Performance	Eligible Payout Achieved (%)
Financial: Adjusted Operating Income*	50.0%	$1,550 million to $1,700 million ($1,600 million target)	0%; 50% - 200%	$1,749 million**	200.0%
Financial: Free Cash Flow from Continuing Operations*	20.0%	$600 million to $900 million ($700 million target)	0%; 50% - 200%	$1,188 million	200.0%
Clinical: Home Modalities Outperformance vs. Non-Acute Non-Acquired Growth ("NAG")	15.0%	3% - 9% (6% target)	0%; 50% - 200%	6.2%	107.4%
Strategic Objectives	15.0%	Varies by NEO	0% - 200%	Varies by NEO	Varies by NEO

* “Adjusted Operating Income” and “Free cash flow from continuing operations” are non-GAAP financial measures. “Adjusted operating income" represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests and legal accruals. “Free cash flow from continuing operations” represents net cash provided by operating activities from continuing operations less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology), plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

** For purposes of the 2020 STI Program and as presented above, “adjusted operating income” also includes a $3 million addback to our 2020 adjusted operating income as reported in our quarterly earnings release materials for the year ended December 31, 2020 ($1,746 million). This addback is associated with foreign exchange loss on mark-to-market impact of cash held in a non-functional currency in our Asia-Pacific joint venture, an adjustment specified in advance by the Compensation Committee at the time it approved the 2020 STI Program. As a result, adjusted operating income presented above for purposes of the 2020 STI Program differs from the non-GAAP financial results we report in our quarterly earnings materials. None of these non-GAAP financial measures should be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

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Adjusted Operating Income

●	2020 target represents $52 million year-over-year increase on a comparable basis

(1) This chart and the bullets thereunder contain non-GAAP financial measures. “Adjusted operating income" represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations, 2019 Adjusted operating income excludes charges related to goodwill impairment. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

(2) Benefit of anticipated calcimimetics profit in 2020 was expected to offset the anticipated spend to counter the ballot initiative in 2020 at the time the 2020 Adjusted Operating Income target was set.

●	2020 target set $34 million higher than midpoint of implied initial adjusted operating income guidance

–	2020 initial revenue guidance: $11.5 billion - $11.7 billion
–	2020 initial adjusted operating income margin guidance: 13.0% - 14.0%
–	Implied midpoint of 2020 initial adjusted operating income guidance: $1,566 million (vs. $1,600 million target)

Free Cash Flow from Continuing Operations

●	Added as a metric after consideration of stockholder feedback
●	2020 target set at midpoint of initial guidance range

Home Modalities Outperformance vs. Non-Acute Non-Acquired Growth ("NAG")1

●	An important element of our clinical strategic imperatives has been the continued development and implementation of, and education regarding the option of, home dialysis.
●	The home dialysis outperformance metric is calculated as 2020 treatment growth for home dialysis less 2020 treatment growth for all non-hospital dialysis, in each case excluding the impact of acquisitions.

1 Decisions related to a patient's care and dialysis site are always made by the attending nephrologist and patient, and provided pursuant to a physician's order. Our goal is to provide education of the home opportunity and support the decision of the attending nephrologist and patient.

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Compensation Discussion and Analysis

Strategic Objectives

●	Strategic objectives vary by participant in the 2020 STI Program with performance on each objective measured on a scale of 0% to 200%, with 100% representing target.
●	The Compensation Committee reserved the right to evaluate the criteria holistically for each executive, rather than evaluating each objective individually.
●	The following chart generally summarizes the NEO’s key strategic objectives as well as certain of the factors considered by the Compensation Committee in determining what level of performance achievement to apply. The Compensation Committee (or, as applicable, the independent directors’) determination of successful achievement is denoted by a “+” sign and determination of non-achievement of an objective is denoted by a “-“ sign.

JAVIER J. RODRIGUEZ
Execute on international growth strategy. Exceed $20 million operating income in 2020 from international operations.	Successfully divested non-core international assets in Germany and Taiwan
$23 million operating income in 2020 from international operations, despite challenges of ongoing COVID-19 pandemic
Drive continued progress on our technology strategy	Realigned information technology resources to launch digital product team to support strategic imperatives
Artificial intelligence-driven protocols adopted as clinically appropriate(1)
Some delays in milestones for launch of new clinical information technology platform
Tangible progress on diversity and belonging initiatives	Launched inaugural annual Diversity & Belonging report, available on the Company’s website
Implementation of recruiting policy demonstrating intentionality of diversity focus in hiring
Multiple investments in building and supporting diverse leadership to senior levels
Training on diversity and belonging for senior leadership team
New councils and governance structures
Advance the Company’s public policy objectives	Meaningful engagement on issues of importance to our business, helping ensure federal and state officials understand the needs of our patients and the mission of our Company
Successful opposition of California ballot initiative
Integrated kidney care legislation not passed
Drive progress on other short and long-term strategic objectives	Advanced the Company’s integrated care strategy, including through work to structure value-based contracts
DaVita Venture Group investments in 2020
Certain contracting initiatives completed, others still in process

(1)	Adopted by the governing body of the clinic (an interdisciplinary team). Once approved by the governing body, the protocol is available for the attending physician to utilize if he or she so chooses.

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KENT J. THIRY
Advance the Company’s public policy objectives	Meaningful engagement on issues of importance to our business, helping ensure federal and state officials understand the needs of our patients and the mission of our Company
Successful transition of government affairs responsibilities
Integrated kidney care legislation not passed

MICHAEL D. STAFFIERI
Achieve U.S. Kidney Care operating income from clinic operations in line with or better than 2020 budget	Outperformed budget, despite challenges of ongoing COVID-19 pandemic
Advance Home Dialysis program objectives in compliance with law	Met annual home penetration goal, in-line with long-term goal that 1 in 4 patients will choose to treat at home(2)
Missed home treatment growth goal(2)
Standardization initiatives on track
Support successful renewal of certain key multi-year supply agreements	Some contracts signed, others still in progress
Prepare enterprise for potential introduction of new oral anemia management drugs (HIFs)	Each workstream is on track or ahead of schedule
Drive progress on certain key clinical initiatives	Exceeded internal targets

(2)	Modality selections and decisions related to a patient’s care are always made by the attending nephrologist and patient, and provided pursuant to a physician’s order.

JOEL ACKERMAN
Return on capital: drive continued return discipline on acquisitions, de novos and other capital deployments	Repurchased 16 million shares in 2020 at average price significantly below year-end stock price (average repurchase price $87.80 vs. year-end price of $117.40)
Outperformed international acquisition forecasts
Strong process to promote continued capital efficiency
Continued focus on strategy, contracting and capability creation for integrated kidney care	Advanced internal capability enhancements and structure to support integrated care business
Advance goals related to growth, strategy and innovation	DaVita Venture Group investments in 2020
Alignment of strategic plan with stockholder value creation
Enterprise business development
Team: continue to enhance organization effectiveness	Successful onboarding of new Chief Accounting Officer
Successful implementation of finance team reorganization

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Compensation Discussion and Analysis

KATHLEEN A. WATERS
Advance legal department priorities	Manage litigation / government investigation priorities
Robust legal support of the Company’s key strategic priorities
Finalize certain remaining items in connection with DMG divestiture
Support transitions in Board of Directors and governance matters	On-boarded two new independent directors
Robust support of enterprise governance matters including Enterprise Risk Management and new management ESG steering committee, among others
Support CEO in goal of differentiated diversity and belonging efforts for Company	Launch of inaugural annual Diversity & Belonging report, available on the Company’s website

JAMES O. HEARTY
Advance compliance department priorities	Completion and close-out of Corporate Integrity Agreement
Robust compliance department support of the Company’s key strategic priorities

2020 STI Program Payouts

The table below summarizes the performance metrics and their relative weights and the eligible payout achieved, target incentive opportunity, and total eligible and actual STI Program award by NEO. Additional description of each of the metrics is provided above.

		Eligible Payout Achieved
2020 STI Program Performance Metrics	Performance Metrics Weightings	Javier J. Rodriguez	Kent J. Thiry	Joel Ackerman	Michael D. Staffieri	Kathleen A. Waters	James O. Hearty
Financial: Adjusted Operating Income	50.0%	200.0%	200.0%	200.0%	200.0%	200.0%	200.0%
Financial: Free Cash Flow from Continuing Operations	20.0%	200.0%	200.0%	200.0%	200.0%	200.0%	200.0%
Clinical: Home Modalities Outperformance vs. Non-Acute Non-Acquired Growth ("NAG")	15.0%	107.4%	107.4%	107.4%	107.4%	107.4%	107.4%
Strategic Objectives	15.0%	175.0%	100.0%	100.0%	200.0%	105.0%	175.0%

Total Weighted Eligible Payout Achieved		182.4%	171.1%	171.1%	186.1%	171.9%	182.4%
Target Incentive Opportunity		$1,800,000	$415,301	$750,000	$1,050,000	$500,000	$300,000
Total Eligible and Actual STI Program Award		$3,282,480	$710,621	$1,283,325	$1,954,155	$859,300	$547,080

Certain columns or rows may not sum or precisely recalculate due to the presentation of rounded numbers.

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Long-Term Incentive Program ("LTI Program") for 2020

LTI Program awards are designed to provide a link to long-term stockholder value through equity awards for our executives.

Equity Awards

The split of 2020 equity awards between PSUs, RSUs and SSARs was determined by the Compensation Committee and varies by NEO, based on factors such as the executive officer's role in growth initiatives and capital allocation, as well as his or her existing portfolio of equity vehicles.

	PSUs	RSUs	SSARs
Joel Ackerman
Michael D. Staffieri
Kathleen A. Waters(1)
James O. Hearty

1	Does not include additional RSUs granted to Ms. Waters in recognition of her strong performance and contributions in 2019, particularly in connection with her role in the successful achievement of a special litigation-related objective.

Performance Stock Units ("PSUs")

PSUs typically fully vest based on a combination of performance metrics and passage of time over a period of three to four years.

The Compensation Committee selected adjusted earnings per share ("EPS") as the performance metric for 75% of the PSUs granted to our NEOs in 2020, with Relative TSR as the performance metric for the remaining 25% of the PSUs granted to the NEOs in 2020. Relative TSR for the 2020 grants is measured by comparing the return on an investment in DaVita to an investment in the S&P Health Care Services Select Industry Index. If our TSR is negative, then vesting is capped at the target number of PSUs regardless of our relative TSR performance. Vesting of the PSUs is split between two years to incentivize sustained, long-term performance.

The table below summarizes the performance criteria range for each performance year and percent range of target PSUs for the 2020 annual PSU grants. Given the market and operating conditions at the time the targets were set, the target payout levels were designed to be achievable with strong management performance, while maximum payout levels were designed to be difficult to achieve.

2020 PSU Performance Metrics	Performance Metrics Weightings	Criteria Range	Percent of Target PSUs	Vesting
2022 Adjusted Earnings per Share	37.5%	$6.49 - $8.07 (Target: $7.00)	50% - 200%	100% March 15, 2023
2023 Adjusted Earnings per Share	37.5%	$6.75 - $9.37 (Target: $7.56)	50% - 200%	100% March 15, 2024
Relative TSR*	25.0%	See below*	0% - 200%	50% March 15, 2023, 50% March 15, 2024

*	For three-month periods ending February 28, 2023 and February 29, 2024, respectively, as compared to the three-month period ended February 29, 2020. PSUs earned under the Relative TSR metric are calculated based on two times the difference between the return on an investment in DaVita stock and an investment in the S&P Health Care Services Select Industry index (assuming dividend reinvestment). For example, if the return on an investment in DaVita is 50% and the return on an investment in the S&P Health Care Services Select Industry index is 40%, then 120% (100% + 2*(50% - 40%)) of the target number of PSUs is earned. The maximum that can be earned is 200% of the target number of PSUs, and if the Company TSR is negative, the maximum that can be earned is 100% of the target number of PSUs regardless of our Relative TSR performance.

We have used adjusted EPS as a criterion for all participants in the LTI Program since 2017. In connection with our stockholder engagement, we received feedback that our stockholders were generally supportive of our share

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Compensation Discussion and Analysis

repurchase program as a mechanism for enhancing long term value for stockholders. Accordingly, after discussion, and with input from Compensia, the Compensation Committee decided that it would be appropriate not to adjust the EPS criteria based on volume of share repurchases. TSR has been a component of the LTI Program since 2014. After consideration of stockholder feedback, in 2020, we changed the underlying benchmark against which we compare DaVita stock performance for the Relative TSR metric from the S&P 500 Index to the S&P Health Care Services Select Industry Index.

We believe consistent use of the same performance metrics year-over-year in the LTI Program enhances long-term focus and incentivizes continuous improvement in Company performance, as each performance period's results build upon prior periods' performance results.

Consistent with our goal-setting process for the STI Program, the Compensation Committee sets rigorous goals requiring strong performance as compared to the prior year. We set our adjusted EPS targets for the 2020 PSUs by growing the midpoint of the 2020 adjusted EPS from continuing operations guidance provided to investors in our fourth quarter 2019 earnings release at a range of compound annual growth rates (a 4% compound annual growth rate for 50% vesting; an 8% compound annual growth rate for 100% vesting; and a 16% compound annual growth rate for 200% vesting).

Restricted Stock Units ("RSUs")

RSUs typically fully vest with the passage of time over a period of four years (with 50% vesting after each of years three and four), but the Compensation Committee may approve alternative vesting schedules based on performance, timing of vesting of individual outstanding grants, retention considerations or other factors.

Stock-settled Stock Appreciation Rights ("SSARs")

SSARs only derive value if the market value of our Common Stock increases from the date of grant. The economic value and tax and accounting treatment of SSARs are comparable to those of stock options, but SSARs are less dilutive to our stockholders because only shares with a total value equal to the grantee’s gain (the difference between the fair market value of the base shares and their base price) are ultimately issued. SSARs are granted with a base price not less than the closing price of our Common Stock on the date of grant and vest based on the passage of time. SSARs had been used in the regular annual grant cycle through 2018. In 2019 we stopped awarding SSARs in the regular grant cycle, but after consideration of stockholder feedback, we re-introduced SSARs into the executive compensation program in 2020.

Determining LTI Program Award Amounts

The Compensation Committee considers the annual LTI Program awards for our NEOs and other executives in advance of the grant date with the input of the CEO and the Compensation Committee’s independent compensation consultant, Compensia. Each year, the CEO considers the following in recommending equity awards to the Compensation Committee: (i) recent performance and trajectory of historical performance; (ii) level of responsibilities and expected changes to responsibilities; (iii) market levels of total compensation and long-term incentives for similar positions; (iv) the historical amounts granted and expected vesting levels; and (v) the "in-the-money value" of unvested equity currently held by participants.

The table below shows the aggregate number of shares subject to RSUs and target PSUs granted to each of our NEOs in 2020.

2020 Long-term Incentive Awards	Shares Subject to PSUs (#)	Shares Subject to SSARs (#)		Shares Subject to RSUs (#)
Javier J. Rodriguez	—	2,500,000	[1]	—
Joel Ackerman	19,750	78,999		—
Michael D. Staffieri	29,625	118,499		—
Kathleen A. Waters	13,167	26,333		14,483
James O. Hearty	4,608	9,217		2,304

1 Intended to replace five years' worth of equity grants. See "Executive Summary - CEO Premium-Priced SSAR Award."

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In general, the PSU, RSU and SSAR awards vest 50% each on March 15, 2023 and March 15, 2024, except for the following:

–	Mr. Rodriguez's SSAR award vests 50% on November 4, 2022 and 50% on November 4, 2023 and is intended to replace five years of equity grants (see "Executive Summary - CEO Premium-Priced SSAR Award")
–	Mr. Thiry did not receive an equity grant in 2020 due to his separation from the Company in June 2020
–	7,900 of Ms. Waters' RSUs vest on March 15, 2022, with the rest vesting 50% each on March 15, 2023 and March 15, 2024

Eligible Payouts for PSUs Granted in 2017 and 2018

We granted PSUs to executive officers beginning in 2014. The performance metrics associated with the PSUs granted in 2017 and 2018 have been measured through the end of the relevant performance periods, with the exception of (i) the PSUs granted in 2018 for which the performance metric was adjusted EPS for fiscal year 2021 and (ii) the PSUs granted in 2018 for which the performance metric was Relative TSR measured through March 31, 2022.

The tables below summarize the criteria range and percentage range of target PSUs and detail the relative weightings of each performance metric for the 2017 and 2018 PSUs.

			Performance Based Eligibility Range		Eligible Payout Achieved
2017 PSU Performance Metrics	Weight	Criteria Range	(%)	Actual Performance	(%)
2020 Adjusted Earnings per Share[1]	75.0%	$4.02 - $4.88	50% - 200%	$7.18	200%
Relative TSR (2020 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Total Return)	0% - 200%	(20.7%)	58.7%
Relative TSR (2021 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Total Return)	0% - 200%	(11.7%)	76.6%

			Performance Based Eligibility Range		Eligible Payout Achieved
2018 PSU Performance Metrics	Weight	Criteria Range	(%)	Actual Performance	(%)
2020 Adjusted Earnings per Share from Continuing Operations[3]	37.5%	$4.28 - $5.20	50% - 200%	$7.26	200%
2021 Adjusted Earnings per Share from Continuing Operations	37.5%	$4.50 - $5.82	50% - 200%	In Progress[2]	N/A2
Relative TSR (2021 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Total Return)	0% - 200%	1.5%	103.0%
Relative TSR (2022 vesting)	12.5%	100% + 2 x (Company TSR - S&P 500 Total Return)	0% - 200%	In Progress[2]	N/A2

1	“Adjusted Earnings per Share” is a non-GAAP financial measure that represents a per share measure of adjusted net income. Adjusted net income excludes certain items from net income that we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests, debt refinancing charges and legal accruals. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
2	In progress as of March 31, 2021.
3	“Adjusted Earnings per Share from Continuing Operations” is a non-GAAP financial measure that represents a per share measure of adjusted net income from continuing operations. Adjusted net income from continuing operations excludes certain items from net income from continuing operations that we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests, debt refinancing charges and legal accruals. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

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Compensation Discussion and Analysis

2021 Executive Compensation Program

The Compensation Committee regularly considers stockholder feedback and reviews our executive compensation program to assess whether to update the program design, with input from management and Compensia, to further support our business objectives and further align our executive compensation program with the interests of our stockholders.

STI Program

For 2021, 30% of our STI Program opportunity will be driven by strategic objectives. In addition, many stockholders provided feedback that we enhance and provide additional information about ESG objectives in our executive compensation program, and that performance be measured formulaically when appropriate. Consequently we have made:

●	70% of the strategic objectives (or 21% of the total STI Program opportunity) ESG-related, formulaically evaluated and the same for all participants.
●	30% of the strategic objectives (or 9% of the total STI Program opportunity) customized by executive officer and qualitatively evaluated.

Our stockholders have generally been supportive of the majority of the STI Program opportunity being related to financial results, specifically adjusted operating income and free cash flow metrics. We have therefore kept 70% of the opportunity driven by adjusted operating income and free cash flow results.

The following table summarizes the performance metrics, weightings, criteria ranges, and performance-based eligibility ranges for the components of the 2021 STI Program:

2021 STI Program Performance Metrics	Performance Metrics Weightings	Criteria Range	Performance Based Eligibility Range (%)
Financial: Adjusted Operating Income	50%	$1,750 million to $1,900 million ($1,800 million target)	0%; 50% - 200%
Financial: Free Cash Flow from Continuing Operations	20%	$900 million to $1,250 million ($1,050 million target)	0%; 50% - 200%
Strategic Objectives: Home modalities penetration (Q4 2021)[1]	15%	15.5% to 17.5% (16.25% target) 15.1% (Q4 2020) baseline	0%; 50% - 200%
Strategic Objectives: Teammate engagement scores (average of 2021 survey results)	3%	82.0% to 86.0% (84.0% target) 82.2% (2019) baseline	0%; 50% - 200%
Strategic Objectives: Energy efficiency projects (# of clinics)	3%	600 to 800 (700 target)	0%; 50% - 200%
Strategic Objectives: Custom objectives	9%	Varies by NEO	0% - 200%

1 Modality selections and decisions related to a patient's care are always made by the attending nephrologist and patient, and provided pursuant to a physician's order.

The following summary is provided to give context to the rigor of our performance goals:

Adjusted Operating Income

●	2021 target ($1,800 million) is $54 million above 2020 adjusted operating income ($1,746 million)
●	2021 target represents $127 million year-over-year increase on a comparable basis

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(1) This chart and the bullets in this section describe “Adjusted operating income", which is a non-GAAP financial measure that represents operating income excluding certain items which we do not believe are indicative of our ordinary results of operations, including, among other things, charges related to changes in ownership interests and legal accruals. Please see Annex A for a presentation of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.
(2) Represents the estimated net impact associated with COVID-19 incorporated into our 2021 full year guidance for adjusted operating income as disclosed on our earnings call discussing results for the year ended December 31, 2020. This estimate is as of February 11, 2021, and included, among other things, the estimated impact of decreased treatment volumes, primarily resulting from COVID-19-related mortality, plus certain increased direct expenses due to enhanced teammate benefits and PPE, partially offset by increased revenue attributable to the suspension of Medicare sequestration and reduced travel and benefit utilization. As noted on the earnings call, this estimated impact was subject to a significant level of uncertainty.

●	2021 target was set $50 million higher than the midpoint of adjusted operating income guidance for 2021 ($1,675 million - $1,825 million)

Free Cash Flow from Continuing Operations

●	2021 target was set $25 million higher than the midpoint of initial free cash flow from continuing operations guidance for 2021 ($900 million - $1,150 million)
●	2021 target is set below 2020 free cash flow ($1,188 million) because of higher expected cash taxes in 2021, working capital items in the last few days of 2020 that resulted in an unexpected benefit to 2020 free cash flow but which reversed in early 2021, and the accounting treatment of a cash escrow associated with a legal settlement that will negatively impact 2021 free cash flow.

Strategic Objectives

●	Home modalities penetration, teammate engagement scores and energy efficiency projects constitute 70% of the strategic objectives, or 21% of the total short-term incentive opportunity, and collectively represent ESG criteria that are priorities for the Company, are evaluated formulaically and are the same for all executive officer participants.
●	For teammate engagement scores, we use 2019 as a baseline because there was only one survey done in 2020 because of the COVID-19 pandemic.

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Compensation Discussion and Analysis

LTI Program

Our stockholders have generally been supportive of the structure of our LTI Program, so the changes we made in 2021 are refinements, not a wholesale redesign, and are intended to be responsive to stockholder feedback and evolving market practice. Specifically we changed the following:

–	Increased the percentage of the long-term incentives in the form of PSUs from 50%[1] to 60%;
–

Changed the methodology of evaluating Relative TSR performance for the Relative TSR-dependent PSUs from a 'points vs. index' methodology to a 'percentile position within the index' methodology, consistent with the trend in market practice as presented by the Compensation Committee's independent compensation consultant; and

–	Established the 55th percentile (outperformance) as the performance level required for target level vesting (100%) on the TSR-dependent PSUs, which is a change from recent grants for which 'market level' performance resulted in target level vesting (100%).

1 Does not include additional RSUs granted to Ms. Waters in recognition of her strong performance and contributions in 2019, particularly in connection with her role in the successful achievement of a special litigation-related objective.

The following details the split of equity awards between PSUs, RSUs and SSARs. All participants in the LTI Program have 60% of equity in the form of PSUs. The differential division between RSUs and SSARs is based primarily on the executive's role in growth initiatives and capital allocation. Mr. Rodriguez was not granted any equity as part of the 2021 annual grant cycle because his 2020 CEO Premium-Priced SSAR Award was intended to replace five years of equity grants, through 2024 (See "Executive Summary - CEO Premium-Priced SSAR Award").

	PSUs	RSUs	SSARs
Joel Ackerman
Michael D. Staffieri
Kathleen A. Waters
James O. Hearty

The table below summarizes the structure of the PSUs that were granted in March 2021. We set our EPS targets for the 2021 PSUs by growing our 2020 adjusted earnings per share at a range of compound annual growth rates (a 4% compound annual growth rate for 50% vesting; an 8% compound annual growth rate for 100% vesting; and a 16% compound annual growth rate for 200% vesting). We also adjusted the 2020 baseline to exclude the cost associated with our opposition of a California ballot initiative and the net impact of the COVID-19 pandemic, so that required growth is not calculated from an artificially low base. Similarly, any costs associated with opposing potential ballot initiatives will be excluded from adjusted earnings per share results in 2023 and 2024. The performance level for 2023 adjusted EPS for target level vesting ($10.29) represents a substantial increase from the performance level for 2023 adjusted EPS for target level vesting ($7.56) for the PSUs granted in 2020.

2021 PSU Performance Metrics	Performance Metrics Weightings	Criteria Range	Percent of Target PSUs	Vesting
2023 Adjusted Earnings per Share	37.5%	$9.19 - $12.75 (Target: $10.29)	0%; 50% - 200%	100% March 15, 2024
2024 Adjusted Earnings per Share	37.5%	$9.56 - $14.80 (Target: $11.12)	0%; 50% - 200%	100% March 15, 2025
Relative TSR v. S&P Health Care Services Select Industry Index	25.0%	25th - 90th percentile (Target: 55th percentile)	0%; 50% - 200%	50% March 15, 2024, 50% March 15, 2025

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Vesting of the Relative TSR-dependent PSUs is based on the percentile position represented by the return on investment in DaVita stock ("DaVita TSR") within the range of returns on investments in each of the constituents of the S&P Healthcare Services Select Industry Index (assuming dividend reinvestment). That is, the vesting is based on what percentage of companies in the benchmark index did DaVita do better than, based on stock price performance (assuming dividend reinvestment). The percentage of target shares that vest correspond to the percentile ranking of DaVita's TSR as indicated in the table below. The return on an investment in DaVita stock would have to be better than the return on an investment in the stock of 55% of the companies in the S&P Healthcare Services Select Industry Index to result in vesting of 100% of the shares underlying the Relative TSR-dependent PSUs. The vesting is capped at 100% of target if DaVita's TSR is negative.

Limited Other Personal Benefits

Our compensation program for executive officers is designed to emphasize compensation based on performance and compensation which serves to further align our executive officers’ interests with those of our stockholders. As a result, the Compensation Committee has determined that the Company should provide a limited number of other personal benefits to our executive officers.

The Compensation Committee has authorized limited personal use of fractionally-owned or chartered corporate aircraft by our CEO and COO, Kidney Care. The Compensation Committee believes that access to an aircraft for personal travel enables them to maximize their work hours, particularly in light of their demanding business travel schedules.

How Compensation Decisions are Made

Compensation Review Cycle

The process for making compensation decisions for our executive officers commences in the fourth quarter and continues into the first quarter. Final decisions on annual incentive payouts based on prior year performance, potential changes to salary and bonus opportunity and long-term incentive grant decisions are made in the first quarter and communicated to executive officers by March 15.

The size of the annual equity grant pool for all equity-eligible teammates is determined in the fourth quarter based on, among other factors, guidance from the Compensation Committee as it relates to historical burn rate and forecasted burn rate. The Compensation Committee reviews burn rate at each of its meetings, giving management an opportunity to adapt compensation structures and the mix of compensation elements for all teammates based on direction from the Compensation Committee.

Role of Compensation Committee

Our Compensation Committee, composed solely of independent directors, reviews and approves our overall executive compensation program, strategy and policies and sets the compensation of our executive officers. The Compensation Committee’s independent compensation consultant provides the Compensation Committee with an analysis of comparative market data on the cash-based, stock-based and total compensation for senior executives, including the CEO, at a group of comparable companies within our industry to help inform the Compensation Committee's deliberation on compensation decisions.

The full description of the Compensation Committee's responsibilities is provided in the Compensation Committee Charter, available on our website at www.davita.com/about/corporate-governance.

Role of Board

The independent members of the Board review and approve recommendations by the Compensation Committee as it relates to compensation decisions regarding the CEO, and with respect to 2019 and 2020, the Executive Chairman. The Board also reviews and provides input for consideration by members of the Compensation Committee with respect to the structure of the STI and LTI Programs, including their relationship to financial performance, investor guidance, strategy and ESG objectives.

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Compensation Discussion and Analysis

Role of CEO and Management Team

In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our CEO. Our CEO reviews the individual performance of each other executive officer with, and makes compensation recommendations to, the Compensation Committee. Our CCO also provides information to the Compensation Committee with respect to each executive officer's commitment to compliance as demonstrated by modeling compliance behavior, leading in a compliant manner, identifying risks and issues, resolving risks and issues in a compliant manner, working with the compliance department, and other compliance-related factors as appropriate. In addition, the Chair of the Compensation Committee works closely with the legal and finance teams between Compensation Committee meetings as needed to refine the detailed criteria and terms and conditions for the STI Program and the LTI Program, for further consideration and ultimate approval by the Compensation Committee, and in the case of the CEO, by the independent directors.

Role of Independent Compensation Consultant

The Compensation Committee has selected and directly retains the services of Compensia, a national compensation consulting firm. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to Company management and may not provide such services without prior approval of the Chair of the Compensation Committee. Accordingly, Compensia only provides compensation consulting services to the Compensation Committee, and works with the Company’s management only on matters for which the Compensation Committee provides direction and is responsible. Pursuant to the rules of the SEC and NYSE, the Compensation Committee has assessed the independence of Compensia. The Company had determined that the work of Compensia for the Compensation Committee did not raise any conflicts of interest. The Compensation Committee periodically seeks input from Compensia on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Compensia also provides general observations on the Company’s compensation program, but it does not determine the amount or form of compensation for the executive officers.

Market Competitiveness

Each year, the Compensation Committee, starting with a recommendation from Compensia, identifies a group of peer companies for purposes of evaluating the overall competitiveness of our executive officers' compensation levels. We focus on companies in our industry with revenues that are 0.4x to 2.5x our revenues and a market capitalization that is 0.2x to 5.0x our market capitalization. Because of the limited number of direct peers in the healthcare services and facilities industries that meet this "size" criteria, we expand our industry scope to include the broader healthcare industry. We believe the compensation paid by the resultant comparator peer group is representative of the compensation required to attract, retain and motivate our executive talent.

For purposes of making compensation decisions in early 2020, we used the following compensation peer group:

Avantor	Molina Healthcare
Baxter International	Quest Diagnostics
Centene	Select Medical Holdings
Encompass Health	Tenet Healthcare
HCA Healthcare	Thermo Fisher Scientific
Henry Schein	Universal Health Services
Laboratory Corp of America	WellCare Health Plans
MEDNAX	Zimmer Biomet Holdings

In selecting this peer group, we modified the prior year group to exclude Abbott Laboratories (due to its size being greater than the target range), Aetna (due to it being acquired), Anthem (due to its size being greater than the target range), Community Health Systems (due to its size being smaller than the target range), Envision Healthcare (due to it being acquired) and LifePoint Health (due to it being acquired). To replace some of the companies removed, we added Avantor, Henry Schein, Select Medical Holdings and Zimmer Biomet Holdings, each of which met our

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selection criteria. Based on financial and market data available as of the date the executive compensation benchmarking analysis was performed using this revised peer group (November 7, 2019), we were at the 50th percentile based on the latest four quarters' revenue; 71st percentile based on the latest four quarters' operating income; 37th percentile based on the latest four quarters' net income; and 28th percentile based on the latest 30 days' average market capitalization.

For purposes of making compensation decisions in early 2021, we modified our compensation peer group to exclude WellCare Health Plans (due to its being acquired). We added Dentsply Sirona, IQVIA Holdings, and Syneos Health because we would otherwise have been below the median of the peer group companies in terms of size, and these companies would result in a better distribution of peer group companies above and below DaVita's size. Based on financial and market data available as of the date the executive compensation benchmarking analysis was performed using this revised peer group (November 13, 2020), we were at the 65th percentile based on the latest four quarters' revenue; 74th percentile based on the latest four quarters' operating income; 65th percentile based on the latest four quarters' net income; and 42nd percentile based on the latest 30 days' average market capitalization.

Deferred Compensation Program

Our deferred compensation program permits certain employees, including our NEOs, to defer compensation at the election of the participant. We do not utilize deferred compensation as a significant component of compensation, and there are no Company contributions or above-market returns available under the program.

Severance and Change of Control Arrangements

We have entered into employment or severance arrangements with each of our NEOs, including a new employment agreement with Mr. Rodriguez in 2019 in connection with his transition to CEO. These arrangements, among other things, provide for severance benefits in the event of a termination of employment in certain circumstances, including, with respect to certain NEOs, the departure of the NEO following a change of control of our Company. When entering into employment or severance arrangements with our NEOs, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the NEO while still providing post-termination compensation that we consider reasonable and in the interests of the Company and our stockholders.

The terms of individual agreements vary, but under our current stock-based award agreements, accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or if the executive resigns for “good reason” or is terminated by the Company without “cause” as provided in his or her applicable employment agreement, all within a certain period of time after the effective date of the change of control event. The additional acceleration provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our NEOs prior to or following a change of control. See the subsection titled “Executive Compensation — Potential Payments Upon Termination or Change of Control” for a description of the severance and change in control arrangements for our NEOs, and for more information regarding accelerated vesting under our stock-based award agreements.

Share Ownership Requirements

Because a significant amount of the total compensation earned by our executive officers is in the form of equity, we have a management share ownership policy to ensure that executive officers accumulate a meaningful ownership stake in the Company over time by retaining a specified financial interest in our Common Stock. Our current policy applies to all executive officers and is similar to our share ownership policy that applies to all non-employee members of the Board as described above under the heading "Corporate Governance — Non-Employee Director Share Ownership Policy." The salary multiple requirement is 6x base salary for Mr. Rodriguez and 3x base salary for other executive officers.

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Compensation Discussion and Analysis

Policy Regarding Clawback of Bonuses and Incentive Compensation

In 2010, the Board adopted a clawback policy that permitted the Board to recover annual bonuses and long-term incentive and equity-based compensation from executive officers and non-employee members of the Board whose fraud or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statements. In December 2014, the policy was amended to add significant misconduct as another possible clawback triggering event.

In 2021, the Board amended and restated the Company’s clawback policy (the “Amended & Restated Clawback Policy”). Certain key provisions of the Amended & Restated Clawback Policy generally include:

●	In the event of a material accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under federal and/or state securities laws:
–	each of the CEO and CFO must repay any incentive-based compensation (net of any unreturnable taxes) paid to such person during the one-year period prior to the disclosure of such financial statement restatement (the “Covered Period”) which was awarded on the basis of the erroneous results and which is greater than the amount such person would have received had the Company’s financial statements been correctly reported (the “Excess Amount”); and
–	the Compensation Committee may recoup the Excess Amount of incentive-based compensation from any NEO serving during the Covered Period.
●	In addition, if fraud or intentional misconduct of an executive officer or member of the Board was a significant contributing factor to a restatement, the Compensation Committee (or the Board, as applicable) may, among other things, (a) require reimbursement of any bonus or incentive-based compensation; (b) cause the cancellation of any outstanding restricted or deferred stock units, stock options, SSARs, PSUs or other stock-based awards; (c) cause the cancellation of any outstanding performance-based, cash-settled long-term or short-term incentive-based compensation awards; or (d) seek reimbursement of any income or gains realized that are attributable to stock-based or performance-based awards, provided, however, that the Compensation Committee (or the Board, as applicable) may take the foregoing actions only if and to the extent that (i) the amount of incentive-based compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement and (ii) the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been correctly reported would have been lower than the amount actually awarded or realized. Notwithstanding the foregoing, the Company will not seek to recover any compensation realized, paid or that vested more than three years prior to the date the applicable financial statement restatement is disclosed by the Company.
●	In the event of a determination by the Company’s recoupment committee that a Senior Vice President or above of the Company within the United States engaged in certain actions constituting significant misconduct, the Company may recover certain incentive compensation paid to such persons, including through the cancellation, forfeiture and/or repayment of paid and unpaid bonus monies and incentive compensation, vested or unvested long-term incentive program awards, payments made, income, gain or value realized attributable to long-term incentive program awards, or deferred compensation. The maximum amount of compensation at risk in this case is an amount equivalent to up to three years of his or her annual incentive compensation and such compensation is generally at risk for a period of three years from the date of such misconduct.

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Compensation Committee Report

The Compensation Committee of the Board is currently composed of four independent directors. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

COMPENSATION COMMITTEE

Barbara J. Desoer, Chair
Pamela M. Arway
Paul J. Diaz
John M. Nehra

The information contained above in this section titled “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

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Risk Considerations in Our Compensation Program

The Compensation Committee, with the assistance of Compensia, with respect to our executive compensation policies and practices, and Willis Towers Watson, with respect to the non-executive compensation policies and practices, conducted reviews of the Company’s material compensation policies and practices applicable to its employees. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion include:

–	a balance between cash and equity compensation;
–	a balance between short-term and long-term performance focus;
–	short-term incentive opportunities are capped and are not linked to any one specific goal;
–	severance payments are limited to 3x base salary and target bonus;
–	equity awards have meaningful vesting requirements and, in some cases, holding requirements;
–	a clawback policy that permits the Board to recover annual bonuses and longer-term incentive and equity-based compensation from executive officers and members of the Board under certain circumstances;
–	stock ownership guidelines;
–	significant independent Compensation Committee oversight; and
–	appropriate prohibitions against hedging and pledging transactions involving equity securities of the Company by executives and members of the Board.

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Executive Compensation

2020 Summary Compensation Table

The following table contains compensation information for our NEOs for the fiscal year ended December 31, 2020 and, to the extent required under the SEC executive compensation disclosure rules, the fiscal years ended December 31, 2019 and December 31, 2018. In accordance with SEC executive compensation disclosure rules, the value associated with the CEO Premium-Priced SSAR Award is presented as 2020 compensation in the 'Option Awards' column below and represents the Black-Scholes value of the entire grant on the Stockholder Approval Date although the award is intended to replace five-year's worth of grants (through 2024). The annualized grant equivalent value of the award would be approximately $13.7 million, resulting in a total compensation for the year, on an annualized basis, of approximately $18.6 million. This annualized total compensation amount is provided for additional context to illustrate how the Compensation Committee viewed the grant and is not intended to be a substitute for the amount reported in the 'Total' column below.

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Compensation[5] ($)	All Other Compensation[6] ($)	Total ($)
Javier J. Rodriguez Chief Executive Officer	2020	1,246,154	—	—	68,496,958	3,282,480	406,773	73,432,365	[7]
	2019	1,066,154	—	8,748,533	—	6,745,168	293,605	16,853,460
	2018	900,000	—	3,497,922	1,428,751	1,947,978	131,947	7,906,598
Kent J. Thiry Former Executive Chairman	2020	465,385	—	—	—	710,621	12,103,936	13,279,942
	2019	1,138,462	—	3,485,347	—	2,399,466	608,570	7,631,845
	2018	1,300,000	—	20,895,892	5,710,778	3,303,371	807,460	32,017,501
Joel Ackerman Chief Financial Officer and Treasurer	2020	726,923	—	1,634,521	1,590,167	1,283,325	3,840	5,238,776
	2019	700,000	—	2,987,447	1,565,971	1,280,906	3,840	6,538,164
	2018	700,000	—	3,724,396	911,966	1,279,902	4,018	6,620,282
Michael D. Staffieri Chief Operating Officer, DaVita Kidney Care	2020	796,154	—	2,451,795	2,385,261	1,954,155	132,118	7,719,483
	2019	700,000	1,400,000	4,000,023	2,802,840	4,283,204	108,113	13,294,180
Kathleen A. Waters Chief Legal and Public Affairs Officer	2020	633,462	—	2,189,681	530,056	859,300	3,840	4,216,339
	2019	566,154	—	1,493,750	1,138,888	1,873,875	3,840	5,076,507
	2018	540,000	—	3,527,445	547,186	646,045	3,840	5,264,516
James O. Hearty Chief Compliance Officer	2020	519,231	—	556,353	185,529	547,080	3,840	1,812,033

1	The 2020 salary earned for each NEO is higher than the NEO's base salary amount due to 27 pay periods in the year. For comparative purposes, 2019 and 2018 each had 26 pay periods.
2	The amount reported in this column for Mr. Staffieri for 2019 represents an annual performance bonus for him as he was not a STI program participant in 2019.
3	The amounts reported in this column reflect RSU and PSU awards and represent the aggregate grant date fair value of all such awards granted to the NEO during the year as estimated by the Company in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation ("FASB ASC Topic 718"). In accordance with SEC rules, the amounts included in the Stock Awards column for the 2020 PSU awards are calculated based on the probable outcome of the performance conditions for such awards on the grant date. If the probable outcome of the performance conditions as of grant date had been maximum performance, then the grant date fair value of such PSUs would have been as follows: Mr. Ackerman — $3,269,041; Mr. Staffieri — $4,903,590; Ms. Waters —$2,179,393; and Mr. Hearty — $762,728. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 (the "2020 Annual Report") for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.
For Mr. Thiry, his 2018 amounts also include the incremental fair value associated with (i) the modification of his outstanding equity awards as a result of the implementation of the Rule of 65 Retirement Policy and (ii) the modification of his outstanding PSU award granted in 2016 to reallocate the performance criteria related to a DMG performance metric, contingent on completion of the sale of DMG, given that upon close the performance of this criterion would not be measurable. Mr. Thiry was the only NEO with outstanding PSUs that had a performance criterion linked to a DMG related metric. The Rule of 65 Retirement Policy is effective for all executive officers, however, under FASB ASC Topic 718 a modification charge only applied to Mr. Thiry. These modification charges do not represent newly granted awards.

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Executive Compensation

4	The amounts reported in this column represent the aggregate grant date fair value of SSAR awards granted to the NEOs during the year as estimated by the Company in accordance with FASB ASC Topic 718. As noted above, the CEO Premium-Priced SSAR Award granted to Mr. Rodriguez, with a grant date fair value (on the Stockholder Approval Date) of approximately $68.5 million, is presented as 2020 compensation in this column and represents the Black-Scholes value of the entire grant on the Stockholder Approval Date. Since the CEO Premium-Priced SSAR Award is intended to replace five years of grants for the CEO, the annualized grant equivalent value would be approximately $13.7 million. See Note 18 to the Consolidated Financial Statements included in the 2020 Annual Report for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.
For Mr. Thiry, his 2018 amounts also include the incremental fair value associated with the modification of his outstanding SSAR awards as a result of the implementation of the Rule of 65 Retirement Policy, as further described in footnote 3 to this table.
5	The amounts reported in this column represent amounts earned for performance periods ending in 2020, 2019, and 2018, respectively. The awards are reported for the year with respect to which they were earned, regardless of when the award was granted or paid. For 2018 and 2020, these amounts represent payouts with respect to the STI Programs for those respective years. For 2019, these amounts represent payouts with respect to the 2019 STI Program and the 2017 performance cash long-term incentive program ("2017 Cash LTI") as follows:

Name	Year	2019 STI Program	2017 Cash LTI Program	Total Non-Equity Incentive Plan Compensation
Javier J. Rodriguez	2019	$2,791,441	$3,953,727	$6,745,168
Kent J. Thiry	2019	$2,399,466	$—	$2,399,466
Joel Ackerman	2019	$1,280,906	$—	$1,280,906
Michael D. Staffieri	2019	$—	$4,283,204	$4,283,204
Kathleen A. Waters	2019	$838,375	$1,035,500	$1,873,875

6	The amounts reported in this column are set forth by category below. Other than the use of a fractionally-owned or chartered corporate aircraft, the amounts disclosed are the actual or share of actual costs to the Company of providing these benefits. With respect to the personal use of fractionally-owned or chartered corporate aircraft, the incremental personal cost is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs, and excludes fixed costs that do not change based on usage as the fractionally-owned or chartered corporate aircraft is used primarily for business purposes. Occasionally, a spouse or other guest may accompany NEOs on corporate aircraft when the aircraft is already scheduled for business purposes and can accommodate additional passengers. In those cases, there is no aggregate incremental cost to the Company and, as a result, no amount is reflected in the 2020 Summary Compensation Table. The value of the personal use of a fractionally-owned or chartered corporate aircraft by our NEOs is included in their personal income in accordance with applicable tax regulations.

Name	Year	Other Personal Benefits* ($)	Life Insurance Premiums ($)	Termination Benefits** ($)	Company Contribution to Defined Contribution Plan ($)	Total All Other Compensation ($)
Javier J. Rodriguez	2020	$402,597	$576	$—	$3,600	$406,773
Kent J. Thiry	2020	$42,628	$200	$12,057,508	$3,600	$12,103,936
Joel Ackerman	2020	$—	$240	$—	$3,600	$3,840
Michael D. Staffieri	2020	$128,551	$336	$—	$3,231	$132,118
Kathleen A. Waters	2020	$—	$240	$—	$3,600	$3,840
James O. Hearty	2020	$—	$240	$—	$3,600	$3,840

*	Amounts in this column consist of personal use of fractionally-owned or chartered corporate aircraft and for Mr. Thiry, his amount also includes $282 for car service expenses.
**	Amount for Mr. Thiry, pursuant to his Executive Chairman Agreement, is comprised of his separation pay consisting of a lump-sum payment ($11,480,057), continuation of health benefits ($40,788), and the estimated cost of Mr. Thiry's use of an administrative assistant for three years or until he obtains other full-time employment, valued at $536,663 based on current Company salary and benefit costs and assuming Mr. Thiry utilizes the administrative assistant for the entire three-year period at the same level as currently utilized. Mr. Thiry is also eligible for office space as well as IT support services, although there is no additional incremental cost to the Company as Mr. Thiry is using an office at the Company's headquarters and receives IT support from the Company's IT department on occasion.
7	In accordance with SEC executive compensation disclosure rules, the value associated with the CEO Premium-Priced SSAR Award is presented as 2020 compensation in the 'Option Awards' column above and represents the Black-Scholes value of the entire grant on the Stockholder Approval Date although the award is intended to replace five-year's worth of grants (through 2024). The annualized grant equivalent value of the award would be approximately $13.7 million, resulting in a total compensation for the year, on an annualized basis, of approximately $18.6 million. This annualized total compensation amount is provided for additional context to illustrate how the Compensation Committee viewed the grant and is not intended to be a substitute for the amount reported in the 'Total' column above.

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2020 Grants of Plan-Based Awards Table

The following table sets forth information concerning plan-based awards made to each of the NEOs during 2020.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Board Approval Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)[6]
Javier J. Rodriguez	—		1	$—	$1,800,000	$5,400,000	—	—	—	—	—	—	$—
	1/23/2020	11/4/2019	2	$—	$—	$—	—	—	—	—	2,500,000	$67.80	$68,496,958
Kent J. Thiry	—		1	$—	$415,301	$1,245,903	—	—	—	—	—	—	$—
Joel Ackerman	—		1	$—	$750,000	$2,250,000	—	—	—	—	—	—	$—
	3/15/2020		3	$—	$—	$—	7,407	19,750	39,500	—	—	—	$1,634,521
	3/15/2020		4	$—	$—	$—	—	—	—	—	78,999	$75.95	$1,590,167
Michael D. Staffieri	—		1	$—	$1,050,000	$3,150,000	—	—	—	—	—	—	$—
	3/15/2020		3	$—	$—	$—	11,110	29,625	59,250	—	—	—	$2,451,795
	3/15/2020		4	$—	$—	$—	—	—	—	—	118,499	$75.95	$2,385,261
Kathleen A. Waters	—		1	$—	$500,000	$1,500,000	—	—	—	—	—	—	$—
	3/15/2020		3	$—	$—	$—	4,938	13,167	26,334	—	—	—	$1,089,697
	3/15/2020		5	$—	$—	$—	—	—	—	14,483	—	—	$1,099,984
	3/15/2020		4	$—	$—	$—	—	—	—	—	26,333	$75.95	$530,056
James O. Hearty	—		1	$—	$300,000	$900,000	—	—	—	—	—	—	$—
	3/15/2020		3	$—	$—	$—	1,728	4,608	9,216	—	—	—	$381,364
	3/15/2020		5	$—	$—	$—	—	—	—	2,304	—	—	$174,989
	3/15/2020		4	$—	$—	$—	—	—	—	—	9,217	$75.95	$185,529

1	Represents applicable amounts for our 2020 STI Program under the 2011 Plan. The amount in the “Maximum” column represents the maximum amount the NEO was eligible to earn under the 2020 STI Program if all performance criteria were achieved at their highest payout level, including a modifier associated with the achievement of a pre-established performance objective. The amount in the “Target” column represents the payout amount the NEO was eligible to earn under the 2020 STI Program if all performance criteria were achieved at their target payout level. Mr. Thiry's target and maximum amounts represent a prorated amount under the terms of his Executive Chairman Agreement as he stepped down as Executive Chairman effective June 1, 2020.
2	This number represents the CEO Premium-Priced SSARs awarded under the 2011 Plan. The CEO Premium-Priced SSARs award vests 50% each on November 4, 2022 and November 4, 2023, subject to Mr. Rodriguez's continued employment through the applicable vesting date. The Board approved the award on November 4, 2019, with the award subject to stockholder approval of an amendment to the 2011 Plan necessary to permit the award. Stockholders approved such amendment to the 2011 Plan on January 23, 2020, on which date it was deemed granted under FASB ASC Topic 718. The award is intended to replace five years' worth of grants. For a description of the CEO Premium-Priced SSARs, see the subsection titled “Compensation Discussion and Analysis — CEO Premium-Priced SSAR Award” in this Proxy Statement.
3	This number represents PSUs awarded under the 2011 Plan. The PSU awards vest 50% each on March 15, 2023 and March 15, 2024, subject to the NEO’s continued employment and the achievement of the underlying performance conditions. For a description of the PSUs, see the subsection titled “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Program for 2020 — Performance Stock Units ("PSUs")” in this Proxy Statement.
4	This number represents SSARs awarded under the 2011 Plan. The SSARs vest 50% each on March 15, 2023 and March 15, 2024, subject to the NEO's continued employment. For a description of the SSARs, see the subsection titled “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Program for 2020 — Stock-settled Stock Appreciation Rights” in this Proxy Statement.
5	This number represents RSUs granted under the 2011 Plan. For Ms. Waters, the RSUs vest 54% on March 15, 2022, 23% on March 15, 2023, and 23% on March 15, 2024, subject to Ms. Waters' continued employment. For Mr. Hearty, the RSUs vest 50% each on March 15, 2023 and March 15, 2024, subject to Mr. Hearty's continued employment. For a description of the RSUs, see the subsection titled “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentive Program for 2020 — Restricted Stock Units” in this Proxy Statement.
6	The amounts for SSARs, RSUs and PSUs represent the aggregate grant date fair values of each award determined pursuant to FASB ASC Topic 718 and, in the case of PSUs, are based upon the probable outcome of the applicable performance conditions on the grant date. All SSARs granted have a five-year term. See Note 18 to the Consolidated Financial Statements included in our 2020 Annual Report for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

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Executive Compensation

2020 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning outstanding SSARs and unvested stock awards held by each of the NEOs as of December 31, 2020.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested[1] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)[1]
Javier J. Rodriguez	5/13/2016	124,091		—		$75.42	5/13/2021	—		—	—		—
	6/6/2017	39,954	2	39,955	2	$65.48	6/6/2022	—		—	—		—
	5/15/2018	—		88,213	3	$66.29	5/15/2023	—		—	—		—
	1/23/2020	—		2,500,000	4	$67.80	11/4/2024	—		—	—		—
	6/6/2017	—		—		—	—	23,974	8	$2,814,548	1,997	9	$234,448
	5/15/2018	—		—		—	—	17,643	10	$2,071,288	—		—
	5/15/2018	—		—		—	—	26,464	8	$3,106,874	44,106	11	$5,178,044
	5/15/2019	—		—		—	—	69,694	10	$8,182,076	—		—
	5/15/2019	—		—		—	—	—		—	139,386	12	$16,363,916
	5/30/2019	—		—		—	—	—		—	9,957	13	$1,168,952
Kent J. Thiry	5/13/2016	145,522		—		$75.42	5/13/2021	—		—	—		—
	6/6/2017	313,928	5	104,642	5	$65.48	6/6/2022	—		—	—		—
	6/6/2017	—		—		—	—	—		—	10,464	14	$1,228,474
	5/15/2018	—		—		—	—	45,045	15	$5,288,283	—		—
	5/15/2018	—		—		—	—	—		—	112,612	16	$13,220,649
	5/15/2019	—		—		—	—	—		—	69,692	17	$8,181,841
Joel Ackerman	2/21/2017	72,579	3	72,580	3	$68.89	2/21/2022	—		—	—		—
	5/15/2018	—		56,306	3	$66.29	5/15/2023	—		—	—		—
	6/20/2019	—		110,000	3	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		78,999	3	$75.95	3/15/2025	—		—	—		—
	6/6/2017	—		—		—	—	22,832	8	$2,680,477	1,902	9	$223,295
	5/15/2018	—		—		—	—	11,261	10	$1,322,041	—		—
	5/15/2018	—		—		—	—	16,894	8	1,983,356	28,152	11	$3,305,045
	5/15/2019	—		—		—	—	29,869	10	$3,506,621	—		—
	5/15/2019	—		—		—	—	—		—	59,736	12	$7,013,006
	3/15/2020	—		—		—	—	—		—	39,500	12	$4,637,300
Michael D. Staffieri	6/6/2017	—		37,101	6	$65.48	6/6/2022	—		—	—		—
	5/15/2018	—		243,994	3	$66.29	5/15/2023	—		—	—		—
	6/20/2019	—		200,000	7	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		118,499	3	$75.95	3/15/2025	—		—	—		—
	5/15/2019	—		—		—	—	79,650	10	$9,350,910	—		—
	3/15/2020	—		—		—	—	—		—	59,250	12	$6,955,950
Kathleen A. Waters	5/6/2016	28,164		—		$75.70	5/6/2021	—		—	—		—
	6/6/2017	10,464	2	10,465	2	$65.48	6/6/2022	—		—	—		—
	5/15/2018	—		33,784	3	$66.29	5/15/2023	—		—	—		—
	6/20/2019	—		80,000	3	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		26,333	3	$75.95	3/15/2025	—		—	—		—
	6/6/2017	—		—		—	—	6,280	8	$737,272	523	9	$61,400
	5/15/2018	—		—		—	—	6,757	10	$793,272	—		—
	5/15/2018	—		—		—	—	10,136	8	$1,189,966	16,892	11	$1,983,121
	5/15/2019	—		—		—	—	14,935	10	$1,753,369	—		—
	5/15/2019	—		—		—	—	—		—	29,868	12	$3,506,503
	3/15/2020	—		—		—	—	14,483	18	$1,700,304	—		—
	3/15/2020	—		—		—	—	—		—	26,334	12	$3,091,612
James O. Hearty	5/13/2016	3,308		—		$75.42	5/13/2021	—		—	—		—
	6/6/2017	1,141	2	1,142	2	$65.48	6/6/2022	—		—	—		—
	5/15/2018	—		26,276	3	$66.29	5/15/2023	—		—	—		—
	6/20/2019	—		50,000	7	$52.41	6/20/2024	—		—	—		—
	3/15/2020	—		9,217	3	$75.95	3/15/2025	—		—	—		—
	6/6/2017	—		—		—	—	229	19	$26,885	—		—
	5/15/2019	—		—		—	—	6,970	10	$818,278	—		—
	3/15/2020	—		—		—	—	2,304	10	$270,490	—		—
	5/15/2019	—		—		—	—	—		—	13,938	12	$1,636,321
	3/15/2020	—		—		—	—	—		—	9,216	12	$1,081,958

1	The market value of shares or units of stock that have not vested reflects the $117.40 per share closing price of our Common Stock on December 31, 2020, the last trading day of the year, as reported by the NYSE.
2	These SSARs vest 50% each on May 15, 2020 and May 15, 2021.
3	These SSARs vest 50% each on the third and fourth anniversaries of the grant date.
4	These SSARs vest 50% each on November 4, 2022 and November 4, 2023.
5	These SSARs vest 50% on May 15, 2020, 25% on June 1, 2020 and 25% on May 15, 2021 in accordance with Mr. Thiry's Executive Chairman Agreement. Mr. Thiry stepped down from his role as Executive Chairman effective June 1, 2020, per his agreement at termination

81

he vested in 50% of the unvested SSARs at the time of his termination and the remaining 50% will continue to vest in accordance with the award's vesting schedule.
6	These SSARs vest 100% on May 15, 2021.
7	These SSARs vest 50% each on the second and fourth anniversaries of the grant date.
8	These PSUs vest 100% on May 15, 2021.
9	These PSUs vest 100% on May 15, 2021. The amounts listed here reflect the shares that may be earned upon achievement of the target Relative TSR performance criteria.
10	These RSUs vest 50% each on the third and fourth anniversaries of the grant date.
11

These PSUs vest 20% on May 15, 2021 and 80% on May 15, 2022, subject to the achievement of the performance conditions for the PSUs. The amounts listed here reflect the shares that may be earned upon achievement of the maximum performance criteria.

12

These PSUs vest 50% each on the third and fourth anniversaries of the grant date, subject to achievement of the performance conditions for the PSUs. The amounts listed here reflect the shares that may be earned upon achievement of the maximum performance criteria.

13

These PSUs vest 100% on May 15, 2022, subject to achievement of the performance conditions for the PSUs. The amounts listed here reflect the shares that may be earned upon achievement of the threshold performance criteria.

14	These PSUs vest 100% on March 31, 2021 in line with Mr. Thiry's separation agreement. The amount listed here reflects the shares that may be earned at target on the Relative TSR performance criteria.
15	These RSUs vest 100% on May 15, 2022 pursuant to the underlying award agreement.
16

These PSUs remain outstanding in accordance with the underlying award agreement and will vest, if at all, based on the achievement of the performance conditions for the PSUs. The shares will be issued 50% within 60 days after May 15, 2021 and 50% within 60 days of May 15, 2022. The amounts listed here reflect the shares that may be earned upon achievement of the maximum performance criteria.

17

These PSUs remain outstanding in accordance with the underlying award agreement and will vest, if at all, based on the achievement of the performance conditions for the PSUs. The shares will be issued 50% within 60 days after May 15, 2022 and 50% within 60 days of May 15, 2023. The amounts listed here reflect the shares that may be earned upon achievement of the maximum performance criteria.

18	These RSUs vest 54.55% on March 15, 2022, 22.72% on March 15, 2023 and 22.73% on March 15, 2024.
19	These RSUs vest 50% each on May 15, 2020 and May 15, 2021.

82	Notice of 2021 Annual Meeting and Proxy Statement

Executive Compensation

2020 Option Exercises and Stock Vested Table

The following table sets forth information concerning the exercise of SSARs (which are treated as options for this table) and the vesting of stock awards held by each of the NEOs during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Javier J. Rodriguez	—	$—	4,053	$321,200
Kent J. Thiry	145,522	$777,088	328,116	$34,720,727
Joel Ackerman	—	$—	12,416	$1,392,011
Michael D. Staffieri	103,577	$4,292,474	4,093	$324,370
Kathleen A. Waters	—	$—	16,881	$1,936,306
James O. Hearty	—	$—	642	$50,879

1

Value realized on exercise is determined by subtracting the exercise or base price from the market price of our common stock at exercise, as reported by the NYSE, and multiplying the remainder by the number of shares exercised.

2	Value realized on vesting is determined by multiplying the number of shares underlying RSUs or PSUs by the closing price for our Common Stock on the date of vesting, as reported by the NYSE.

No Pension Benefits

The Company does not sponsor or maintain a defined benefit pension plan that allows participation by any employee, including the NEOs, and that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

The following table sets forth information concerning the Company’s nonqualified deferred compensation plans.

2020 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)[1,2]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Javier J. Rodriguez
Voluntary Deferral Plan	—	—	$189,449	—	$1,098,382
Kent J. Thiry
Deferred Compensation Plan	—	—	$192,764	($526,976)	$5,871,143
Voluntary Deferral Plan	—	—	$37,609	($390,898)	$11,364,535
Joel Ackerman
Deferred Compensation Plan	—	—	$532,780	—	$1,767,590
Michael D. Staffieri[4]
None	—	—	—	—	—
Kathleen A. Waters
Deferred Compensation Plan	$434,112	—	$120,172	—	$922,880
James O. Hearty[4]
None	—	—	—	—	—

1	These amounts are reported in the “Salary” and "Non-Equity Incentive Plan Compensation" columns in the 2020 Summary Compensation Table.
2

Mr. Thiry deferred $25,000 in 2018 into the Deferred Compensation Plan. Mr. Ackerman deferred $1,234,810 in 2019 into the Deferred Compensation Plan. Ms. Waters deferred $360,229 in 2019 into the Deferred Compensation Plan.

3	None of the earnings in this column are included in the 2020 Summary Compensation Table because they are not preferential or above market.
4	Mr. Staffieri and Mr. Hearty did not participate in any of the Company’s nonqualified deferred compensation plans in 2020 or in any prior years.

83

Voluntary Deferral Plan and Deferred Compensation Plan

The 2020 Nonqualified Deferred Compensation Table presents amounts deferred under our Voluntary Deferral Plan and our Deferred Compensation Plan, which replaced the Voluntary Deferral Plan effective January 1, 2015.

Contributions

Under the Deferred Compensation Plan (effective for deferrals in 2015 and later years), participants may defer (i) up to 50% of their base salary, and (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year. Under the Voluntary Deferral Plan (applicable for deferrals prior to 2015), participants could defer (i) up to 50% of their base salary, (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year and (iii) all or a portion of their other compensation as determined by the Company.

Under both plans, deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the Company.

Participants may change their investment elections daily. We do not make company contributions to participants’ accounts under either the Voluntary Deferral Plan or the Deferred Compensation Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets held in the trust are subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency until paid to the plan participants.

Payment of benefits

Distributions are generally paid out in cash at the participant’s election. Under the Voluntary Deferral Plan, distributions can be made commencing in the first or second year following retirement or in a specified year at least three to four years after the deferral election was effective, and participants can elect to receive distributions in the form of one, five, ten, fifteen or twenty annual installments. Under the Deferred Compensation Plan, distributions can be made commencing in the second year following the year to which the deferral election applies, after separation from service, or on any other scheduled payment date, and participants can elect to receive either a lump sum distribution or annual installments over any period from two to twenty years; provided, that, if the Deferred Compensation Plan balance does not exceed $20,000, a lump sum will be paid. If the participant has not elected a specified year for payout and the participant has a separation from service, distributions generally will be paid in a lump sum cash distribution after separation from service.

In the event of a participant’s unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant and provide for immediate distribution to a participant in the form of a lump sum cash payment to cover the unforeseeable emergency.

Potential Payments Upon Termination or Change of Control

General Terms and Definitions

For purposes of the table below:

Involuntary termination for “Cause” in the case of Mr. Rodriguez or "Material Cause" in the case of Mr. Ackerman and Ms. Waters generally occurs if the Company terminates employment for any of the following reasons: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of the executive’s duties; (iii) repeated failure or refusal by the executive to follow policies or directives reasonably established by the Board in the case of Mr. Rodriguez or the CEO of the Company or his designee in the case of Mr. Ackerman and Ms. Waters that goes uncorrected for a period of 10 consecutive days after written notice has been provided to the executive; (iv) a material breach of the executive’s employment agreement; (v) any gross or willful misconduct or gross negligence by the executive in the performance of the executives duties; (vi) egregious conduct by the executive that brings the Company or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of the executive from participating in any federal healthcare program.

84	Notice of 2021 Annual Meeting and Proxy Statement

Executive Compensation

With respect to Mr. Rodriguez, a “Change of Control” under his employment agreement means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) consummation of any merger or consolidation in which the beneficial owners of the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the corporation resulting from such merger or consolidation, or, if applicable, the ultimate parent corporation of such corporation, (iii) certain changes in the majority composition of the Board during any 24-month period, (iv) consummation of any transaction in which more than 40% of the Company’s assets are sold, or (v) the approval by the Company's stockholders of a plan of complete liquidation or dissolution of the Company.

With respect to Mr. Ackerman, a “Change of Control” under his employment agreement means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive, (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 40% of the Company’s assets are sold.

With respect to Mr. Rodriguez's employment agreement, “Good Reason” means during the employment period: (i) the assignment to the executive of any duties inconsistent in any material and adverse respect with the executive’s then-current duties and responsibilities; (ii) a change in the executive’s titles or positions; (iii) reduction in the executive’s base salary or target annual incentive opportunity, unless such reductions are part of an across-the-board reduction that applies to all senior executives of the Company and takes effect prior to a Change in Control; (iv) any material breach by the Company of the agreement; or (v) a relocation of Mr. Rodriguez's principal place of employment by more than 35 miles. Notwithstanding the above, the occurrence of any such condition will not constitute Good Cause for Mr. Rodriguez unless the executive provides notice to the Company of the existence of such condition not later than 30 days after the initial existence of such condition, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice.

With respect to Mr. Ackerman and Ms. Waters, “Good Cause” generally means the occurrence of the following events without the executive’s express written consent: (i) the Company materially diminishes the scope of the executive’s duties and responsibilities; (ii) the Company materially reduces the executive’s base compensation; (iii) the Company requires the executive to relocate to an office more than a specified mileage away from the executive's current office; or (iv) in the case of Mr. Ackerman, a material breach by the Company of his employment agreement or the failure to have the agreement assumed by a successor. Notwithstanding the above, the occurrence of any such condition will not constitute Good Cause unless the executive provides notice to the Company of the existence of such condition not later than 90 days after the initial existence of such condition, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice.

Severance Payments and Benefits

The following tables and summary set forth the Company’s payment obligations pursuant to the terms of the employment or severance arrangements with each of our NEOs, under the circumstances described below, assuming that their employment was terminated on December 31, 2020. For a description of the value of stock-based awards held by Messrs. Rodriguez, Ackerman, Staffieri, and Hearty and Ms. Waters that are subject to accelerated vesting upon a termination of employment, see the subsection titled “— Accelerated Vesting of Stock-Based Awards” below.

85

As noted in the “Compensation Discussion and Analysis” section of this Proxy Statement, effective June 1, 2020 , Mr. Thiry stepped down as an executive officer of the Company. In connection with Mr. Thiry’s departure, he became eligible to receive separation benefits consistent with the severance benefits payable under the terms of Mr. Thiry’s July 2008 employment agreement as a result of Mr. Thiry’s transition from the CEO to Executive Chairman role. Specifically, at the time that Mr. Rodriguez assumed the role of CEO, Mr. Thiry would have been eligible for severance benefits had he terminated his employment under the Good Reason clause of his July 2008 employment agreement. Considering the input of Compensia and the desire to retain Mr. Thiry for another year in the role of Executive Chairman, the Compensation Committee structured severance terms under the Executive Chairman Agreement which would give him the same economic benefits as the benefits under the July 2008 employment agreement that he would be foregoing by accepting the Executive Chairman role. In exchange for Mr. Thiry signing a general release of claims in favor of the Company, Mr. Thiry has received or will receive (i) separation pay consisting of a lump-sum payment of $11,480,057, (ii) a prorated 2020 annual incentive bonus of $710,621, determined based on actual Company performance in 2020 and his performance under the strategic objectives criterion in the 2020 STI Program, (iii) continuation of health benefits for a three-year period valued at approximately $40,788, and (iv) use of services of an administrative assistant for three years or until he obtains other full-time employment, valued at approximately $536,663 based on the Company's current salary and benefits costs and assuming that Mr. Thiry utilizes such services for three years. Mr. Thiry also receives use of an office space and IT support services. However there is no additional cost associated with these items as he is currently using a Company office and Company IT support services. In addition, for Mr. Thiry, (i) all outstanding SSARs become exercisable in accordance with the normal vesting schedules set forth in the underlying award agreements, as if he had not separated from the Company (estimated value of $6,935,918, based on the Company’s closing stock price as of June 1, 2020), (ii) RSUs became fully vested (estimated value of $10,037,439, based on the Company’s closing stock price as of June 1, 2020), and (iii) PSUs will remain eligible to vest based on actual performance during the applicable performance period (estimated value of $29,194,431, based on the Company’s closing stock price as of June 1, 2020 and calculated based on the methodology used in the 2020 Outstanding Equity Awards Table presented in this Proxy Statement).

	Payment of Base Salary (or multiple thereof) for a specified period following termination		Bonus[1]		Continued Health Benefits for a Specified Period Following Termination		Office and Secretarial Assistance		Total Value
Javier J. Rodriguez
Death	$—		$—	[2]	$—		$—		$—
Disability	$—		$—	[2]	$—		$—		$—
Involuntary Termination Without Cause	$7,139,419	[3]	$3,282,480	[4]	$51,612	[5]	$218,297	[6]	$10,691,808
Resignation for Good Reason	$7,139,419	[3]	$3,282,480	[4]	$51,612	[5]	$218,297	[6]	$10,691,808
Involuntary Termination Without Cause Following a Change in Control	$10,709,129	[3]	$3,282,480	[4]	$77,418	[7]	$331,555	[8]	$14,400,582
Joel Ackerman
Involuntary Termination Without Material Cause	$700,000	[9]	$1,280,906	[10]	$38,803	[11]	$—		$2,019,709
Resignation for Good Cause	$700,000	[9]	$1,280,906	[10]	$38,803	[11]	$—		$2,019,709
Resignation Following a Good Cause Event or by the Company Without Material Cause after a Change of Control	$1,400,000	[12]	$1,280,906	[13]	$38,803	[11]	$—		$2,719,709
Michael D. Staffieri
Involuntary Termination Without Material Cause	$800,000	[9]	$—		$—		$—		$800,000
Resignation for Good Cause	$800,000	[9]	$1,400,000	[15]	$—		$—		$2,200,000
Resignation in connection with a Change of Control	$1,600,000	[14]	$1,400,000	[15]	$—		$—		$3,000,000
Kathleen A. Waters
Involuntary Termination Without Material Cause	$625,000	[9]	$—		$—		$—		$625,000
Resignation for Good Cause	$625,000	[9]	$838,375	[15]	$—		$—		$1,463,375
James O. Hearty
Involuntary Termination Without Material Cause	$500,000	[9]	$—		$—		$—		$500,000

86	Notice of 2021 Annual Meeting and Proxy Statement

Executive Compensation

1	Does not include any amounts payable to Mr. Rodriguez, Mr. Ackerman or Ms. Waters pursuant to our Deferred Compensation Plan or Voluntary Deferral Plan which amounts are included in the 2020 Nonqualified Deferred Compensation Table as such amounts are currently vested.
2

Mr. Rodriguez (or his estate) will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. As of December 31, 2020, Mr. Rodriguez had fully earned and received his bonus for 2019, the fiscal year prior to the year of assumed termination.

3

Mr. Rodriguez will be entitled to receive a lump-sum payment equal to the product of (x) two ("Severance Multiple"), and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus. “Prior Bonus” means the average of the annual incentive bonus earned under the 2011 Plan (including any bonus earned and payable but not yet paid) for the last two fiscal years before the fiscal year in which Mr. Rodriguez’s employment was terminated. The amount reported in the table above reflects the product of (x) two, and (y) the sum of Mr. Rodriguez’s base salary as of December 31, 2020, which was $1,200,000, and the average of Mr. Rodriguez’s 2019 annual incentive bonus in the amount of $2,791,441 and Mr. Rodriguez’s 2018 annual incentive bonus in the amount of $1,947,978. In the event of a termination without Cause within two years following a Change in Control, Mr. Rodriguez's Severance Multiple is increased to three.

4

Mr. Rodriguez will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. Mr. Rodriguez will also be entitled to receive a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth under the 2011 Plan for the fiscal year in which the termination occurs) through and including the date of termination. Because Mr. Rodriguez had served for the entire year, there would have been no pro-rata reduction upon a termination as of December 31, 2020 and this amount reflects his 2020 annual incentive bonus as reported in the 2020 Summary Compensation Table.

5

Mr. Rodriguez will continue to receive his health benefits for the two-year period following termination, subject to earlier termination in the event Mr. Rodriguez accepts full-time employment with another employer. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Rodriguez for the two-year period following termination, based on current insurance premium costs.

6

Mr. Rodriguez will be entitled to the use of an office and services of an administrative assistant for the two year period following termination or until he obtains other full-time employment. The amount above reflects the estimated costs to us of providing the continued salary for an administrative assistant's services for two years based on the Company's current salary and benefits costs and assuming that Mr. Rodriguez utilizes such services for two years. Mr. Rodriguez also receives use of an office space; however there is no additional cost associated with these items as the assumption is that he would use a Company office.

7

Mr. Rodriguez will continue to receive his health benefits for the three-year period following termination within two years after a change in control, subject to earlier termination in the event Mr. Rodriguez accepts full-time employment with another employer. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Rodriguez for the three-year period following termination, based on current insurance premium costs.

8

Mr. Rodriguez will be entitled to the use of an office and services of an administrative assistant for three years or until he obtains other full-time employment following termination within two years following after a change in control. The amount above reflects the estimated costs to us of providing the continued salary for an administrative assistant's services for three years based on the Company's current salary and benefits costs and assuming that Mr. Rodriguez utilizes such services for three years. Mr. Rodriguez also receives use of an office space; however there is no additional cost associated with these items as the assumption is that he would use a Company office.

9

The executive will be entitled to receive the executive's salary for the one-year period following termination, contingent upon execution of a release and noncompetition agreement and pursuant to the terms of the DaVita Inc. Severance Plan for Directors and Above (the “Severance Plan”), provided that in the case of Mr. Ackerman, Mr. Staffieri, and Ms. Waters, they are also entitled to receive the same level of benefits as provided in the Severance Plan upon a termination for "good cause" under the terms of their employment agreements. As of December 31, 2020, the base salaries for the NEOs participating in the Severance Plan were as follows: Mr. Ackerman — $700,000; Mr. Staffieri — $800,000; Ms. Waters — $625,000; and Mr. Hearty — $500,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by the executive from another employer during the severance period, and the executive is obligated to use reasonable efforts to find employment during such period.

10

If Mr. Ackerman is terminated, he will be entitled to receive a lump sum payment equal to the bonus paid in the year prior to the termination, prorated for the number of months served in the year his employment is terminated. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to Mr. Ackerman for 2019.

11

Mr. Ackerman will continue to receive his health benefits for the 18-month period following his termination without material cause or resignation for good cause, subject to earlier termination in the event Mr. Ackerman accepts full-time employment with another employer. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Ackerman for the 18-month period following termination, based on current insurance premium costs.

12

Mr. Ackerman will be entitled to receive a lump sum payment equal to two times the sum of his base salary in effect as of the date of termination upon his resignation for good cause or by the Company without material cause following a change in control. The amount reported in the table above reflects two times Mr. Ackerman’s base salary as of December 31, 2020, which was $700,000.

13

Mr. Ackerman will be entitled to receive a lump sum payment equal to the bonus paid in the year prior to the termination following his resignation for good cause or by the Company without material cause following a change in control. This severance amount is reported as the bonus paid to Mr. Ackerman for 2019, which was $1,280,906.

14

Mr. Staffieri will be entitled to receive a lump sum payment equal to two times the sum of his base salary in effect as of the date of termination upon his resignation for good cause after a change in control. The amount reported in the table above reflects two times Mr. Staffieri’s base salary as of December 31, 2020, which was $800,000.

15

If Mr. Staffieri or Ms. Waters is terminated after April in a given year, the executive will be entitled to receive a lump sum payment equal to the bonus paid in the year prior to the termination, prorated for the number of months served in the year the executive's employment is terminated. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to the executive for 2019.

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Other Severance Payments and Benefits

In the event of termination as a result of death, the estates of the NEOs identified in the tables above will also receive the proceeds of the respective term life insurance policy for each NEO. The coverage amount for each NEO is as follows: $1,200,000 for Mr. Rodriguez; $500,000 for Mr. Ackerman; $700,000 for Mr. Staffieri; $500,000 for Ms. Waters; and $500,000 for Mr. Hearty. The amounts are equal to one times the base salary of the NEO at the time of benefits elections, subject to certain caps.

The Company does not provide for tax gross-ups in any employment agreements or amended employment agreements. Mr. Rodriguez's employment agreement provides that in the event that payments to Mr. Rodriguez would be subject to the excise tax imposed by Section 4999 of the Code, then the payments would be either (i) reduced so that no portion of the payments would be subject to such excise tax, or (ii) paid in full, whichever produces the better net after-tax position to the executive.

To receive the severance payments and benefits described above, each NEO must execute the Company’s standard severance and general release agreement. In addition, the existing employment agreements with each of our NEOs include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the NEO). These employment agreements generally also include, among other things, nonsolicitation provisions which prohibit each NEO from soliciting any patient or customer of the Company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the Company, for a period of two years following the termination of the NEO’s employment.

Accelerated Vesting of Stock-Based Awards

Change of Control

For grants and awards of SSARs, PSUs and/or RSUs to our NEOs, the stock-based award agreements provide that in the event that either (i) in connection with a Change of Control (as defined below), the acquiring entity fails to assume, convert or replace the NEO’s options or awards, or (ii) the NEO’s employment is terminated within the twenty-four-month period following a Change of Control by the Company (or the acquiring entity) other than for Cause (as defined below) or, if applicable, by the NEO in accordance with the termination for Good Reason provisions of the NEO’s employment agreement, if any, then, in any such case, the SSAR, PSU or RSU awards shall automatically vest and become immediately exercisable in their entirety, with such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the NEO’s employment in the case of (ii). For grants of PSUs, upon a Change of Control, all PSU performance metrics in which the performance period has not completed, are converted to a Relative TSR metric. The number of shares issuable are then determined based on the Company’s Relative TSR performance (as described in the Compensation Discussion and Analysis) through an ending average price period of the approximately 30 calendar days immediately preceding the Change of Control. The table below sets forth the value of the Company’s obligations upon the automatic vesting of the stock-based awards of our NEOs as described above and assumes that the triggering event took place on December 31, 2020.

Name	Value of SSARs[1]	Value of Stock Awards[2]
Javier J. Rodriguez	$130,583,030	$44,474,642
Joel Ackerman	$16,822,064	$21,138,809
Michael D. Staffieri	$32,306,601	$13,592,337
Kathleen A. Waters	$8,560,746	$12,599,368
James O. Hearty	$5,033,804	$3,394,621

1	Values are based on the aggregate difference between the respective base prices and the closing sale price of our Common Stock on December 31, 2020, which was $117.40 per share, as reported by the NYSE.
2	Values are based on the aggregate number of shares underlying PSUs and RSUs multiplied by the closing sale price of our Common Stock on December 31, 2020, which was $117.40 per share, as reported by the NYSE. For PSUs, performance through December 31, 2020 was used to determine the shares that would vest upon a Change of Control. Per the award agreements, all PSU performance metrics in which the performance period has not completed, convert to a Relative TSR performance metric upon a Change of Control.

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Executive Compensation

Death and Disability

Certain of our SSARs, RSUs and PSUs provide for accelerated vesting upon death or disability. These SSARs, RSUs and PSUs vest 100% upon death or disability, with PSUs vesting at their target number of shares. The table below sets forth the value of the Company’s obligations upon the automatic vesting of the stock-based awards of our NEOs as described above and assumes that the triggering event took place on December 31, 2020.

Name	Value of SSARs[1]	Value of Stock Awards[2]
Javier J. Rodriguez	$128,508,566	$28,806,672
Joel Ackerman	$13,301,208	$14,289,693
Michael D. Staffieri	$30,380,317	$12,828,885
Kathleen A. Waters	$8,017,403	$9,727,529
James O. Hearty	$4,974,511	$2,447,908

1	Values are based on the aggregate difference between the respective base prices and the closing sale price of our Common Stock on December 31, 2020 for the relevant awards, which was $117.40 per share, as reported by the NYSE.
2	Values are based on the aggregate number of shares underlying PSUs (at target) and RSUs for the relevant awards, multiplied by the closing sale price of our Common Stock on December 31, 2020, which was $117.40 per share, as reported by the NYSE.

For purposes of the stock-based award agreements and the table above, a “Change of Control” generally means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive, (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s Common Stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 50% of the Company’s assets are sold.

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Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of Mr. Rodriguez, our Chief Executive Officer, to the annual total compensation of our teammates.

Ratio

For 2020, based on the methodology described below:

–	The median of the annual total compensation of all of our teammates, other than Mr. Rodriguez, was $64,620.
–

As discussed below, in determining Mr. Rodriguez's annual total compensation for purposes of this calculation, SEC disclosure rules require us to include the entire grant date fair value amount of the CEO Premium-Priced SSAR Award, even though the award is intended to replace five years of grants. In addition, because we have included the value of non-discriminatory benefits in the calculation of the median teammate’s annual total compensation, Mr. Rodriguez’s annual total compensation, as reported in the 2020 Summary Compensation Table, has been adjusted to also include the value of non-discriminatory benefits. As a result of the foregoing, Mr. Rodriguez’s annual total compensation was $73,456,962 for purposes of this calculation.

–

SEC CEO Pay Ratio: Based on the information above, the ratio of the annual total compensation of Mr. Rodriguez to the median of the annual total compensation of all teammates is estimated to be 1,137 to 1.

–

Alternative Pay Ratio: The Company has also calculated an alternative pay ratio using an annualized figure for Mr. Rodriguez’s CEO Premium-Priced SSAR Award rather than the entire grant date fair value amount.[1] When calculated in this manner, Mr. Rodriguez’s adjusted 2020 compensation, including the value of non-discriminatory benefits that he received, is $18,659,396, and the alternative pay ratio of the annual total compensation of Mr. Rodriguez to the median of the annual total compensation of all teammates is estimated to be 289 to 1.

We believe the SEC CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the SEC CEO Pay Ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. In addition, given the leverage of our executive compensation program towards performance-based elements we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals as well as variability in the value of non-discriminatory benefits.

Identification of Median Teammate

We had previously selected October 31, 2019, as the date on which to identify our median teammate for 2019 (such date, the "2019 determination date"). Since the 2019 determination date and through December 31, 2020, there have been no changes in the Company’s teammate population or teammate compensation arrangements that we believe would significantly impact the pay ratio disclosure and, accordingly, our pay ratio has been calculated utilizing the same median employee from the 2019 determination date.

____________________
1 Under the alternative pay ratio calculation, we annualize Mr. Rodriguez's CEO Premium-Priced SSAR Award by (i) deducting the grant date fair value of the CEO Premium-Priced SSAR Award from the 2020 total compensation reported in the 2020 Summary Compensation Table and (ii) instead including as 2020 compensation one-fifth of the grant date fair value of the CEO Premium-Priced SSAR Award to reflect the intended five-year term of the award.

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Pay Ratio Disclosure

Our teammate population on the 2019 determination date consisted of 64,411 individuals, of which 56,751 were in the U.S. and 7,660 were outside the U.S. We excluded from the pay ratio calculation certain teammates based in non-US jurisdictions as permitted by SEC rules.2 As a result, we used a total workforce of 61,927 teammates for the median teammate calculation, of which 56,751 were in the U.S. and 5,176 were outside the U.S.

For purposes of identifying the median teammate from our teammate population base, we considered gross income, including pre-tax contributions to the Company's 401(k) and health and welfare plans, as compiled from our payroll and benefits records. We selected this measure as it captures the principal forms of compensation delivered to all of our teammates and this information is readily available with respect to our teammates. In addition, we measured compensation for purposes of determining the median teammate using the 12-month period ending on the 2019 determination date. Compensation paid in foreign currencies was converted to U.S. dollars based on a weighted average exchange rate for the relevant period.

In determining the annual total compensation of the median teammate, such teammate’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules, provided that we also, as permitted by those rules, included the value of certain non-discriminatory benefits. Variability in the value of these non-discriminatory benefits year-over-year may drive similar variability in the annual total compensation of the median teammate.

____________________
2 Relying on this rule, which permits such exclusions so long as we do not exclude more than 5% of our total teammates, we excluded a total of 2,484 teammates in the following jurisdictions in 2019: Poland (986); Portugal (468); Colombia (999); Netherlands (3); and United Kingdom (28).

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Compensation of Directors

The following table sets forth information concerning the compensation of our non-employee directors during 2020. Mr. Rodriguez serves, and Mr. Thiry, for a portion of 2020, served, as members of the Board. As executive officers of the Company, however, Mr. Rodriguez does not, and Mr. Thiry did not, receive any additional compensation for services as members of the Board.

2020 DIRECTOR COMPENSATION TABLE

				All Other
	Fees Earned	Stock Awards	SSAR Awards	Compensation	Total
Name	($)[1]	($)[2]	($)3, [4]	($)	($)
Pamela M. Arway	$266,676	$189,971	$—	$—	$456,647
Charles G. Berg	$112,500	$189,971	$—	$—	$302,471
Barbara J. Desoer	$205,000	$189,971	$—	$—	$394,971
Pascal Desroches[5]	$171,495	$205,481	$—	$—	$376,976
Paul J. Diaz	$147,747	$189,971	$—	$—	$337,718
Peter T. Grauer[5]	$71,484	$166,618	$152,752	$—	$390,854
Shawn M. Guertin[6]	$35,788	$32,060	$—	$—	$67,848
John M. Nehra	$122,500	$189,971	$—	$—	$312,471
Paula A. Price[7]	$36,522	$39,245	$—	$—	$75,767
Dr. William L. Roper[5]	$58,324	$116,766	$104,583	$—	$279,673
Phyllis R. Yale	$136,923	$189,971	$—	$—	$326,894

1.	Consists of the amounts described below under the subsection “— Annual Retainers,” “— Meeting Fees,” and “— Expense Reimbursement and Per Diem Compensation.” With respect to Ms. Arway, includes the prorated portions of the $175,000 cash retainer for service as Independent Chair and the $50,000 cash retainer for service as Chair of the Compensation Committee, respectively, in the amounts of $101,923 and $22,253, respectively. With respect to Ms. Desoer, includes the prorated portions of the $50,000 cash retainers for service as Chair of the Compliance and Quality Committee and Chair of the Compensation Committee, in the amounts of $22,253 and $27,747, respectively. With respect to Mr. Desroches, includes the prorated portion of the $50,000 cash retainer for service as Chair of the Audit Committee in the amount of $47,690. With respect to Mr. Diaz, includes the prorated portion of the $50,000 cash retainer for service as Chair of the Compliance and Quality Committee in the amount of $27,747. With respect to Mr. Grauer, includes the prorated portion of the $37,500 cash retainer for service as Lead Independent Director in the amount of $15,659. With respect to Mr. Guertin, includes the prorated portion of the $50,000 cash retainer for service as Chair of the Audit Committee in the amount of $2,310. With respect to Ms. Yale, includes a portion of the $35,000 annual cash retainer for service as the Chair of the Nominating and Governance Committee, effective June 11, 2020, in the amount of $19,423 paid pursuant to the 2020 Non-Employee Director Compensation Policy, as discussed below. With respect to Ms. Arway and Ms. Desoer, includes $10,000 and $30,000, respectively, in per diem compensation paid pursuant to the Company’s Non-Employee Director Compensation Policy for additional time spent in 2020 on Board matters.
2.	The amounts reported in this column reflect the aggregate grant date fair value of all direct stock issuance awards ("DSI") granted to our non-employee directors during 2020 as estimated by the Company in accordance with FASB ASC Topic 718. This includes four quarterly grants under the 2020 Non-Employee Director Compensation Policy granted on March 15, 2020; May 15, 2020; August 15, 2020; and November 15, 2020. With respect to Mr. Grauer, this amount also includes two quarterly grants and one prorated quarterly grant for the Lead Independent Director under the 2020 Non-Employee Director Compensation Policy granted on March 15, 2020; May 15, 2020; and June 1, 2020, respectively. Mr. Grauer and Mr. Roper each received prorated quarterly grant amounts on their last day of Board service, June 11, 2020 and Mr. Guertin and Ms. Price received prorated quarterly grants on November 15, 2020 for the quarters each joined the Board. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the relevant assumptions used in calculating the grant date fair value pursuant to FASB ASC Topic 718.
3.	As of December 31, 2020, each non-employee director had the following number of SSARs outstanding: Mr. Berg, 15,781; Ms. Desoer, 19,358; Mr. Nehra, 19,358; and Ms. Yale, 18,922. No SSAR awards were granted to non-employee directors during 2020.
4.	These amounts represent the incremental fair value under FASB ASC Topic 718 associated with the modification of Mr. Grauer's and Mr. Roper's outstanding vested SSAR awards to extend the post-termination exercise period from 90 days to the original expiration date of the SSAR awards.
5.	Messrs. Grauer and Roper stepped down from the Board at the 2020 Annual Meeting of Stockholders and Mr. Desroches stepped down from the Board, effective December 15, 2020.
6.	Mr. Guertin was appointed to the Board, effective September 15, 2020.
7.	Ms. Price was appointed to the Board, effective August 10, 2020.

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Compensation of Directors

Director Compensation Policy

Our non-employee director compensation program, which is embodied in our non-employee director compensation policy (the “Director Compensation Policy”), is designed to attract and retain highly-qualified directors and to align the interests of our directors with the long-term interests of our stockholders. The Compensation Committee is responsible for recommending to the Board the compensation of our non-employee directors. As part of this process, the Compensation Committee reviews the compensation program for our non-employee directors no less than annually and considers input from its independent compensation consultant, Compensia, regarding general market practices on director compensation as well as comparative market data for our comparator peer group, which is the same peer group used for purposes of evaluating the competitiveness of our executive compensation program. The Compensation Committee also considers feedback received on our director compensation program through engagement with our stockholders.

In consideration of the contemplated Board and Committee changes at the time, the Board approved certain changes to the Director Compensation Policy effective May 1, 2020 (the "2020 Director Compensation Policy," and the version of the Director Compensation Policy that was in effect before the 2020 Director Compensation Policy, the “Prior Director Compensation Policy”).

The following describes the compensation paid to our non-employee directors for service as a director during 2020 under the Director Compensation Policy as set forth in the table above. Directors who are current employees or officers do not receive compensation for service on the Board or any committee of the Board.

Stock-Based Compensation

Annual Grant. Under the Director Compensation Policy, each of our non-employee directors is entitled to receive Direct Stock Issuances ("DSIs") granted in four equal installments on March 15, May 15, August 15 and November 15 (each, a "Grant Date"), in an amount determined by dividing $47,500 by the closing market price of our Common Stock on the applicable Grant Date, or if the Grant Date does not fall on a trading day, then the last trading day prior to the Grant Date. The DSIs shall be prorated, as applicable, including for new directors, based on the number of days of service on the Board.

Additional Annual Grant to Lead Independent Director. Under the Prior Director Compensation Policy, the Lead Independent Director was entitled to receive DSIs granted in four equal installments on a Grant Date, in an amount determined by dividing $21,875 by the closing market price of our Common Stock on the applicable Grant Date, or if the Grant Date does not fall on a trading day, then on the last trading day prior to the Grant Date. The amount of DSIs granted to the Lead Independent Director was to be prorated, as applicable, based on the number of days of service as Lead Independent Director during the applicable calendar quarter.

If the Lead Independent Director also served as a chair of any committee of the Board, the Lead Independent Director would also be entitled to receive the additional retainer for serving as the chair of any such committee, in addition to the retainers and equity grants he or she is entitled to receive as the Lead Independent Director.

Annual Retainers

Annual Retainer. Pursuant to the Director Compensation Policy, each of our non-employee directors is entitled to receive an annual retainer of $80,000 in cash per year, paid quarterly in arrears. The quarterly retainer due to a director elected during a quarter is prorated based on the days of service on the Board during the applicable calendar quarter.

Lead Independent Director Retainer. Pursuant to the Prior Director Compensation Policy, the Lead Independent Director received an additional retainer of $37,500 in cash per year, paid quarterly in arrears. The quarterly retainer due to the Lead Independent Director during a quarter was prorated based on the days of service as Lead Independent Director during the applicable calendar quarter.

Independent Chair Retainer. Effective June 1, 2020, under the 2020 Director Compensation Policy, a director serving as the independent Chair of the Board ("Independent Chair") receives an additional retainer of $175,000 in cash per year, paid quarterly in arrears. The quarterly retainer due to the Independent Chair is to be prorated based on the number of days of service as Independent Chair during the applicable calendar quarter.

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If the Independent Chair also serves as a chair of any committee of the Board, the Independent Chair will also be entitled to receive the additional retainer for serving as the chair of any such committee, in addition to the retainer he or she is entitled to receive as the Independent Chair.

Committee Chairs Retainer. Under the Director Compensation Policy, the chairs of the Audit, Compensation and Compliance and Quality Committees receive an additional retainer of $50,000 in cash per year, paid quarterly in arrears. Under the Prior Director Compensation Policy, the chair of the Nominating and Governance Committee did not receive an additional retainer. Effective June 11, 2020, under the 2020 Director Compensation Policy, the chair of the Nominating and Governance Committee receives an additional retainer of $35,000 in cash per year, paid quarterly in arrears. The quarterly retainer due to a director elected or appointed to a Committee during a quarter is prorated based on the days of service as chair of a committee during the applicable calendar quarter.

Meeting Fees

Board Meetings. Under the Director Compensation Policy, our non-employee directors are not entitled to receive any additional compensation for regularly scheduled Board meetings.

Special Board Meetings. Non-employee directors are entitled to receive $2,500 in cash for attendance at a special meeting regardless of the duration of such meeting, unless the meeting is held telephonically, in which case the meeting must last at least approximately one hour.

Committee Meetings. For committee meetings, non-employee directors who are committee members or whose participation was requested by the chair of a committee are entitled to receive additional compensation of $2,500 in cash for attendance regardless of the duration of such meetings, unless it is a special committee meeting held telephonically, in which case the meeting must last at least approximately one hour. In the case of Audit Committee meetings related to quarterly earnings releases, additional compensation of $2,500 in cash for each such meeting is paid regardless of the duration of such meetings.

Expense Reimbursement and Per Diem Compensation

Expense Reimbursement. Under the Director Compensation Policy, we reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with their travel to and attendance at meetings of the Board or any committee thereof and other Board-related business.

Per Diem Compensation. Additionally, under the Director Compensation Policy, we compensate our non-employee directors on a per diem, hourly or other basis at a rate that is reasonable and fair to the Company as determined at the discretion of the Lead Independent Director or Independent Chair, the Board or the Compensation Committee, as applicable, for significant time spent outside of Board or committee meetings or for meetings or activities outside the scope of normal Board duties, including director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by the Lead Independent Director or Independent Chair, the Compensation Committee or the entire Board. If time expended is less than the full unit of time for which a payment rate has been set, the payment shall be made on a pro rata basis.

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Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. During 2020, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board.

Certain Relationships and Related Person Transactions

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, more than 5% beneficial owners of our Common Stock and immediate family members of these persons. We refer to any transaction, arrangement or relationship or any series of similar transactions, arrangements of relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; (ii) the Company or any of its consolidated subsidiaries is or will be a participant; and (iii) a related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transaction Policy by our Audit Committee or, if our Audit Committee determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board, by the vote of a majority of such disinterested members.

When determining whether to approve or ratify a related person transaction, the Audit Committee or the disinterested members of the Board shall consider all relevant information available concerning the related person transaction, including, without limitation, the following:

●	the size of the transaction and the amount payable to a related person;
●	the nature of the interest of the related person in the transaction;
●	whether the transaction may involve a conflict of interest;
●	whether the transaction was undertaken in the ordinary course of business of the Company;
●	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties; and
●	any other information regarding the transaction or related person that would be material to investors in light of the circumstances of the transaction.

There were no related person transactions from January 1, 2020 through the date of this Proxy Statement required to be disclosed pursuant to Item 404(a) of Regulation S-K.

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Audit Committee Report

The Audit Committee of the Board of Directors (the "Audit Committee") is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

The Audit Committee is directly responsible for the appointment and compensation of the Company’s independent registered public accounting firm, KPMG LLP ("KPMG"), as well as monitoring the independence, qualifications and performance of KPMG and the scope and effectiveness of the Company’s internal audit function. In addition, the Audit Committee has considered whether the provision of non-audit services to the Company by KPMG is compatible with maintaining KPMG’s independence.

Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and an audit of the effectiveness of internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has met and held discussions with the Company’s internal auditors and KPMG, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee engaged KPMG to conduct the independent audit for the year ended December 31, 2020. The Audit Committee reviewed and discussed with management the Company's audited consolidated financial statements, as of and for the year ended December 31, 2020. The Audit Committee also discussed with KPMG the matters required to be reviewed and discussed by applicable requirements of the PCAOB and the U.S. Securities and Exchange Commission. In addition, the Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG's communications with the Audit Committee concerning independence, and has discussed with KPMG their independence.

Based upon the Audit Committee’s reviews and discussions, referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the U.S. Securities and Exchange Commission.

THE AUDIT COMMITTEE

Shawn N. Guertin (Chair)
John M. Nehra
Paula A. Price

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Stockholder Proposals for 2022 Annual Meeting

If you wish to present a proposal for action at the 2022 Annual Meeting and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 24, 2021 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

Our Bylaws include provisions permitting, subject to certain terms and conditions, stockholders or groups of stockholders who have continuously owned at least 3% of the outstanding shares of the Company’s Common Stock for at least three consecutive years to use management’s proxy materials to nominate a number of director candidates not to exceed the greater of two or 20% of the number of directors then in office, subject to reduction in certain circumstances. If you wish to nominate a director for election at the 2022 Annual Meeting and wish to have the nominee included in the proxy statement and form of proxy that management will prepare, you must notify us no later than the close of business December 24, 2021, and no earlier than the close of business November 24, 2021. However, if we hold our 2022 Annual Meeting more than 30 days before or more than 70 days after the one-year anniversary of the date that the Company first mailed this Proxy Statement, you must notify us: (i) not earlier than the close of business on the 150th day prior to the 2022 Annual Meeting and (ii) not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting was first made. Otherwise, your nominee will not be included in management’s proxy materials. If you wish to present a proposal for action at the 2022 Annual Meeting, even though it will not be included in management’s proxy materials, or if you wish to nominate a director for election at the 2022 Annual Meeting outside of the proxy access provisions of our Bylaws, our Bylaws require that you must notify us no later than the close of business March 12, 2022, and no earlier than the close of business February 10, 2022. However, if we hold our 2022 Annual Meeting more than 30 days before or more than 70 days after the one-year anniversary of our 2021 Annual Meeting, you must notify us: (i) not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and (ii) not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting was first made.

We advise you to review our Bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal or nominee. Our Bylaws are available under the Corporate Governance section of our website, located at www.davita.com/about/corporate-governance.

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Other Matters

The Board does not know of any other matters to be presented at the Annual Meeting but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2020 Annual Report to Stockholders accompanies this Proxy Statement. The 2020 Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2020. Our Annual Report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The Annual Report on Form 10-K is not part of our proxy soliciting material. Copies of the Annual Report on Form 10-K, without exhibits, can be obtained without charge by contacting Investor Relations at the following address: Attn: Investor Relations, DaVita Inc., 2000 16th Street, Denver, Colorado 80202, 1-888-484-7505 or through our website, located at www.davita.com.

By order of the Board of Directors,

Samantha A. Caldwell
Corporate Secretary

April 23, 2021

98	Notice of 2021 Annual Meeting and Proxy Statement

Annex A

RECONCILIATION OF NON-GAAP MEASURES

Note on Non-GAAP Financial Measures

As used in this Proxy Statement, the term “adjusted” refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in this Annex A. For income measures, the term “adjusted” refers to operating performance measures that exclude certain items such as impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters and debt prepayment and refinancing charges. Adjusted operating income margin is adjusted operating income divided by consolidated revenues.

These non-GAAP or “adjusted” measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.

Specifically, management uses adjusted operating income, adjusted diluted net income per share attributable to DaVita Inc. and adjusted diluted net income from continuing operations per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated operating results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.

Finally, free cash flow from continuing operations represents net cash provided by operating activities from continuing operations less distributions to noncontrolling interests and all capital expenditures (including development capital expenditures, routine maintenance and information technology); plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions, repurchase shares and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities from continuing operations and other measures under GAAP.

It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.

Adjusted operating income:

Year ended December 31, 2020
(dollars in millions)
Operating income	$1,695
Operating charges:
Loss on changes in ownership interests, net	16
General and administrative:
Accruals for legal matters	35
Adjusted operating income	$1,746

99

Year ended December 31, 2019
(dollars in millions)
Operating income	$1,643
Operating charges:
Goodwill impairment charges	125
Adjusted operating income	$1,768

Adjusted net income, adjusted net income from continuing operations, adjusted diluted net income per share attributable to DaVita Inc. and adjusted diluted net income from continuing operations per share attributable to DaVita Inc.:

Year ended December 31, 2020
(Per share)
Net income from continuing operations attributable to DaVita Inc.	$6.39
Operating charges:
Loss on changes in ownership interests, net	0.13
General and administrative:
Accruals for legal matters	0.29
Debt prepayment, refinancing and redemption charges	0.73
Related income tax	(0.27)
Adjusted net income from continuing operations attributable to
DaVita Inc.	$7.26
Net loss from discontinued operations, net of tax	(0.08)
Adjusted net income attributable to DaVita Inc.	$7.18

Numbers may not sum or recalculate due to the presentation of rounded numbers.

Free cash flow from continuing operations:

Year ended December 31, 2020
(dollars in millions)
Net cash provided by continuing operating activities	$1,979
Less: Distributions to noncontrolling interests	(253)
Plus: Contributions from noncontrolling interests	43
Cash provided by continuing operating activities attributable to
DaVita Inc.	1,769
Less: Expenditures for routine maintenance and information
technology	(399)
Less: Expenditures for development	(275)
Plus: Proceeds from sale of self-developed properties	93
Free cash flow from continuing operations	$1,188

100	Notice of 2021 Annual Meeting and Proxy Statement

DAVITA INC.
2000 16TH STREET
DENVER, CO 80202

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on (i) June 7, 2021, for shares held through the DaVita Retirement Savings Plan or (ii) June 9, 2021 for any other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/DVA2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on (i) June 7, 2021, for shares held through the DaVita Retirement Savings Plan or (ii) June 9, 2021 for any other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D48316-P54274-Z79621	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DAVITA INC.
The Board of Directors recommends you vote FOR all director nominees named in the Proxy Statement in Proposal 1:

1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Pamela M. Arway	☐	☐	☐

	1b.	Charles G. Berg	☐	☐	☐

	1c.	Barbara J. Desoer	☐	☐	☐

	1d.	Paul J. Diaz	☐	☐	☐

	1e.	Shawn M. Guertin	☐	☐	☐

	1f.	John M. Nehra	☐	☐	☐

	1g.	Paula A. Price	☐	☐	☐

	1h.	Javier J. Rodriguez	☐	☐	☐

	1i.	Phyllis R. Yale	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2021.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 4.

4.	Stockholder proposal regarding political contributions disclosure, if properly presented at the meeting.	☐	☐	☐

NOTE: Such other business as may properly be brought before the meeting or any adjournment or postponement thereof by the presiding person of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Virtual Annual Meeting:
The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

D48317-P54274-Z79621
DAVITA INC.
PROXY
This Proxy is solicited on behalf of
the Board of Directors of DAVITA INC.

The undersigned hereby appoints Javier J. Rodriguez, Kathleen A. Waters and Samantha A. Caldwell, or any of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA INC., which the undersigned is entitled to vote at the Virtual Annual Meeting of the Stockholders of DAVITA INC., to be held at 10:00 a.m., Mountain Time, on Thursday, June 10, 2021, via live audio webcast at www.virtualshareholdermeeting.com/DVA2021, and any and all adjournments or postponements thereof by the presiding person of the Annual Meeting, on the proposals set forth on the reverse side of this Proxy.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2 and 3, and AGAINST Proposal 4. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, Javier J. Rodriguez, Kathleen A. Waters and Samantha A. Caldwell, or any of them, are authorized to vote upon such other matters as may properly come before the meeting. All Proxies to vote at said meeting or any adjournment or postponement thereof heretofore given by the undersigned are hereby revoked.

Continued and to be signed on reverse side